As filed with the Securities and Exchange Commission on April 2, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sohu.com Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	7371	98-0408469
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Level 18, Sohu.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190, People’s Republic of China

+86-10-6272-6666

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

U.S.A.

+1 (212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Timothy B. Bancroft

Goulston & Storrs PC

400 Atlantic Avenue

Boston, Massachusetts 02110

U.S.A.

+1 (617) 574-3511

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the satisfaction of all other conditions to the liquidation of Sohu.com Inc., a Delaware corporation (“Sohu Delaware”), pursuant to a plan of complete liquidation and dissolution, a copy of which is attached as Annex A to the proxy statement/prospectus forming a part of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Ordinary shares	39,478,000	$30.375	$1,199,144,250.00	$149,293.46

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 to be filed with the Securities and Exchange Commission prior to the effectiveness of this Registration Statement. Each American depositary share represents one ordinary share of the registrant.
(2)	Based on a maximum of up to approximately 39,478,000 ordinary shares of the registrant represented by American depositary shares that are expected to be distributed to the holders of shares of the common stock of Sohu Delaware on a share-for-share basis upon consummation of the liquidation of Sohu Delaware described in the proxy statement/prospectus forming a part of this Registration Statement.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, based upon the average of the high and low prices of the common stock of Sohu Delaware as reported on the NASDAQ Global Select Market on March 29, 2018.
(4)	Calculated by multiplying 0.0001245 by the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary Proxy Statement/Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary Proxy Statement/Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 2, 2018

Proxy Statement/Prospectus

Dear Sohu.com Inc. Stockholders:	April , 2018

You are cordially invited to attend a special meeting (including any adjournment or postponement thereof, the “Special Meeting”) of stockholders of Sohu.com Inc., a Delaware corporation (“Sohu Delaware”), to be held at our office at Level 2, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China, on May     , 2018 at 10:00 A.M., Beijing time.

At the Special Meeting, you will be asked to approve the dissolution of Sohu Delaware (the “Liquidation”) and adopt the Plan of Complete Liquidation and Dissolution of Sohu Delaware (the “Plan of Liquidation”) attached hereto as Annex A (the “Liquidation Proposal”). The Liquidation pursuant to the Plan of Liquidation will result in, among other things, the dissolution of Sohu Delaware, the cancellation of all outstanding shares of the common stock of Sohu Delaware, and the pro rata distribution to the stockholders of Sohu Delaware of American Depositary shares (the “ADSs”) representing ordinary shares of Sohu.com Limited, a Cayman Islands company (“Sohu Cayman”). You will also be asked to grant discretionary authority to our Board of Directors to adjourn the Special Meeting to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Liquidation Proposal.

The Liquidation will result in Sohu Cayman becoming the top-tier, publicly-traded holding company of the Sohu Group (as defined herein), which currently consists of Sohu Delaware and its subsidiaries (including Sohu Cayman) and variable interest entities. If the Liquidation is approved by our stockholders, it is anticipated that Sohu Delaware will file a Certificate of Dissolution with the Secretary of State of the State of Delaware (the time of such filing or such later effective time is set forth in the Certificate of Dissolution, the “Effective Time”) and as of the Effective Time Sohu Delaware will distribute ADSs to you as a stockholder of Sohu Delaware, each representing one ordinary share of Sohu Cayman, equal to the number of shares of the common stock of Sohu Delaware that you held immediately prior to the Effective Time. From and after the Effective Time, the Sohu Group’s business, operations, and assets will be substantially the same as they were prior to the Effective Time, except that Sohu Cayman will be the top-tier publicly-traded holding company of the Sohu Group, and ADSs representing Sohu Cayman ordinary shares will be listed and traded on the NASDAQ Global Select Market under the “SOHU” symbol in place of the shares of the common stock of Sohu Delaware.

We currently anticipate that the Effective Time will be shortly after the completion of trading on the NASDAQ Global Select Market on May     , 2018, although the Liquidation may be postponed or abandoned by our Board of Directors at any time, including after stockholder approval.

We will submit an application to NASDAQ and anticipate that, immediately following the Effective Time, the ADSs will be listed on the NASDAQ Global Select Market under the symbol “SOHU,” which is the current NASDAQ symbol for shares of the common stock of Sohu Delaware, which will be delisted as of the Effective Time and will not trade thereafter.

Commencing at the Effective Time, Sohu Cayman will become subject to the reporting requirements of the U.S. securities laws, including the mandates of the Sarbanes-Oxley Act, and to the Listing Rules of the NASDAQ Stock Market LLC (the “NASDAQ Listing Rules”), and Sohu Cayman will report consolidated financial results for the Sohu Group in U.S. dollars and in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). However, Sohu Cayman, unlike Sohu Delaware, will report as a “foreign private issuer” under the U.S. securities laws.

Generally, for U.S. federal income tax purposes (i) the Liquidation will be a taxable transaction for Sohu Delaware, (ii) stockholders of Sohu Delaware who are U.S. taxpayers can be expected to recognize gain or loss as a result of the Liquidation, and (iii) subject to certain exceptions, stockholders of Sohu Delaware who are not U.S. taxpayers are not expected to be subject to U.S. federal income tax as a result of the Liquidation, but may be subject to tax under their respective jurisdictions of domicile.

The Liquidation cannot be completed unless the Liquidation Proposal is approved by the holders of a majority of Sohu Delaware’s outstanding shares of common stock entitled to vote at the Special Meeting. The accompanying proxy statement/prospectus (the “Proxy Statement/Prospectus”) contains important detailed information about the Liquidation and the Special Meeting. The Proxy Statement/Prospectus also represents a prospectus for the offering by Sohu Cayman of the ADSs representing ordinary shares of Sohu Cayman that will be distributed to existing stockholders of Sohu Delaware upon the Liquidation. We encourage you to read the Proxy Statement/Prospectus carefully before voting, including the sections entitled “Special Note Regarding Forward-Looking Statements” on page 2 and “Risk Factors” beginning on page 14.

Our Board of Directors has determined that Liquidation is advisable and in the best interests of Sohu Delaware and our stockholders and has unanimously approved the Liquidation and the Plan of Liquidation as described in the Proxy Statement/Prospectus. Our Board of Directors recommends that you vote “FOR” the Liquidation Proposal and “FOR” the proposal to grant discretionary authority to our Board of Directors to adjourn the Special Meeting to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Liquidation Proposal. A copy of the Plan of Liquidation is attached to the Proxy Statement/Prospectus as Annex A and is incorporated herein by reference.

Holders of Sohu Delaware common stock will not be entitled to appraisal rights under Delaware law in connection with Liquidation.

Every stockholder’s vote is important to us. Whether or not you expect to attend the Special Meeting in person, we urge you to submit your proxy as soon as possible. You may submit your proxy over the Internet, by telephone, or by mail. For specific information regarding the voting of your shares, please refer to the section entitled “The Special Meeting ” beginning on page 72 of the Proxy Statement/Prospectus.

We look forward to seeing those of you who are able to attend the Special Meeting in person.

Sincerely,

Dr. Charles Zhang

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered under the accompanying Proxy Statement/Prospectus or determined if the accompanying Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Proxy Statement/Prospectus is dated April     , 2018 and is first being mailed to Sohu Delaware stockholders on or about April     , 2018.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF

SOHU.COM INC.

TO BE HELD ON May     , 2018

10:00 AM BEIJING TIME

To the Stockholders of Sohu.com Inc.:	April , 2018

We hereby notify you that a special meeting of the stockholders (including any adjournment or postponement thereof, the “Special Meeting”) of Sohu.com Inc., a Delaware corporation (“Sohu Delaware,” “we,” or “us”), will be held at our office at Level 2, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China, on                     , May    , 2018 at 10:00 A.M., Beijing time, for the purpose of considering and acting upon the following matters, all as described in the accompanying proxy statement/prospectus (the “Proxy Statement/Prospectus”):

1.	To approve the dissolution of Sohu Delaware (the “Liquidation”) and to adopt the plan of complete liquidation and dissolution of Sohu Delaware (the “Plan of Liquidation”), a copy of which is attached to the Proxy Statement/Prospectus as Annex A, pursuant to which, among other things Sohu Delaware will be dissolved; all outstanding shares of the common stock of Sohu Delaware will be cancelled, and American Depositary shares (the “ADSs”) representing ordinary shares of Sohu.com Limited, a Cayman Islands company (“Sohu Cayman”), will be distributed to the stockholders of Sohu Delaware on a pro rata basis (the “Liquidation Proposal”); and

2.	To grant discretionary authority to the Board of Directors of Sohu Delaware to adjourn the Special Meeting, even if a quorum is present, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Liquidation Proposal.

The Plan of Liquidation, the transactions involved in effecting the Liquidation pursuant to the Plan of Liquidation, the results of the Liquidation, and the reasons for the Liquidation are described in detail in the Proxy Statement/Prospectus.

Our Board of Directors has set the close of business on Tuesday, April 10, 2018, as the Record Date (the “Record Date”) for the purpose of determining the holders of our common stock entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof, and only stockholders of record on that date are entitled to notice of, and to vote at, the Special Meeting.

By order of the Board of Directors,

Timothy B. Bancroft

Secretary

i

CONVENTIONS

Unless stated otherwise, all references in this proxy Statement/prospectus (this “Proxy Statement/Prospectus”) to:

“ADSs” are to American depositary shares representing Sohu Cayman ordinary shares;

the “Code” are to the U.S. Internal Revenue Code of 1986, as amended;

the “Depositary” are to The Bank of New York Mellon, which will be the depositary bank for Sohu Cayman’s ADSs;

the “DGCL” are to the General Corporation Law of the State of Delaware, as the same may be amended from time to time;

the “Effective Time” are to the effective time of the Liquidation, which will be the time when we file with the Secretary of State of Delaware a Certificate of Dissolution for Sohu Delaware or such later effective time as is set forth in the Certificate of Dissolution;

the “Exchange Agent” are to The Bank of New York Mellon, which will act as exchange agent in connection with the delivery of the ADSs at the Effective Time;

“Memorandum and Articles” are to Sohu Cayman’s amended and restated memorandum of association and articles of association as they will be in effect upon the Liquidation;

the “PRC” are to the People’s Republic of China, not including, for purposes of this Proxy Statement/Prospectus, Hong Kong, Macau, and Taiwan;

“Sohu Cayman” are to Sohu.com Limited, a Cayman Islands company;

“Sohu Delaware” are to Sohu.com Inc., a Delaware corporation; and

the “Sohu Group” are to, prior to the Liquidation, Sohu Delaware and its subsidiaries and variable interest entities and, following the Liquidation, to Sohu Cayman and its subsidiaries and variable interest entities.

Except where indicated or the context requires otherwise, we also may refer to, prior to the Effective Time, Sohu Delaware and, from and after the Effective Time, Sohu Cayman, which will succeed Sohu Delaware as the top-tier, publicly-traded holding company of the Sohu Group, as “our company,” “we,” “us,” or “our.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) in the section entitled “The Liquidation” and elsewhere throughout this Proxy Statement/Prospectus. Forward-looking statements include, without limitation, statements regarding our expectations, beliefs, intentions, or future strategies that are signified by the words “expect,” “anticipate,” “intend,” “believe,” or similar language, and any statements regarding the benefits of the Liquidation, or regarding Sohu Cayman’s or Sohu Delaware’s future business, financial condition, and results of operations are also forward-looking statements. All forward-looking statements included in this Proxy Statement/Prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Plan of Liquidation and Liquidation, and our business and financial performance, are subject to substantial risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. In evaluating the Liquidation and our business, you should carefully consider the information set forth under the heading “Risk Factors” in this Proxy Statement/Prospectus and the risk factors discussed in Part I, Item 1A “Risk Factors” of our Form 10-K and in our subsequent reports filed pursuant to the Exchange Act, which are incorporated by reference into this Proxy Statement/Prospectus.

QUESTIONS AND ANSWERS ABOUT

THIS PROXY STATEMENT/PROSPECTUS, VOTING, AND THE LIQUIDATION

The following questions and answers are intended to address briefly questions you may have concerning this Proxy Statement/Prospectus and related proxy materials, voting at the Special Meeting, the Plan of Liquidation, and the Liquidation. We urge you to read carefully the remainder of this Proxy Statement/Prospectus because the information in this section does not provide all the information that might be important to you. Additional important information is also contained in the annexes to this Proxy Statement/Prospectus.

Questions and Answers Regarding the Special Meeting and Voting

Q:	Why am I receiving this Proxy Statement/Prospectus?

A:	This Proxy Statement/Prospectus represents both a proxy statement of Sohu Delaware and a prospectus of Sohu Cayman. We are sending you this Proxy Statement/Prospectus and the accompanying proxy card because the Board of Directors of Sohu Delaware (the “Sohu Delaware Board”) is soliciting your proxy to vote at the Special Meeting, and Sohu Cayman is offering the ADSs representing ordinary shares of Sohu Cayman that you will receive in connection with the Liquidation following the cancellation of your shares of common stock of Sohu Delaware. You are invited to attend the Special Meeting to vote on the proposals described in this Proxy Statement/Prospectus. However, you do not need to attend the Special Meeting to vote your shares of Sohu Delaware common stock. Instead, you may simply complete, sign, and return the enclosed proxy card, or follow the instructions below to submit your proxy over the Internet or by telephone.

Q:	Who is entitled to vote at the Special Meeting?

A:	Only stockholders of record of Sohu Delaware at the close of business on April 10, 2018, the record date for the Special Meeting (the “Record Date”), will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were shares of common stock of Sohu Delaware outstanding and entitled to vote. If at the close of business on the Record Date your shares were registered directly in your name with Sohu Delaware’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to fill out and return the enclosed proxy card or submit your proxy over the Internet or by telephone as instructed below to ensure your vote is counted. If at the close of business on the Record Date your shares of common stock of Sohu Delaware were not held in your name, but rather were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and this Proxy Statement/Prospectus and the related proxy card are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting. However, if you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:	What am I being asked to vote on?

A:	You are being asked to approve the Liquidation Proposal, including, among other things, the dissolution of Sohu Delaware, the cancellation of your shares of common stock of Sohu Delaware, and your receipt of ADSs representing ordinary shares of Sohu Cayman, pursuant to the Plan of Liquidation attached as Annex A to this Proxy Statement/Prospectus. If implemented, the Plan of Liquidation and the Liquidation will effect the complete liquidation and dissolution of Sohu Delaware, and result in the domicile of the top-tier, publicly-traded holding company of the Sohu Group changing from Delaware to the Cayman Islands. The change in domicile will result in your owning ADSs representing ordinary shares of Sohu Cayman instead of shares of common stock of Sohu Delaware.

In addition, you are being asked to approve a proposal to adjourn the Special Meeting to another date, time, or place, if necessary for the purpose of soliciting additional proxies to vote in favor of the Liquidation Proposal.

Q:	When and where will the vote take place?

A:	The Special Meeting of our stockholders will be held at 10:00 AM, Beijing time, on May , 2018, at the offices of Sohu.com Inc., Level 2, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.

Q:	How do I vote?

A:	We urge you to submit your proxy, whether or not you plan to attend the Special Meeting in person. All Sohu Delaware shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for or against, or abstain with respect to, each of the proposals. Submitting your by proxy will not affect your right to attend the Special Meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare, or if you have stock certificates registered in your name, you may submit your proxy or vote:

•	By Internet or by telephone. To submit your proxy by Internet or telephone, follow the instructions included in the proxy card.

•	By mail. You can submit your proxy by mail by completing, signing, dating, and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the recommendations of the Sohu Delaware Board as noted below.

•	In person at the meeting. If you attend the Special Meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the Special Meeting.

Telephone and Internet facilities for submitting your proxy for stockholders of record will be available 24-hours per day and will open at 10:00 AM U.S. Eastern Time on May    , 2018 and close at 10:00 PM U.S. Eastern Time on May    , 2018.

If your shares are held in “street name,” you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet facilities for submitting your proxies also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the meeting, you must contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Special Meeting in order to vote.

Q:	What if I return a proxy card but do not make specific choices?

A:	If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the Liquidation Proposal and “FOR” the meeting adjournment proposal.

Q:	Who is paying for the solicitation of proxies?

A:

We will bear the cost of soliciting proxies. Solicitations may be made by mail, personal interview, telephone, email, or otherwise by our directors, officers and employees, without additional compensation for such solicitation activities. We have made arrangements with Georgeson LLC at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104 to assist with the solicitation of proxies. We are required to request that brokers and nominees who hold shares of common stock of Sohu Delaware in their names furnish this Proxy Statement/Prospectus and the related proxy card to the beneficial owners of the shares, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules. The estimated cost of soliciting proxies is not expected to exceed $50,000.

Q:	How may I change my vote after submitting my proxy?

A:	If you submit your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

•	by submitting a later proxy by Internet or by telephone as instructed above;

•	if you have submitted a printed proxy card, by signing a new proxy card with a date later than your previously delivered proxy card and submitting it as instructed above;

•	by sending to Eric Yuan, Director of Investor Relations, before the Special Meeting a written instrument revoking your previous proxy; or

•	by attending the Special Meeting in person and voting in person. Attending the Special Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Your most current voting instructions, whether by telephone, Internet, mail, or proxy card, is the one that will be counted.

Q:	What vote is required to approve each proposal and how are votes counted?

A:	The Liquidation Proposal will be approved if it receives the affirmative vote of a majority of the outstanding shares of the common stock of Sohu Delaware. Banks and brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

Approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of Sohu Delaware which are present in person or by proxy and entitled to vote on the proposal. Broker non-votes will have no effect on the results of this vote. Abstentions will have same effect as a vote against the proposal. Banks and brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal.

Questions and Answers Regarding the Liquidation

Q:	Why does Sohu Delaware want to carry out the Liquidation?

A:	The Sohu Group has no operations, management, or employees in the U.S., and conducts a substantial majority of its business in the PRC. In view of this, the Sohu Delaware Board believes that there is not a good reason for the top-tier holding company of the Sohu Group to be domiciled in the U.S., and that the Liquidation and resulting domicile of the Sohu Group’s top-tier, publicly-traded holding company in the Cayman Islands will simplify our organizational structure, reduce the administrative and economic burdens associated with having a two-tier holding company structure, permit Sohu Cayman to avail itself of the relatively less burdensome SEC reporting obligations afforded to companies domiciled outside of the U.S. that qualify as foreign private issuers, and reduce the economic, compliance, and audit burdens associated with having a top-tier holding company that is subject to U.S. corporate income tax. We also believe that having a top-tier holding company that is not domiciled in the U.S. will place us on the same footing as our major competitors, most of which have top-tier holding companies domiciled in the Cayman Islands. In addition, the Sohu Delaware Board believes that there may be certain non-U.S. investors who are deterred from investing in the Sohu Group because they do not wish to invest in a U.S.-domiciled company that does not have any U.S. operations or other presence in the U.S., other than its domicile.

Q:	What will I receive in the Liquidation when my Sohu Delaware shares are cancelled?

A:	At the Effective Time, Sohu Delaware will distribute ADSs representing all of the outstanding ordinary shares of Sohu Cayman pro rata to Sohu Delaware’s existing stockholders on a share-for-share basis. Each ADS will represent one ordinary share of Sohu Cayman.

The Bank of New York Mellon, as depositary (the “Depositary”), will be the holder of record of the ordinary shares of Sohu Cayman represented by the ADSs. As a holder of ADSs representing ordinary shares, you will have the rights set forth in a deposit agreement (the “Deposit Agreement”) among Sohu Cayman, the Depositary, and you (by virtue of your acceptance of ADSs).

Although you will not be a registered shareholder of Sohu Cayman and will not have direct shareholder rights in Sohu Cayman, through your ownership of ADSs, you generally will be entitled to some, but not all, of the rights of a shareholder of Sohu Cayman. The exercise of certain rights may require you to surrender your ADSs and withdraw the underlying ordinary shares from the Depositary. These ADS arrangements are substantially comparable to market standard arrangements for listing and trading of the ordinary shares of Cayman Island companies on the NASDAQ Global Select Market and other stock exchanges in the United States.

For a more complete description of what Sohu Delaware stockholders will be entitled to receive pursuant to the Liquidation, see “The Liquidation – The Plan of Liquidation.”

Q:	Can you provide a simplified structure chart of the Sohu Group before and after the Liquidation that will illustrate the effect of the Liquidation on the Sohu Group’s ownership structure?

A:

Q:	What must I do to receive the ADSs that I will be entitled to as a result of the Liquidation?

A:	If you are a beneficial holder of Sohu Delaware shares held in “street name” through a bank, broker, or other financial institution, you will not be required to take any action if the Liquidation is approved and effective. After the Effective Time, your ownership of ADSs representing ordinary shares of Sohu Cayman will be recorded in book-entry form by your broker or the trustee, as applicable. If you are currently a beneficial holder, there will be no need for any additional action on your part.

If you hold Sohu Delaware stock certificates you will be sent a letter of transmittal that is to be used to surrender your Sohu Delaware stock certificates and to request that ADSs be issued to you. The letter of transmittal will contain instructions explaining the procedure for surrendering your Sohu Delaware stock certificates and requesting ADSs. You will not receive the letter of transmittal until shortly after the Special Meeting. You should not return stock certificates with the enclosed proxy card.

Q:	Will the Liquidation dilute my economic interest in the Sohu Group?

A:	No. Immediately after the Effective Time, your relative economic ownership in the Sohu Group through Sohu Cayman will be the same as your relative economic ownership in the Sohu Group through Sohu Delaware immediately prior to the Effective Time.

Q:	What are the material U.S. federal income tax consequences of the Liquidation?

A:

Sohu Delaware will recognize gain for U.S. federal income tax purposes on the distribution of ADSs representing ordinary shares of Sohu Cayman to Sohu Delaware stockholders in the Liquidation as if such ordinary shares of Sohu Cayman, all of which are held by Sohu Delaware as of the date of this Proxy Statement/Prospectus and will be held by Sohu Delaware until the Effective Time, had been sold by Sohu Delaware for a price equal to the fair market value of such ordinary shares as of the Effective Time. The amount of the gain generally will be equal to the difference between such fair market value and Sohu Delaware’s adjusted basis in such ordinary shares of Sohu Cayman for U.S. corporate income tax purposes. See “Material Tax Considerations – U.S. Federal Income Tax Considerations – Tax Consequences of the Liquidation to Sohu Delaware.”

Recent U.S. federal tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the “U.S. Tax Reform”), was signed into law on December 22, 2017. The U.S. Tax Reform significantly modified the Code. In relevant part, the U.S. Tax Reform migrates the U.S. corporate tax system to a partial territorial tax system with a one-time transition tax on a mandatory deemed repatriation of previously deferred foreign earnings of certain foreign subsidiaries. Taxpayers generally may elect to pay the one-time transition tax over eight years, or in a single lump-sum payment. As a result of the liquidation, any liability of Sohu Delaware for the one-time transition tax (the “Toll Charge”) will be due and payable three and one-half months after the Effective Time, and the election to pay the tax over an eight year period will not be available to Sohu Delaware. In addition, the adjusted basis that Sohu Delaware has in the Sohu Cayman ordinary shares may be increased to the extent of the Toll Charge, which would reduce the amount of the gain that would otherwise be recognized by Sohu Delaware upon the Liquidation.

Generally, a Sohu Delaware stockholder who is a U.S. taxpayer will recognize gain or loss as a result of the Liquidation equal to the difference, if any, between the fair market value of ADSs representing Sohu Cayman ordinary shares that such stockholder receives in the Liquidation and such stockholder’s adjusted tax basis in the stockholder’s Sohu Delaware common stock that are cancelled in connection with the Liquidation. See “Material Tax Considerations – U.S. Federal Income Tax Considerations – Tax Consequences of the Liquidation to U.S. Holders of Sohu Delaware Shares.”

We believe that Sohu Cayman may be treated as a passive-foreign investment company (a “PFIC”) for U.S. tax purposes following the completion of the Liquidation. Holding shares in a company during any year that the company is treated as a PFIC can have certain adverse consequences for U.S. taxpayers. See “Material Tax Considerations – U.S. Federal Income Tax Considerations – Tax Consequences of the Liquidation to U.S. Holders of Sohu Delaware Shares – Passive Foreign Investment Company Rules.”

The tax treatment of the Liquidation for stockholders of Sohu Delaware who are citizens or residents of, or are otherwise subject to taxation in, a jurisdiction other than the U.S. will depend on the applicable tax laws in that country.

We urge you to consult your own tax advisor prior to the Special Meeting regarding the particular tax considerations of the Liquidation for you.

Q:	When do you expect the Liquidation to be completed?

A:	If the Sohu Delaware stockholders approve the Liquidation Proposal at the Special Meeting, we expect the Effective Time to occur after the close of trading of Sohu Delaware shares on the NASDAQ Global Select Market, approximately two days after the Special Meeting. See “ The Liquidation – Effective Time.”

Q:	Are Sohu Delaware stockholders entitled to appraisal rights in connection with the Liquidation?

A:	No. Under the DGCL, you will not have appraisal rights in connection with the Liquidation.

Q:	Will I be able to trade my Sohu Delaware shares until the effective time of the Liquidation?

A:	Yes. Shares of Sohu Delaware common stock will continue trading on the NASDAQ Global Select Market until the close of trading on the day of the Effective Time.

Q:	Will the Sohu Cayman ADSs be listed and publicly traded on the NASDAQ Global Select Market?

A:	Yes. We expect the Sohu Cayman ADSs to be listed and publicly traded on the NASDAQ Global Select Market under the trading symbol “SOHU” beginning on the first trading day following the Effective Time. Sohu Delaware’s common stock will be cancelled and de-listed from the NASDAQ Global Select Market at the Effective Time.

Q.	What types of information and reports will Sohu Cayman make available following the Liquidation?

A:	Following the Effective Time, Sohu Cayman will be a “foreign private issuer” under U.S. securities laws, and will be subject to reduced annual and periodic reporting requirements compared to a domestic issuer such as Sohu Delaware. Sohu Delaware is required to file Annual Reports on Form 10-K, Quarterly Reports on 10-Q, and Current Reports on Form 8-K, and is subject to the proxy statement filing and distribution requirements of the Exchange Act. Sohu Cayman’s reporting requirements will be limited to filing with the SEC an Annual Report on Form 20-F and furnishing to the SEC reports on Form 6-K with respect to material information that Sohu Cayman (i) makes public or is required to make public pursuant to the laws of the Cayman Islands, (ii) files or is required to file with NASDAQ and which NASDAQ makes public, or (iii) distributes or is required to distribute to the holders of its ADSs or ordinary shares. Sohu Cayman will not be subject to the proxy statement filing and distribution requirements of the Exchange Act. In addition, directors, executive officers, and holders of more than 10% of the outstanding shares of common stock of Sohu Delaware are subject to the reporting and short-swing profit disgorgement provisions of Section 16 of the Exchange Act. Sohu Cayman directors, executive officers, and holders of more than 10% of its outstanding ordinary shares will not be subject to Section 16 of the Exchange Act. See “Comparison of Rights of Sohu Delaware Stockholders and Sohu Cayman Shareholders – Reporting Requirements.”

Q:	Will the Liquidation result in any significant change in the business operations of the Sohu Group?

A:	No. The Liquidation will not cause any change in the day-to-day business operations of the Sohu Group.

Q:	Where can I find more information about Sohu Delaware and Sohu Cayman?

A:	In addition to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, you will find instructions on how to find more information concerning Sohu Delaware and Sohu Cayman in the section entitled “Where You Can Find More Information” on page 75 of this Proxy Statement/Prospectus.

Q:	Who can help to answer additional questions I might have?

A:	If you have any additional questions about the Plan of Liquidation or the Liquidation, or if you need additional copies of this Proxy Statement/Prospectus or of the proxy card, please contact:

Eric Yuan

Sohu.com Inc.

Level 18, Sohu.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190, People’s Republic of China

+8610-6272-6593

Email: ir@contact.sohu.com

SUMMARY

This summary, together with the section entitled “Questions and Answers About this Proxy Statement/Prospectus, Voting, and the Liquidation” immediately preceding this summary, provides a summary of certain of the terms of and steps involved in the Plan of Liquidation and the Liquidation. These sections highlight selected information contained in this Proxy Statement/Prospectus and may not include all the information that is important to you. To better understand the proposed Liquidation, and the risks associated with the Liquidation, and for a more complete description of the legal terms of the Liquidation, you should read this entire Proxy Statement/Prospectus carefully, as well as those additional documents to which we refer you. Also see “Where You Can Find More Information” beginning on page 75.

This Proxy Statement/Prospectus constitutes both a proxy statement of Sohu Delaware for the purpose of soliciting proxies for the Special Meeting and a prospectus of Sohu Cayman with respect to the offer by Sohu Cayman of the ADSs representing Sohu Cayman ordinary shares to be issued in connection with the Liquidation.

Structure of the Liquidation (see page 18)

The Liquidation, if approved and effected, will have the effect of changing the place of incorporation of the top-tier publicly-traded holding company of the Sohu Group from Delaware to the Cayman Islands through the pro-rata distribution of Sohu Delaware’s shares in Sohu Cayman, in the form of ADSs representing all of the outstanding shares of Sohu Cayman, to Sohu Delaware’s existing stockholders in complete liquidation and dissolution of Sohu Delaware. A copy of the Plan of Liquidation is attached as Annex A to this Proxy Statement/Prospectus.

Pursuant to the Plan of Liquidation, Sohu Delaware will distribute in the Liquidation 100% of the Sohu Cayman ordinary shares outstanding immediately prior to the Liquidation to the holders of the shares of Sohu Delaware common stock outstanding immediately prior to the Liquidation on a share-for-share basis. The Sohu Cayman ordinary shares distributed to Sohu Delaware’s stockholders will be distributed in the form of ADSs, each of which will represent one Sohu Cayman ordinary share. Sohu Delaware is a holding company without any operations. Immediately prior to the Liquidation, Sohu Delaware’s assets are expected to consist solely of 100% of the outstanding ordinary shares of Sohu Cayman. Sohu Cayman has agreed with Sohu Delaware to accept the assignment from Sohu Delaware, and to assume, all liabilities of Sohu Delaware outstanding as of the Effective Time.

Immediately following the Liquidation, Sohu Cayman will be the top-tier, publicly-traded holding company of the Sohu Group, and the Sohu Delaware stockholders as of immediately prior to the Liquidation will be shareholders of Sohu Cayman through ownership of the ADSs and will have the same relative economic interest in the Sohu Group as they did immediately prior to the Liquidation. Immediately following the Liquidation, Sohu Cayman and its subsidiaries and variable interest entities will continue to conduct the same businesses that Sohu Delaware and its subsidiaries and variable interest entities conducted immediately prior to the Liquidation.

Following the Liquidation, the ADSs of Sohu Cayman will be listed for trading on the NASDAQ Global Select Market under the symbol “SOHU,” in place of the shares of the common stock of Sohu Delaware.

Reasons for the Liquidation (see page 19)

We believe that the Liquidation and the resulting domicile in the Cayman Islands of the top-tier holding company of the Sohu Group will allow us to realize a variety of potential business, financial, and strategic benefits. In particular, the Sohu Delaware Board is recommending the Liquidation of Sohu Delaware because it should permit us to (i) simplify our corporate structure, (ii) reduce our SEC reporting requirements and related expenses, (iii) create a more efficient worldwide tax structure for the Sohu Group, (iv) eliminate the administrative and financial costs of compliance with U.S. corporate tax laws, (v) possibly reduce the amount of the one-time Toll Charge, and (vi) possibly enjoy an expanded shareholder base.

Certain Negative Aspects of the Liquidation (see page 20)

There are some aspects of the Liquidation that could be negative, including that (i) it will be a taxable exchange for stockholders who are U.S. taxpayers; (ii) it will be a taxable transaction for Sohu Delaware, (iii) the Toll Charge, which in the absence of the Liquidation would be payable over eight years beginning in April 2019, will instead be due and payable, in full, three and one-half months after the Effective Time; (iv) a majority of the expenses of the Liquidation, which we currently estimate will total approximately $9.5 million, will be incurred prior to the Effective Time, and expenses incurred prior to the Effective Time will be payable regardless of whether the Liquidation is completed, (v) Sohu Cayman, as a “foreign private issuer,” will be subject to reduced SEC reporting requirements as compared to Sohu Delaware, which means that holders of ADSs of Sohu Cayman could receive less complete and timely information concerning the Sohu Group than they did prior to the Liquidation, (vi) holders of the ADSs may have reduced rights under Cayman Islands law as compared to their rights as holders of shares of common stock of Sohu Delaware under Delaware law; and (vii) Sohu Cayman may be a PFIC under U.S. tax laws following the Liquidation, which could have adverse U.S. tax consequences for holders of the ADSs who are U.S. Holders (as defined below).

Effective Time (see page 21)

The Effective Time will be the time when we will file with the Secretary of State of Delaware a Certificate of Dissolution for Sohu Delaware or such later effective time as is set forth in the Certificate of Dissolution. We currently expect that the Effective Time will occur after the closing of trading on NASDAQ on the second full trading day following the Special Meeting, assuming the Sohu Delaware stockholders approve the Liquidation Proposal.

Termination of the Plan of Liquidation (see page 21)

The Plan of Liquidation may be terminated and the Liquidation abandoned at the discretion of the Sohu Delaware Board at any time prior to the Effective Time, whether before or after the Special Meeting and whether or not the Liquidation Proposal has been approved by the stockholders of Sohu Delaware at the Special Meeting.

Recommendation of the Sohu Delaware Board (see page 21)

The Sohu Delaware Board has unanimously approved the Plan of Liquidation and the Liquidation and determined that they are in the best interests of Sohu Delaware and its stockholders.

Prior to approving the Plan of Liquidation and the Liquidation, the Sohu Delaware Board discussed the rationale and potential benefits of the Plan of Liquidation and the Liquidation, which have been summarized above under “Reasons for the Liquidation.” The Sohu Delaware Board also noted potential disadvantages with respect to the Liquidation. For further information, see “The Liquidation – Certain Negative Aspects of the Liquidation.”

Having considered the above factors, the Sohu Delaware Board determined that the potential medium- and long-term advantages of completing the Liquidation outweigh any possible negative effects. Accordingly, the Sohu Delaware Board recommend that you vote “FOR” the approval of the Liquidation Proposal and “FOR” granting discretionary authority to the Sohu Delaware Board to adjourn the Special Meeting, even if a quorum is present, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Liquidation Proposal.

Stockholder Vote Required (see page 22)

Approval of the Liquidation Proposal requires the affirmative vote of holders of a majority of the outstanding shares of common stock of Sohu Delaware. Approval of the proposal to grant discretionary authority to the Sohu Delaware Board to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of Sohu Delaware that are present in person or by proxy and entitled to vote on the proposal.

Voting Power of Sohu Delaware Directors and Executive Officers (see page 73)

As of the Record Date, Sohu Delaware’s executive officers and directors and their respective affiliates, as a group, beneficially owned approximately                      outstanding shares of Sohu Delaware common stock, representing             % of the total voting power of Sohu Delaware common stock. We do not believe that the interests of our executive officers and directors differ in any significant respects from those of other stockholders of Sohu Delaware in general in connection with the Plan of Liquidation and the Liquidation.

Market Price (see page 23)

On March 29, 2018, the last trading day before Sohu Delaware first publicly announced the Plan of Liquidation and proposed Liquidation, the closing price of shares of Sohu Delaware common stock on the NASDAQ Global Select Market was $30.92 per share. On April     , 2018, the closing price of such shares on the NASDAQ Global Select Market was $            .

Material U.S. Federal Income Tax Considerations (see page 26)

Generally, for U.S. federal income tax purposes, Sohu Delaware stockholders who are U.S. Holders will recognize gain or loss as a result of the Liquidation. A U.S. Holder will generally recognize gain or loss equal to the difference, if any, between the fair market value of the Sohu Cayman ADSs received in the Liquidation and such U.S. Holder’s adjusted tax basis in the stockholder’s shares of Sohu Delaware common stock cancelled in the Liquidation. Generally, any such gain should be capital gain. As we do not expect Sohu Delaware to have any assets available for distribution to stockholders in the Liquidation other than the ordinary shares of Sohu Cayman to be represented by the ADSs, a U.S. Holder who incurs a potential U.S. federal income tax liability as a result of the Liquidation should not expect to receive any cash in the Liquidation that could be used to cover any such potential liability.

Subject to certain exceptions, stockholders of Sohu Delaware who are Non-U.S. Holders (as defined below) generally will not be subject to U.S. federal income tax as a result of the Liquidation.

The tax treatment of the Liquidation for stockholders of Sohu Delaware who are citizens or residents of, or are otherwise subject to taxation in, a jurisdiction other than the U.S. will depend on the applicable tax laws in that country.

Sohu Cayman may be a PFIC under U.S. tax laws following the Liquidation, which could have adverse U.S. tax consequences for holders of the ADSs who are U.S. taxpayers.

Sohu Delaware will recognize gain for U.S. federal income tax purposes on the distribution of the ADSs in the Liquidation as if all of the ordinary shares of Sohu Cayman had been sold by Sohu Delaware for a price equal to the fair market value of such ordinary shares as of the Effective Time. The amount of gain or loss will equal the difference between such ordinary shares’ fair market value at the Effective Time and the adjusted basis that Sohu Delaware has in such ordinary shares.

We urge you to consult your own tax advisors regarding your particular tax circumstances.

Regulatory Matters (see page 23)

We do not expect the Liquidation to be subject to any U.S. or foreign regulatory requirements, other than the filing with the SEC of the Registration Statement on Form F-4 of which this Proxy Statement/Prospectus forms a part, the filing with the SEC of this Proxy Statement/Prospectus, the filing with the SEC of a Registration Statement on Form F-6 with respect to the ADSs, the filing of a Certificate of Dissolution with the Secretary of State of Delaware, and the filing with the SEC of documents pertaining to the termination of the registration of Sohu Delaware’s common stock under Section 12(b) of the Exchange Act and the termination of the listing of Sohu Delaware’s shares on NASDAQ.

Risk Factors (see page 14)

The Liquidation involves certain risks. See “Risk Factors” beginning on page 14.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

We are incorporating by reference into this Proxy Statement/Prospectus the selected consolidated financial data of Sohu Delaware as of and for the years ended December 31, 2013 through 2017 included in Part II Item 6 of our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this Proxy Statement/Prospectus. The selected financial data are derived from our audited consolidated financial statements and their accompanying notes, which were prepared and presented in accordance with U.S. GAAP. The selected historical consolidated financial data should be read in conjunction with the consolidated financial statements of Sohu Delaware and their accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2017, and other financial information incorporated by reference into this Proxy Statement/Prospectus.

We are not including separate financial data of Sohu Cayman in this Proxy Statement/Prospectus because Sohu Cayman has been wholly-owned by Sohu Delaware throughout the years presented, and does not have any operations or assets other than those held by Sohu Delaware through its ownership of Sohu Cayman. The historical results of Sohu Delaware do not necessarily indicate results to be expected for Sohu Delaware or Sohu Cayman for any future period.

SUMMARY PRO FORMA FINANCIAL DATA

Pro forma financial statements are not presented in this Proxy Statement/Prospectus because no significant pro forma adjustments are required to be made to the historical audited consolidated financial statements of Sohu Delaware for the year ended December 31, 2017.

Total expenses incurred in connection with the Liquidation are currently estimated to be approximately $9.5 million and will be expensed as incurred. Although the Liquidation will result in the elimination of Sohu Delaware as the holding company of the Sohu Group, the Liquidation should have no material impact on the Sohu Group’s financial condition or results of operations, other than (i) potential reduction of the Toll Charge and (ii) acceleration of the Toll Charge, which will be due three and one-half months after the Effective Time, rather than payable over eight years beginning in April 2019, which would be the case in the absence of the Liquidation. See “Material Tax Considerations – U.S. Federal Income Tax Considerations – Tax Consequences of the Liquidation to Sohu Delaware.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We are incorporating by reference into this Proxy Statement/Prospectus “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Part II Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this Proxy Statement/Prospectus.

RIS K FACTORS

You should consider carefully the risks described below, in addition to the other information in this Proxy Statement/Prospectus. You should also review carefully the risk factors discussed in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2017 and in our subsequent reports filed pursuant to the Exchange Act and incorporated by reference herein, as they discuss risks affecting our business generally that could cause our actual results to differ materially from those included in the forward-looking statements contained or incorporated by reference into this Proxy Statement/Prospectus.

The IRS could challenge the position taken by Sohu Delaware with respect to its adjusted basis in the ordinary shares of Sohu Cayman and the fair market value of such ordinary shares as of the Effective Time

If the IRS were to challenge the position taken by Sohu Delaware with respect to its adjusted basis in the ordinary shares of Sohu Cayman and the fair market value of such ordinary shares as of the Effective Time, and the IRS was successful in that challenge, Sohu Cayman, as a result of its contractual assumption of Sohu Delaware’s liabilities following the Liquidation, could incur a material amount of United States federal income tax liability as a result of the Liquidation. A more detailed discussion of the material United States federal income tax consequences of the reorganization to Sohu Delaware is set forth under the heading “Material Tax Considerations – U.S. Federal Income Tax Considerations – Tax Consequences of the Liquidation to Sohu Delaware.”

There is a risk that the IRS could claim that Sohu Cayman should be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the Liquidation

Section 7874(b) of the Code (“Section 7874(b)”) generally provides that a corporation organized outside the U.S. that acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the U.S. will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the Liquidation, then Sohu Cayman would be subject to U.S. federal income tax on the Sohu Group’s worldwide taxable income following the Liquidation as if Sohu Cayman were a U.S. domestic corporation.

Although we believe that Sohu Cayman should not be treated as a domestic corporation for U.S. federal income tax purposes under Section 7874(b), it is possible that the IRS would assert that Sohu Cayman is subject to U.S. federal income tax on its worldwide income after the Liquidation. Sohu Cayman’s being treated as a domestic corporation for U.S. federal income tax purposes under Section 7874(b) could result in significantly greater U.S. federal income tax liability to us.

The Liquidation may not allow us to maintain a competitive worldwide effective corporate tax rate

Although we hope that the Liquidation will reduce our worldwide effective tax rate, we cannot be certain as to the amount of worldwide taxes we will be required to pay as a result of or after the Liquidation. The amount of taxes we will pay will depend in part on our treatment by the taxing authorities in the PRC and other jurisdictions in which we operate. In addition, the tax laws of the PRC and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate.

U.S. tax law changes could adversely affect Sohu Cayman and its shareholders

Our analysis of the U.S. tax effects of the Liquidation is based largely on an analysis of the U.S. Tax Reform, which was only recently enacted, and as to which there exists very little guidance. It is possible that there will be future regulations or guidance issued by the U.S. Department of the Treasury that take positions that are contrary to our conclusions as to the U.S. tax impact of the Liquidation.

In addition, changes in tax laws, treaties, or regulations or the interpretation or enforcement thereof could adversely affect the tax consequences of the Liquidation.

We urge you to consult your own tax advisor regarding your particular tax circumstances and the tax impact of the Liquidation on you.

Sohu Cayman may be classified as a PFIC, which could result in adverse U.S. federal income tax consequences to holders of the ADSs who are U.S. taxpayers

We expect that, following the Liquidation, Sohu Cayman may be classified as a PFIC for U.S. federal income tax purposes for its current taxable year. There can be no assurance that Sohu Cayman will not continue to be classified as a PFIC in the current taxable year or in any future taxable year. The determination of whether Sohu Cayman is or would continue to be treated as a PFIC is based in significant part on Sohu Cayman’s operations and the composition of its earnings and assets (including goodwill) for a given taxable year, including the valuation of its assets based on the market price of the ADSs.

If Sohu Cayman were treated as a PFIC for any taxable year during which a U.S. taxpayer held ADSs, certain adverse U.S. federal income tax consequences likely would apply to that U.S. taxpayer.

See “Material Tax Considerations – U.S. Federal Income Tax Considerations – Tax Consequences of the Liquidation to U.S. Holders of Sohu Delaware Shares – Passive Foreign Investment Company Rules.”

We urge U.S. taxpayers to consult their own tax advisors regarding the possible application of the PFIC rules.

It is possible that PRC tax authorities could make an assessment that the Liquidation should be characterized as an indirect transfer by Sohu Delaware of the assets of a Chinese resident enterprise that is subject to withholding tax

The Announcement on Several Issues Concerning Corporate Income Tax on Income from the Indirect Transfer of Assets by Non-Resident Enterprises, or Circular 7, issued by the PRC State Administration of Taxation stipulates that if a non-resident enterprise indirectly transfers its equity interests in, or other assets of, a Chinese resident enterprise without any reasonable business purpose in order to evade PRC corporate income tax obligations, such indirect transfer will be re-characterized under the PRC Corporate Income Tax Law as a direct transfer of such equity interests or other assets of the Chinese resident enterprise and will be subject to PRC withholding tax at a rate of 10% with respect to gain deemed to have resulted from such transfer. Although we believe that the Liquidation should not be subject to Circular 7, because the Liquidation has a reasonable business purpose, and does not have the purpose of causing any entity within the Sohu Group to evade PRC corporate income tax obligations, we cannot assure you that PRC tax authorities will not make an assessment that the Liquidation should be subject to PRC withholding tax under Circular 7. See “Material Tax Considerations – PRC Corporate Income Tax Considerations.”

We may not realize the expected cost savings and other benefits from the Liquidation

We expect that we will realize cost savings and other financial and operating benefits as a result of the Liquidation. See “The Liquidation – Reasons for the Liquidation.” However, we cannot predict with certainty if or when such cost savings and benefits will occur, or the extent to which they actually will be achieved. Many factors could affect our ability to realize the anticipated benefits of the Liquidation. In addition, changes in existing or proposed tax laws in the places of incorporation of Sohu Cayman and its subsidiaries and variable interest entities, which include the Cayman Islands, Hong Kong, and the PRC, may result in the Liquidation not achieving some or all of the anticipated benefits. Other factors that may affect our ability to realize the anticipated benefits of the Liquidation include a number of other macroeconomic factors beyond our control, such as general economic and market conditions, increased operating costs, and regulatory developments.

Following the Liquidation, Sohu Cayman will be a “foreign private issuer” under the U.S. securities laws, and will be subject to reduced reporting and other requirements as compared to the requirements applicable to companies, such as Sohu Delaware, that do not qualify as foreign private issuers

As a foreign private issuer under the U.S. securities laws, Sohu Cayman will not be subject to various requirements applicable to companies that are publicly-traded in the U.S. that do not qualify as foreign private issuers, including, among other things:

•	the rules requiring the filing of Quarterly Reports on Form 10-Q and Current Reports on Form 8-K with the SEC;

•	the SEC’s rules regulating proxy solicitations;

•	Regulation FD, which prohibits issuers from making selective disclosures of material information; and

•	the requirements that Sohu Cayman’s directors, executive officers, and 10% shareholders file reports of beneficial ownership under Section 16 of the Exchange Act and report sales, purchases, and other changes in that beneficial ownership.

As a result of these less stringent reporting and compliance requirements, you will not be entitled to receive the same level of information as to certain matters, and certain information may be reported less frequently to you, when you are a holder of the ADSs rather than a stockholder of Sohu Delaware.

As a foreign private issuer, Sohu Cayman could invoke one or more of the “home country practice” exceptions to certain of the corporate governance requirements of the NASDAQ Listing Rules that provide protection to shareholders of NASDAQ-listed companies that are not foreign private issuers

Although it has no present intention to do so, following the Liquidation, Sohu Cayman could elect, by invoking “home country exceptions” that are generally available to foreign private issuers, not to be subject to certain of the corporate governance rules of the NASDAQ Listing Rules, including, among others, the requirements that a majority of the members of the board of directors be independent, that there be compensation and nominating committees composed of independent directors, and that equity-based compensation plans be approved by shareholders. Any future use by Sohu Cayman of such home country exceptions would mean that holders of the ADSs would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Listing Rules.

Sohu Cayman is a Cayman Islands company and because legal precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. securities laws and the DGCL, following the Liquidation, holders of the ADSs may have less protection of their rights than they currently do as stockholders of Sohu Delaware

Sohu Cayman’s corporate affairs will be governed by its memorandum of association and articles of association as they are in effect as of the Effective Time (as in effect at the Effective Time, the “Memorandum and Articles”) and as they may be amended from time to time after the Effective Time, the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised), of the Cayman Islands (the “Companies Law”), and the common law of the Cayman Islands. The rights of shareholders to take action against Sohu Cayman’s directors, actions by minority shareholders, and the fiduciary responsibilities of Sohu Cayman’s directors to our company under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of Sohu Cayman’s shareholders and the fiduciary responsibilities of Sohu Cayman’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States, including Delaware. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, Delaware has a more fully developed and judicially-interpreted body of corporate law than the Cayman Islands.

The enforcement of judgments in shareholder suits against Sohu Cayman may be more difficult than would be the case for any such judgments against Sohu Delaware

Because Sohu Cayman is a Cayman Islands company, investors in the ADSs could experience more difficulty enforcing judgments obtained against Sohu Cayman in U.S. courts than would currently be the case for judgments obtained against Sohu Delaware. In addition, it may be more difficult to bring some claims against Sohu Cayman in Cayman Islands courts than it would be to bring similar claims against a U.S. company in a U.S. court.

The market for ADSs representing Sohu Cayman ordinary shares may differ from the current market for shares of common stock of Sohu Delaware

Although we anticipate that the ADSs representing ordinary shares of Sohu Cayman will begin trading on the NASDAQ Global Select Market on the first trading day after the Effective Time under the symbol “SOHU,” which is the same as the current trading symbol for shares of Sohu Delaware, the market prices, trading volume, and volatility of the ADSs could be different from those of the shares of common stock of Sohu Delaware.

The Sohu Delaware Board may choose to postpone or abandon the Liquidation

The Plan of Liquidation may be terminated and the Liquidation abandoned at any time prior to the Effective Time, whether before or after the Special Meeting and whether or not the Liquidation Proposal has been approved by the stockholders of Sohu Delaware at the Special Meeting, at the sole discretion of the Sohu Delaware Board. We have begun to incur expenses in connection with the Liquidation. A majority of those expenses will be incurred prior to the Effective Time, and all of the expenses will be payable regardless of whether the Liquidation is completed.

THE LIQUIDATION

The following description covers the material terms and steps of the Liquidation. However, the description may not contain all of the information that is important to you. We encourage you to carefully read this entire Proxy Statement/Prospectus, including the Plan of Liquidation attached to this Proxy Statement/Prospectus as Annex A.

Structure of the Liquidation

The Liquidation, if approved and effected, will have the effect of changing the jurisdiction of domicile of the top-tier publicly-traded holding company of the Sohu Group from Delaware to the Cayman Islands through the pro rata distribution of Sohu Delaware’s shares in Sohu Cayman, in the form of ADSs representing all of the outstanding ordinary shares of Sohu Cayman, to Sohu Delaware’s existing stockholders in complete liquidation and dissolution of Sohu Delaware. A copy of the Plan of Liquidation is attached as Annex A to this Proxy Statement/Prospectus.

Pursuant to the Plan of Liquidation, following payment, or provision for payment by Sohu Cayman, of Sohu Delaware’s obligations and liabilities, Sohu Delaware will distribute in the Liquidation ADSs representing 100% of the Sohu Cayman ordinary shares outstanding immediately prior to the Liquidation to the holders of the shares of Sohu Delaware common stock outstanding immediately prior to the Liquidation, on a share-for-share basis. The Sohu Cayman ordinary shares distributed to Sohu Delaware’s stockholders will be distributed in the form of ADSs. Each ADS will represent one Sohu Cayman ordinary share. Sohu Delaware is a holding company without any operations. Immediately prior to the Liquidation, Sohu Delaware’s assets are expected to consist solely of 100% of the outstanding ordinary shares of Sohu Cayman, and Sohu Delaware’s liabilities are expected to consist of (i) any Toll Charge, (ii) expenses incurred in connection with the Liquidation, which we currently estimate will total approximately $9.5 million, and (iii) U.S. federal income tax arising from the deemed disposition by Sohu Delaware of its shareholdings in Sohu Cayman. Sohu Cayman has agreed with Sohu Delaware to accept the assignment from Sohu Delaware, and to assume, any liabilities of Sohu Delaware outstanding as of the Effective Time that are in excess of its assets (other than the ordinary shares represented by the ADSs that will distributed to the Sohu Delaware stockholders in the Liquidation). However, we do not expect the amount of any such liabilities to be significant.

Immediately following the Liquidation, Sohu Cayman will be the top-tier, publicly-traded holding company of the Sohu Group, and the Sohu Delaware stockholders as of immediately prior to the Liquidation will be shareholders of Sohu Cayman through ownership of the ADSs. Immediately following the Liquidation, Sohu Cayman and its subsidiaries and variable interest entities will continue to conduct the same businesses that Sohu Delaware and its subsidiaries and variable interest entities conducted immediately prior to the Liquidation.

The Liquidation involves the following key actions and steps, among others:

1. Prior to the mailing of this Proxy Statement/Prospectus to the stockholders of Sohu Delaware, Sohu Cayman’s Registration Statement on Form F-4, of which this Proxy Statement/Prospectus is a part, with respect to the ordinary shares of Sohu Cayman and a Registration Statement on Form F-6 with respect to the ADSs have become effective under the Securities Act.

2. The existing directors of Sohu Cayman have appointed the existing executive officers and other members of the management of Sohu Delaware to serve in equivalent positions with Sohu Cayman, effective upon the Effective Time.

3. The existing members of the Sohu Delaware Board and of the Audit Committee, Nominating Committee, and Compensation Committee of the Sohu Delaware Board have been appointed to become the directors of Sohu Cayman and the members of the Audit Committee, Nominating Committee, and Compensation Committee, respectively, of the board of directors of Sohu Cayman (the “Sohu Cayman Board”) commencing on the Effective Time.

4. Sohu Cayman has agreed with Sohu Delaware that Sohu Cayman will accept the assignment from Sohu Delaware at the Effective Time of all liabilities and obligations of Sohu Delaware as of the Effective Time, and will assume all such liabilities and obligations without any further action by Sohu Cayman or Sohu Delaware.

5. Assuming approval of the Liquidation Proposal at the Special Meeting, after the close of trading on NASDAQ on a day that is currently expected to be the second full trading day after the Special Meeting, we will file with the Secretary of State of Delaware a Certificate of Dissolution for Sohu Delaware, which, unless a later effective time is set forth in the Certificate of Dissolution, will constitute the Effective Time.

6. At the Effective Time, all outstanding shares of the common stock of Sohu Delaware will be automatically cancelled, without any further action by Sohu Delaware.

7. In a transaction constituting the complete liquidation of Sohu Delaware, the holders of all outstanding shares of the common stock of Sohu Delaware immediately prior to the Effective Time will become entitled to receive ADSs representing ordinary shares of Sohu Cayman on a share-for-share basis at the Effective Time, subject, in the case of holders of Sohu Delaware stock certificates, to such holders following the instructions for surrendering their Sohu Delaware stock certificates and requesting ADSs that will be included in a letter of transmittal that will be sent to them after the Effective Time.

8. At the Effective Time, the ordinary shares of Sohu Cayman will automatically become registered under Section 12(b) of the Exchange Act, in place of the shares of common stock of Sohu Delaware, which will be terminated from registration under the Exchange Act.

9. Before the opening of trading on NASDAQ on the first trading day following the Effective Time, the ADSs will be listed for trading on the NASDAQ Global Select Market under the symbol “SOHU,” in place of the shares of common stock of Sohu Delaware, which will be delisted as of the Effective Time and will not trade thereafter.

Reasons for the Liquidation

We believe that the Liquidation and the resulting domicile of the top-tier holding company of the Sohu Group in the Cayman Islands will allow us to realize a variety of potential business, financial, and strategic benefits. In particular, the Sohu Delaware Board is recommending the Liquidation of Sohu Delaware because it should permit us to:

•	Simplify our corporate structure. Sohu Delaware has no meaningful business or assets other than its interests in the subsidiaries and variable interest entities of the Sohu Group. Such interests are held through its ownership of all of the outstanding ordinary shares of Sohu Cayman, which is also a holding company with no direct operations. The Sohu Delaware Board believes that the elimination of this two-tiered holding company structure will reduce administrative expenses by eliminating duplicative costs associated with maintaining both Sohu Delaware and Sohu Cayman.

•	Reduce our SEC reporting requirements and related expenses. Because Sohu Cayman will qualify as a foreign private issuer following the Liquidation, it will be subject to less burdensome reporting requirements under U.S. securities laws than those that apply to Sohu Delaware, which as a Delaware corporation does not qualify as a foreign private issuer.

•	Create a more efficient worldwide tax structure for the Sohu Group. For tax years commencing after the Liquidation, the Sohu Group will not be subject to U.S. corporate income taxes for any operations or transactions that it conducts outside of the United States. Although our effective worldwide tax rate will depend in part on the tax regimes in the PRC and other jurisdictions in which our operating subsidiaries and variable interest entities operate, and operations, if any, that the Sohu Group might conduct in the U.S. in the future could result in U.S. tax liability, we believe that having our top-tier holding company organized in the Cayman Islands will facilitate a more efficient tax structure for the Sohu Group.

•	Eliminate the administrative and financial costs of compliance with U.S. corporate tax laws. With a top-tier holding company structure outside of the U.S., we will no longer be subject to administrative burdens and costs associated with filing tax returns and making other tax filings in the U.S.

•	Possibly reduce the one-time Toll Charge. We believe that the one-time Toll Charge payable by Sohu Delaware could be subject to reduction after the Liquidation is completed.

•	Possibly expand our shareholder base. We believe that some non-U.S. investors who may have been deterred from investing in our publicly-traded shares because of Sohu Delaware’s U.S. domicile could be interested in investing in the Sohu Cayman ADSs.

Certain Negative Aspects of the Liquidation

There are some aspects of the Liquidation that could be negative, including:

•	Taxable exchange for stockholders who are U.S. taxpayers. We expect that the cancellation of Sohu Delaware shares and receipt of ADSs representing ordinary shares of Sohu Cayman will be treated for U.S. tax purposes as a taxable exchange for Sohu Delaware stockholders who are U.S. Holders (as defined below). See “Material Tax Considerations – U.S. Federal Income Tax Considerations – Tax Consequences of the Liquidation to U.S. Holders of Sohu Delaware Shares.”

•	Taxable transaction for Sohu Delaware. Sohu Delaware will recognize gain for U.S. federal income tax purposes on the distribution of the ADSs in the Liquidation as if all of the ordinary shares of Sohu Cayman had been sold by Sohu Delaware for a price equal to the fair market value of such ordinary shares as of the Effective Time. See “Risk Factors – The IRS could challenge the position taken by Sohu Delaware with respect to its adjusted basis in the ordinary shares of Sohu Cayman and the fair market value of such ordinary shares as of the Effective Time” and “Material Tax Considerations – U.S. Federal Income Tax Considerations – Tax Consequences of the Liquidation to Sohu Delaware.”

•	Acceleration of Toll Charge. As a consequence of the Liquidation, any Toll Charge, which in the absence of the Liquidation would be payable over eight years beginning in April 2019, will instead be due and payable, in full, three and one-half months after the Effective Time. See “Material Tax Considerations – U.S. Federal Income Tax Considerations – Tax Consequences of the Liquidation to Sohu Delaware.”

•	Expenses of the Liquidation. We currently estimate that the total expenses of the Liquidation will be approximately $9.5 million. While Sohu Cayman has agreed to assume the obligation to pay any such expenses that remain unpaid at the Effective Time, a majority of these expenses will be incurred prior to the Effective Time, and expenses incurred prior to the Effective Time will be payable regardless of whether the Liquidation is completed.

•	Reduced Reporting Requirements. Following the Liquidation, Sohu Cayman will be a “foreign private issuer” under U.S. securities laws, and will be subject to reduced annual and periodic reporting requirements compared to a domestic issuer such as Sohu Delaware. These reduced reporting requirements could result in holders of ADSs of Sohu Cayman receiving less complete and timely information concerning the Sohu Group than they currently receive as holders of shares of Sohu Delaware common stock. See “Risk Factors – Following the Liquidation, Sohu Cayman will be a “foreign private issuer” under the U.S. securities, and will be subject to reduced reporting and other requirements as compared to the requirements applicable to companies, such as Sohu Delaware, that do not qualify as foreign private issuers” and “Comparison of Rights of Sohu Delaware Stockholders and Sohu Cayman Shareholders – Reporting Requirements.”

•

Differences between Delaware and Cayman Islands law. Holders of ADSs in Sohu Cayman may have reduced rights as compared to holders of shares of the common stock of Sohu Delaware because of differences between the Companies Law and the DGCL, including limitations under Cayman Islands law on the ability to bring shareholders’ suits, including class action and shareholder derivative actions, and somewhat reduced protection under Cayman Islands law of the interests of minority shareholders compared to such protections under Delaware law. See “Risk Factors – Sohu Cayman is a Cayman Islands company and because legal precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. securities laws and the DGCL, following the Liquidation, holders of Sohu Cayman ADSs may have less protection of their shareholder rights than they currently do as stockholders of Sohu Delaware,” “Risk Factors – The enforcement of judgments in shareholder suits against Sohu Cayman may be more difficult than would be the case for any such judgments against Sohu Delaware,” and “Differences in Corporate Law Between Delaware and the Cayman Islands.”

•	Passive foreign investment company. We believe that Sohu Cayman may be a PFIC under U.S. tax laws following the Liquidation, which could have adverse U.S. tax consequences for holders of the ADSs who are U.S. taxpayers. See “Risk Factors – Sohu Cayman may be classified as a PFIC, which could result in adverse U.S. federal income tax consequences to holders of the ADSs who are U.S. taxpayers” and “Material Tax Considerations – U.S. Federal Income Tax Considerations – Tax Consequences of the Liquidation to U.S. Holders of Sohu Delaware Shares – Passive Foreign Investment Company.”

Recommendation of the Sohu Delaware Board

The Sohu Delaware Board has unanimously determined that the Plan of Liquidation and the Liquidation are in the best interests of Sohu Delaware and its stockholders and recommends that you vote “FOR” the Liquidation Proposal. In arriving at its determination and recommendation, the Sohu Delaware Board considered the benefits set forth under the heading “Reasons for the Liquidation.” The Sohu Delaware Board also considered certain potentially negative aspects of the Liquidation set forth under the heading “The Liquidation – Certain Negative Aspects of the Liquidation” and the risks set forth under the heading “Risk Factors,” but determined that the benefits of the Liquidation for Sohu Delaware and its stockholders outweigh the potentially negative aspects and risk associated with the Liquidation. In considering the Sohu Delaware Board’s recommendation that you vote in favor of the Liquidation Proposal, you should bear in mind that not all of the expected benefits of the Liquidation may be realized.

The Plan of Liquidation

The Plan of Liquidation is the legal document that governs the Liquidation under the DGCL. We recommend that you read the complete Plan of Liquidation for the precise legal terms of the Liquidation and other information that may be important to you. The Plan of Liquidation is attached to this Proxy Statement/Prospectus as Annex  A and is incorporated into this Proxy Statement/Prospectus by reference.

Effective Time

The Effective Time will occur when we file with the Secretary of State of Delaware a Certificate of Dissolution for Sohu Delaware, or at such later effective time as is set forth in the Certificate of Dissolution. All outstanding shares of the common stock of Sohu Delaware will be automatically cancelled, without any further action by Sohu Delaware. The holders of all outstanding shares of the common stock of Sohu Delaware immediately prior to the Effective Time will become holders of ADSs representing ordinary shares of Sohu Cayman on a share-for-share basis at the Effective Time, without any further action by Sohu Delaware or Sohu Cayman, subject, in the case of holders of Sohu Delaware stock certificates, to such holders following the instructions for surrendering their Sohu Delaware stock certificates and requesting ADSs that will be included in a letter of transmittal that will be sent to them after the Effective Time.

Termination of the Plan of Liquidation

The Plan of Liquidation may be terminated and the Liquidation abandoned at any time prior to the Effective Time, whether before or after the Special Meeting and whether or not the Liquidation Proposal has been approved by the stockholders of Sohu Delaware at the Special Meeting, at the sole discretion of the Sohu Delaware Board.

Cancellation of Sohu Delaware Shares and Issuance of Sohu Cayman ADSs

We have appointed The Bank of New York Mellon as the Exchange Agent for the distribution of the ADSs that will be issued as of the Effective Time to the holders immediately prior to the Effective Time of the outstanding shares of the common stock Sohu Delaware, which shares will be cancelled at the Effective Time. Prior to the Effective Time, Sohu Delaware will deposit under the Deposit Agreement all of the outstanding ordinary shares of Sohu Cayman by transferring to the Depositary record ownership of such ordinary shares, which will be equal in number to the outstanding shares of common stock of Sohu Delaware immediately prior to the Effective Time. The Depositary will deliver ADSs representing those ordinary shares of Sohu Cayman to the Exchange Agent for distribution.

The Bank of New York Mellon’s exchange agent and depositary offices are located at 101 Barclay Street, New York, New York 10286.

If you hold shares Sohu Delaware common stock through a broker or other securities intermediary, you will not be required to take any action to receive your ADSs at the Effective Time. Your ownership of ADSs representing ordinary shares of Sohu Cayman will be recorded in book-entry form by your broker or other securities intermediary.

If you hold Sohu Delaware stock certificates, shortly after the Effective Time the Exchange Agent will send you a letter of transmittal that is to be used to surrender your Sohu Delaware stock certificates and to request that ADSs be issued to you. The letter of transmittal will contain instructions explaining the procedure for surrendering your Sohu Delaware stock certificates and requesting ADSs. You should not send your Sohu Delaware stock certificates to the Exchange Agent until you have received a letter of transmittal from the Exchange Agent. Do NOT return Sohu Delaware stock certificates with your proxy card.

Management of Sohu Cayman

At the Effective Time, the persons who are the executive officers of Sohu Delaware immediately prior to the Effective Time, who at the date of this Proxy Statement/Prospectus are Dr. Charles Zhang, Chairman and Chief Executive Officer, and Joanna Lv, Chief Financial Officer, will be the executive officers of Sohu Cayman, with the same titles. Also at the Effective Time, the existing members of the Sohu Delaware Board and of the Audit Committee, Nominating Committee, and Compensation Committee of the Sohu Delaware Board will become the directors of Sohu Cayman and the members of the Audit Committee, Nominating Committee, and Compensation Committee, respectively, of the Sohu Cayman Board.

Stockholder Vote Required

Approval of the proposal for approval of the Liquidation Proposal requires the affirmative vote of holders of a majority of the outstanding shares of common stock of Sohu Delaware. Approval of the proposal granting discretionary authority to the Sohu Delaware Board to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the outstanding shares of common stock that are present in person or by proxy and entitled to vote on the proposal.

Rights of Dissenting Shareholders

Stockholders who do not vote in favor of the Liquidation Proposal will not be entitled to appraisal rights under the DGCL.

Stock Incentive Plans

The existing directors of Sohu Cayman have approved, and Sohu Delaware in its current capacity as the sole shareholder of Sohu Cayman has adopted, a Sohu Cayman 2018 Share Incentive Plan that will go into effect at the Effective Time. At the Effective Time, the Sohu Delaware 2010 Stock Incentive Plan will be terminated, and all then outstanding awards under the Sohu Delaware 2010 Stock Incentive Plan will be cancelled and replaced with awards under the Sohu Cayman 2018 Share Incentive Plan that will have substantially identical terms to the awards so cancelled, except that the replacement awards will be with respect to ordinary shares of Sohu Cayman rather than shares of common stock of Sohu Delaware.

Stock Exchange Listing

The listing of Sohu Delaware’s common stock on the NASDAQ Global Select Market will be terminated as of the Effective Time, and we expect that, prior to the commencement of trading on the first trading day after the Effective Time, ADSs representing Sohu Cayman ordinary shares will be listed for trading on the NASDAQ Global Select Market under the symbol “SOHU,” which is the symbol under which Sohu Delaware common stock is currently listed.

Market Price

On March 29, 2018, the last trading day before Sohu Delaware first publicly announced the Plan of Liquidation and proposed Liquidation, the closing price of shares of Sohu Delaware common stock on the NASDAQ Global Select Market was $30.92 per share. On April     , 2018, the closing price of shares of Sohu Delaware common stock on the NASDAQ Global Select Market was $            .

Accounting Treatment of the Liquidation

We do not expect the Liquidation to result in changes in the amounts of Sohu Delaware’s historical consolidated carrying amounts of assets, liabilities, and shareholders’ equity.

Regulatory Matters

We do not expect the Liquidation to be subject to any U.S. or foreign regulatory requirements, other than the filing with the SEC of the Registration Statement on Form F-4 of which this Proxy Statement/Prospectus forms a part, the filing with the SEC of this Proxy Statement/Prospectus, the filing with the SEC of a Registration Statement on Form F-6 with respect to the ADSs, the filing of a Certificate of Dissolution with the Secretary of State of Delaware, and the filing with the SEC of documents pertaining to the termination of the registration of Sohu Delaware’s common stock under Section 12(b) of the Exchange Act and the termination of the listing of Sohu Delaware’s shares on NASDAQ.

Restrictions on Sales of Sohu Cayman ADSs Received in the Liquidation

All of the ADSs issued in connection with the Liquidation upon cancellation of the outstanding shares of common stock of Sohu Delaware will be freely transferable by persons other than Sohu Cayman’s “affiliates” (as defined in Rule 144 under the Securities Act) without restriction or further registration under the Securities Act. We do not expect that a trading market will develop for Sohu Cayman ordinary shares not represented by ADSs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Sohu Delaware’s common stock as of March 23, 2018 by (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act known by us to be the beneficial owner of more than 5% of Sohu Delaware’s common stock (assuming conversion of all outstanding exercisable options and warrants held by that person), (ii) each current director, (iii) each person who is identified as a named executive officer in our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on February 28, 2018 and amended on April 2, 2018, and (iv) all of our current directors and named executive officers as a group. Except as otherwise provided in the footnotes to this table, we believe that the persons named in this table have voting and investment power with respect to all the shares of common stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
Charles Zhang	8,016,520	(2)	20.48%
Charles Huang (3)	76,265		*
Shi Wang (4)	34,132		*
Dave Qi (5)	28,940		*
Zhonghan Deng (6)	15,549		*
Dave De Yang (7)	—		—
Joanna Lv	8,000	(8)	*
Xiaochuan Wang (9)	69,258	*
Dewen Chen (10)	—		—
All directors, nominees and executive officers as a group (9 persons)	8,248,664	(11)	21.07%
Photon Group Limited (12)	7,722,820		19.85%
Orbis Investment Management Ltd. (13)	4,276,975		11.00%
Macquarie Investment Management Business Trust (14)	4,109,267		10.57%
Renaissance Technologies LLC (15)	2,379,200		6.12%

*	Less than 1%.
(1)	Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or settleable or that are exercisable or settleable within 60 days of March 23, 2018. Such shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. Such shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of each other person.
(2)	Includes (i) 225,000 shares of Sohu Delaware common stock subject to options exercisable within 60 days of March 23, 2018 and (ii) 7,722,820 shares of Sohu Delaware common stock beneficially owned by Photon Group Limited. Dr. Charles Zhang is a Director of Photon Group Limited, and may be deemed to be a beneficial owner of shares owned by it. Dr. Charles Zhang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares. Dr. Charles Zhang’s address is c/o Sohu.com Inc., Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.
(3)	Mr. Charles Huang’s address is Suite 1804B, Tower 1, Admiralty Centre, 18 Harbour Road, Hong Kong.
(4)	Mr. Shi Wang’s address is Vanke Architecture Research Center, No. 68 Meilin Road, Futian District, Shenzhen 518049, People’s Republic of China.
(5)	Dr. Dave Qi’s address is 63 Saabee Lase, Discovery Bay, Hong Kong.

(6)	Dr. Zhonghan Deng’s address is 16/F, Shining Tower, No. 35, Xueyuan Road, Haidian District, Beijing 100191, People’s Republic of China.
(7)	Mr. Dave De Yang’s address is 427 Ashbury Drive, Hinsdale, IL 60521, U.S.A.
(8)	Includes 5,000 shares of Sohu Delaware common stock subject to options exercisable within 60 days of March 23, 2018. Ms. Joanna Lv’s address is c/o Sohu.com Inc., Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.
(9)	Mr. Xiaochuan Wang’s address is c/o Sogou Inc., Level 15, Sohu.com Internet Plaza, No. 1 Unit, Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.
(10)	Mr. Dewen Chen’s address is c/o Changyou.com Limited, Changyou Tower, No. 65 East Bajiao Road, Shijingshan District, Beijing 100043, People’s Republic of China.
(11)	Includes 230,000 shares of Sohu Delaware common stock that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of March 23, 2018
(12)	Photon Group Limited’s address is c/o Sohu.com Inc., Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.
(13)	Data based on a Schedule 13G/A filed with the SEC on February 14, 2018. Orbis Investment Management Ltd.’s address is Orbis House, 25 Front Street, Hamilton HM 11, Bermuda.
(14)	Data based on a Schedule 13G/A filed with the SEC on February 14, 2018. The principal business address of Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103.
(15)	Data based on a Schedule 13G filed with the SEC on February 14, 2018. Renaissance Technologies LLC’s address is 800 Third Avenue, New York, New York 10022.

MATERIAL TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax considerations related to the Liquidation to Sohu Delaware and of the ownership and disposition of Sohu Cayman ADSs following the Liquidation by individuals, entities, and arrangements (collectively “Persons”) that are U.S. Holders and Non-U.S. Holders (each as defined below). This summary applies only to shares of Sohu Delaware common stock and Sohu Cayman ADSs held as capital assets. This discussion does not address any aspect of the U.S. federal gift, estate, or Medicare tax, or state, local, or foreign tax matters. This discussion is based on the federal income tax laws of the U.S. as in effect on the date of this Proxy Statement/Prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this Proxy Statement/Prospectus, as well as judicial and administrative interpretations of such tax laws and regulations available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following summary does not describe the tax consequences that may be relevant to any particular Persons in special tax situations such as:

•	banks or certain financial institutions;

•	insurance companies;

•	brokers or dealers;

•	traders that elect to mark to market;

•	tax-exempt entities;

•	Persons liable for alternative minimum tax;

•	Persons holding shares of Sohu Delaware common stock or Sohu Cayman ADSs as part of a straddle, hedging, conversion transaction, or other integrated investment;

•	Persons whose functional currency is not the U.S. dollar;

•	regulated investments companies;

•	certain expatriates or former long-term residents of the United States;

•	controlled foreign corporation;

•	passive foreign investment companies;

•	Persons who acquired shares of Sohu Delaware common stock or Sohu Cayman ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

•	Persons who actually or constructively own 10% or more of the total combined voting power of the outstanding shares of Sohu Delaware common stock (or, following the Liquidation, outstanding Sohu Cayman ordinary shares) or 10% or more of the total value of the outstanding shares of Sohu Delaware common stock (or, following the Liquidation, outstanding Sohu Cayman ordinary shares); or

•	partnerships or other pass-through entities for U.S. federal income tax purposes or Persons holding shares of Sohu Delaware common stock or Sohu Cayman ADSs through partnerships or other pass-through entities.

U.S. Holders are urged to consult their own tax advisors about the application of U.S. federal tax rules to their particular circumstances as well as the state, local, and foreign tax consequences to them of the Liquidation and the ownership and disposition of Sohu Cayman ADSs.

The discussion in this Proxy Statement/Prospectus of U.S. federal income tax consequences to a “U.S. Holder” will apply to a beneficial owner of shares of Sohu Delaware common stock or Sohu Cayman ADSs who is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) whose administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a holder of shares of Sohu Delaware common stock or Sohu Cayman ADSs, other than a Person that is classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

For U.S. federal income tax purposes, the tax treatment of a partner in a partnership or other entity taxable as a partnership that holds shares of Sohu Delaware common stock or Sohu Cayman ADSs depends on the partner’s status and the activities of the partnership. U.S. Holders who hold their Sohu Delaware shares or will hold their Sohu Cayman ADSs through a partnership, limited liability company, or other entity taxable as a partnership should consult their tax advisers regarding their tax treatment.

The discussion below assumes that the representations contained in the Deposit Agreement are true and that the obligations in the Deposit Agreement and any related agreement have been and will be complied with in accordance with their terms. Holders of ADSs will be treated as the holders of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, deposits of Sohu Cayman ordinary shares in return for ADSs representing those shares, and surrender of ADSs in return for the underlying ordinary shares, will not be subject to U.S. federal income tax.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released before the underlying shares are delivered to the Depositary (“pre-release”), or intermediaries in the chain of ownership between holders of ADSs and the issuer of the securities underlying the ADSs, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of ADSs. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of PRC taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

Because of the complexity of the tax laws and because the tax consequences to Sohu Delaware, Sohu Cayman, or to any particular holder of shares of Sohu Delaware common stock or, following the Liquidation, of Sohu Cayman ADSs may be affected by matters not discussed herein, each holder of shares of Sohu Delaware common stock is urged to consult with his, her, or its tax advisor with respect to the specific tax consequences of the Liquidation, and the ownership and disposition of shares of Sohu Delaware common stock and of the Sohu Cayman ADSs, including the applicability and effect of state, local, and non-U.S. tax laws, as well as other U.S. federal tax laws.

Tax Consequences of the Liquidation to Sohu Delaware

The Liquidation should constitute a complete Liquidation of Sohu Delaware for U.S. federal income tax purposes under Section 331 and Section 336 of the Code. Sohu Delaware will recognize gain or loss for U.S. federal income tax purposes on the distribution of ADSs representing shares of Sohu Cayman to the stockholders of Sohu Delaware upon the Liquidation as if the shares had been sold by Sohu Delaware at fair market value. The amount of gain or loss will equal the difference between the fair market value on the date of distribution of the Sohu Cayman ordinary shares represented by the ADSs distributed and the adjusted basis that Sohu Delaware has in such ordinary shares.

The U.S. Tax Reform significantly modified the Code. In relevant part, the U.S. Tax Reform migrates the U.S. corporate tax system to a partial territorial tax system with a one-time transition tax on a mandatory deemed repatriation of previously deferred foreign earnings of certain foreign subsidiaries. Taxpayers generally may elect to pay the one-time transition tax over eight years, or in a single lump-sum payment. As a result of the Liquidation, any liability of Sohu Delaware for the one-time Toll Charge will be due and payable three and one-half months after the Effective Time and the election to pay the tax over an eight year period will not be available to Sohu Delaware. In addition, the adjusted basis that Sohu Delaware has in the Sohu Cayman ordinary shares may be increased to the extent of the Toll Charge, which may reduce the amount of the gain that would otherwise be recognized by Sohu Delaware upon the Liquidation.

Gain Recharacterization Provisions of Section 1248 of the Code

Section 1248 of the Code provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities, or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a controlled foreign corporation (“CFC”), for U.S. federal income tax purposes any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). The earnings and profits of a lower-tier foreign corporation may also be taken into account if the taxpayer owned directly or indirectly at least 10% of the combined voting interests in the lower-tier foreign corporation while such corporation was a CFC at any time during the five-year period before the distribution. In this regard, earnings and profits should not include any amounts previously taxed pursuant to the CFC rules. A U.S. domestic corporation that is a 10% U.S. Shareholder (as defined below) with respect to a foreign corporation is allowed a deduction for the foreign source portion of any dividend paid by such foreign corporation, including for this purpose, subject to certain holding period limitations, any gain recharacterized as dividend income under Section 1248 of the Code.

A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities under Section 958(a) of the Code, or through attribution by application of the constructive ownership rules of Section 958(b) of the Code (i.e., “constructively”)) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation on any day during the taxable year of such corporation. A “10% U.S. Shareholder” is a U.S. Person who owns (directly, indirectly through foreign entities, or constructively) 10% or more of the total combined voting power of all classes of stock entitled to vote of the foreign corporation, or 10% or more of the total value of shares of all classes of stock of the foreign corporation.

Sohu Cayman is a CFC because more than 50% of its shares are owned by Sohu Delaware. In addition, Sohu Delaware has determined that certain subsidiaries of Sohu Cayman are CFCs because Sohu Delaware indirectly owns more than 50% of the stock of those corporations. Accordingly, Section 1248 of the Code will apply to treat any gain that Sohu Delaware will recognize on its deemed disposition of the Sohu Cayman ordinary shares as a dividend to the extent of the earnings and profits of Sohu Cayman as well as the earnings and profits of the lower-tier CFCs that are attributable to the shares owned (through attribution) by Sohu Delaware in those entities. A portion of such earnings and profits will be treated as amounts previously taxed pursuant to the CFC rules to the extent of the Toll Charge, and generally will reduce the amount that otherwise would be recharacterized as a dividend under Section 1248 of the Code. Subject to certain limitations, Sohu Delaware may be allowed to claim a deduction for the gain that will be recharacterized as dividend income under Section 1248 of the Code.

Section 7874 of the Code

Under U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Sohu Cayman, which is an entity incorporated in the Cayman Islands, would generally be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874(b) of the Code generally provides that a corporation organized outside the U.S. that acquires, directly or indirectly, pursuant to a plan or series of related transactions, substantially all of the assets of a corporation organized in the U.S. will be treated as a U.S. corporation for U.S. federal income tax purposes if the stockholders of the acquired corporation own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition by reason of owning shares in the acquired corporation. If Section 7874(b) of the Code were to apply to the Liquidation, Sohu Cayman, as the new parent entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Liquidation as if it were a U.S. corporation. In addition, as a deemed U.S. corporation, any dividends paid by Sohu Cayman to a non-U.S. shareholder would be subject to U.S. federal income tax withholding at the rate of 30% or such lower rate as provided by applicable treaty.

Upon completion of the Liquidation, the stockholders of Sohu Delaware will own more than 80% of Sohu Cayman by reason of owning shares of Sohu Delaware common stock. However, prior to the Liquidation Sohu Cayman will not have acquired, directly or indirectly, substantially all of the assets of Sohu Delaware for purposes of Section 7874. Assuming that Sohu Cayman will not acquire, directly or indirectly, substantially all of the assets of Sohu Delaware upon completion of the Liquidation, Section 7874(b) of the Code should not apply to treat Sohu Cayman as a U.S. corporation. However, there is no assurance that the IRS would not seek to assert that Sohu Cayman is subject to U.S. federal income tax on its worldwide income after the Liquidation.

Tax Consequences of the Liquidation to U.S. Holders of Sohu Delaware Shares

Gain or Loss on Cancellation of Sohu Delaware Shares and Receipt of ADSs

A U.S. Holder that receives Sohu Cayman ADSs in replacement of the U.S. Holder’s shares of Sohu Delaware common stock that are cancelled in the Liquidation will be treated for U.S. income tax purposes as having exchanged the Sohu Delaware shares for Sohu Cayman ADSs in a complete liquidation of Sohu Delaware. Therefore, a U.S. Holder of shares of Sohu Delaware common stock will recognize gain or loss for U.S. federal income tax purposes upon the Liquidation in an amount equal to the difference between the value of the Sohu Cayman ADSs received and the U.S. Holder’s tax basis in the shares of Sohu Delaware common stock cancelled in the Liquidation.

In general, gain or loss recognized by a U.S. Holder in connection with the Liquidation will be capital gain or loss if the U.S. Holder’s shares of Delaware common stock that are cancelled constitute capital assets. A non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Sohu Delaware shares for more than one year will be eligible for reduced capital gains tax rates. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss that a U.S. Holder recognizes will be treated as U.S. source income for foreign tax credit limitation purposes. A U.S. Holder generally will have a new holding period for the Sohu Cayman ADSs and an initial tax basis in each Sohu Cayman ADS equal to its fair market value at the Effective Time.

Passive Foreign Investment Company Rules

We expect that, following the Liquidation, Sohu Cayman may be classified as a PFIC for U.S. federal income tax purposes for its current taxable year. Our expectation is based on the operations and the composition of the earnings and assets of Sohu Cayman for the current taxable year, including the valuation of the assets (including goodwill) of Sohu Cayman based on the expected price of the ADSs in the market. Sohu Delaware, directly and through its subsidiaries and variable interest entities, currently holds, and following the Liquidation Sohu Cayman expects to continue to hold, a substantial amount of cash and cash equivalents, and because the value of the other assets of Sohu Cayman following the Liquidation may be based in part on the market price of the ADSs, which may fluctuate (and may fluctuate considerably given that market prices of shares of Sohu Delaware common stock have been volatile in the past), the PFIC status of Sohu Cayman in the current and future taxable years may depend in large part on the market price of the ADSs. A drop in the market price of the ADSs and associated decrease in the value of Sohu Cayman’s goodwill could cause a reduction in the value of the non-passive assets of Sohu Cayman for purposes of the asset test. In addition, the composition of the income and assets of Sohu Cayman will be affected by how, and how quickly, its subsidiaries spend their cash. Furthermore, it is not entirely clear how the contractual arrangements between Sohu Cayman and its consolidated variable interest entities will be treated for purposes of the PFIC rules. If these contractual arrangements were found by PRC authorities with appropriate jurisdiction to be unenforceable, this could cause more than 75% of Sohu Cayman’s gross income or more than 50% of Sohu Cayman’s assets to be passive in the year that this finding was made or in subsequent years, which, in a given taxable year for which Sohu Cayman might not otherwise expect to be classified as a PFIC, could cause Sohu Cayman to be classified as a PFIC. See “Risk Factors – Risks Related to Our Corporate Structure – We depend upon contractual arrangements with our variable interest entities for the success of our business and these arrangements may not be as effective in providing operational control as direct ownership of these businesses and may be difficult to enforce” incorporated by reference into this Proxy Statement/Prospectus from Sohu Delaware’s Annual Report on Form 10-K for the year ended December 31, 2017. Also, the actual PFIC status of Sohu Cayman for any taxable year will depend upon the character of the income and assets of Sohu Cayman and the value of Sohu Cayman’s assets for such year, which will not be determinable until after the close of the taxable year. Accordingly, there can be no guarantee regarding the PFIC status of Sohu Cayman for any taxable year.

A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income (such as certain dividends, interest or royalties) (the “income test”); or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

For the purposes of this determination, Sohu Cayman will be treated as owning its proportionate share of the assets and earning Sohu Cayman’s proportionate share of the income of any other corporation which Sohu Cayman owns, directly or indirectly, at least 25% (by value) of the shares.

A separate determination must be made each year as to whether Sohu Cayman is a PFIC. As a result, the PFIC status of Sohu Cayman may change.

If Sohu Cayman is a PFIC for any taxable year during which a U.S. Holder holds ADSs, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” that such U.S. Holder receives and any gain that such U.S. Holder realizes from a sale or other disposition (including a pledge) of the ADSs, unless the holder makes a “mark-to-market” election as discussed below. For purpose of these special rules, if Sohu Cayman is a PFIC for any year during which a U.S. Holder holds the ADSs, Sohu Cayman will continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder holds the ADSs, even if Sohu Cayman is no longer classified as a PFIC in subsequent years.

Under these special rules, distributions that a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions that such U.S. Holder received during the shorter of the three preceding taxable years or such U.S. Holder’s holding period for the ADSs will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which Sohu Cayman became a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such taxable year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of ADSs cannot be treated as capital, even if the U.S. Holder holds the ADSs as capital assets.

Under certain attribution rules, if Sohu Cayman is a PFIC, a U.S. Holder will be deemed to own such U.S. Holder’s proportionate share of any subsidiaries or other entities that are PFICs in which Sohu Cayman holds (directly or indirectly through other PFICs) an equity interest (“Subsidiary PFICs”), and will generally be treated for purposes of the PFIC rules as if such U.S. Holder directly held the shares of such Subsidiary PFICs. We believe that it is possible that one or more of Sohu Cayman’s subsidiaries may be a PFIC for the current taxable year. A U.S. Holder’s holding period for the stock of a Subsidiary PFIC generally will begin on the first day that such U.S. Holder is considered to own stock of the Subsidiary PFIC in accordance with the PFIC rules.

If Sohu Cayman is or becomes a PFIC, U.S. Holders will be treated as actually receiving their pro rata share of any distribution made by a Subsidiary PFIC (an “indirect distribution”) and such U.S. Holders will be subject to the rules generally applicable to shareholders of PFICs discussed above (even though such U.S. Holders may not have received the proceeds of such distribution). A U.S. Holder’s adjusted basis in the Sohu Cayman ADSs will be increased by the amount of the indirect distribution taxed to such U.S. Holder. Any distribution by Sohu Cayman to a U.S. Holder in respect of the ADSs that is attributable to an indirect distribution generally should not be subject to further U.S. federal income tax in the hands of the U.S. Holder and should result in a corresponding basis adjustment in such U.S. Holder’s ADSs.

If Sohu Cayman is or becomes a PFIC, upon a disposition of an interest in a Subsidiary PFIC (an “indirect disposition”), a U.S. Holder will be treated as recognizing such U.S. Holder’s pro rata share of the gain, if any, realized by the actual owner of such Subsidiary PFIC’s stock. For this purpose, an indirect disposition includes (i) any disposition by Sohu Cayman of stock of a Subsidiary PFIC, (ii) any disposition, by a U.S. Holder of Sohu Cayman ADSs, or (iii) any transaction resulting in the reduction or termination of a U.S. Holder’s deemed interest in a Subsidiary PFIC. Any gain recognized by a U.S. Holder upon an indirect disposition will be such U.S. Holder’s pro rata share taxable under the PFIC regime as described above. A U.S. Holder’s adjusted basis in the Sohu Cayman ADSs will be increased by any gain recognized by such U.S. Holder as a result of the indirect disposition. Any distribution by Sohu Cayman to a U.S. Holder in respect of the ADSs that is attributable to an indirect disposition generally should not be subject to further U.S. federal income tax in the hands of the U.S. Holder and should result in a corresponding basis adjustment in such U.S. Holder’s Sohu Cayman ADSs.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. A mark-to-market election will not be available, however, with respect to any Subsidiary PFICs. If a U.S. Holder makes a mark-to-market election for the ADSs, such U.S. Holder will generally include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of such U.S. Holder’s taxable year over such U.S. Holder’s adjusted tax basis in such ADSs. The U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs included in the U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, will generally be taxed at ordinary income rates. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the

ADSs, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs. A U.S. Holder’s basis in the ADSs will be adjusted to reflect any such income or loss amounts. If the U.S. Holder makes a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by Sohu Cayman (except that the lower applicable capital gains rate for “qualified dividend income” discussed below would not apply). The basis adjustment and income or loss inclusion described here under this alternate mark-to-market regime will only apply during years in which Sohu Cayman is a PFIC.

The mark-to-market election will only be available for “marketable stock” which is stock that is traded in more than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that the ADSs will be listed and regularly traded on the NASDAQ Global Select Market, which is a qualified exchange for these purposes, and, consequently, it can be expected that the mark-to-market election would be available to U.S. Holders of the ADSs if Sohu Cayman is or becomes a PFIC. Although a U.S. Holder may be eligible to make a mark-to-market election with respect to the ADSs, no such election may be made with respect to the stock of any Subsidiary PFIC that such U.S. Holder is treated as owning. Hence, the mark-to-market election is not expected to be effective to mitigate the tax consequences resulting from the PFIC status of any Subsidiary PFIC. Further, a mark-to-market election made with respect to Sohu Cayman ADSs could result in timing and character differences with respect to indirect distributions or indirect dispositions attributable to a Subsidiary PFIC. U.S. Holders are urged to consult their own tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances.

A third alternative taxation regime that may be available to some U.S. investors in PFICs, known as “qualified electing fund” (QEF) treatment, will not be available to U.S. Holders of the ADSs. This is because QEF treatment requires the PFIC to supply annually certain information to U.S. Holders of ADSs, and we will not be supplying such information.

A U.S. Holder of the ADSs in any year in which Sohu Cayman is a PFIC will be required to file IRS Form 8621 regarding distributions received on the ADSs and any gain realized on the disposition of the ADSs. In addition, if Sohu Cayman is a PFIC for a taxable year in which Sohu Cayman pays a dividend, or for the prior taxable year, the lower rate on “qualified dividend income” discussed below with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

U.S. Holders and prospective holders of the ADSs are urged to consult their own tax advisors regarding the application of the PFIC rules to U.S. Holders of the ADSs.

Taxation of Dividends and Other Distributions on the ADSs

Subject to the PFIC rules discussed above, the gross amount of distributions to a U.S. Holder with respect to the ADSs generally will be included in a U.S. Holder’s gross income as foreign source dividend income on the date of receipt by the Depositary, in the case of the ADSs, but only to the extent that the distribution is paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent, if any, that the amount of any such distribution exceeds the current and accumulated earnings and profits of Sohu Cayman, it will be treated first as a tax-free return of the U.S. Holder’s tax basis in the ADSs (thereby increasing the amount of any gain or decreasing the amount of any loss realized on the subsequent sale or disposition of such ADSs) and thereafter as capital gain. Any dividends generally will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

Certain non-corporate U.S. Holders, including individual U.S. Holders, may be taxed on dividend payments at a special rate (the applicable capital gains rate) that is applicable to “qualified dividend income” provided that (i) the ADSs are readily tradable on an established securities market in the U.S., (ii) Sohu Cayman is not treated as a PFIC (as discussed above) with respect to the U.S. Holder for Sohu Cayman’s taxable year in which the dividend was paid and Sohu Cayman was not a PFIC in the preceding taxable year, and (iii) certain holding period requirements are met. Under IRS authority, Sohu Cayman ordinary shares, or ADSs representing such shares, will be considered for the purpose of clause (i) above to be readily tradable on an established securities market in the U.S. if they are listed on NASDAQ, as Sohu Cayman’s ADSs are intended to be. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Sohu Cayman ADSs in their particular circumstances. Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For foreign tax credit purposes, dividends paid on the ADSs will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Taxation of Disposition of the ADSs

Subject to the PFIC rules discussed above, a U.S. Holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS equal to the difference between the amount realized for the ADS and the U.S. Holder’s adjusted tax basis in the ADS. The gain or loss will be capital gain or loss. A non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS for more than one year will be eligible for reduced capital gains tax rates. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss that a U.S. Holder recognizes will be treated as U.S. source income for foreign tax credit limitation purposes.

U.S. Tax Consequences to Non-U.S. Holders

Gain or Loss on Cancellation of Sohu Delaware Shares and Receipt of ADSs in the Liquidation

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the exchange of shares of Sohu Delaware common stock as a result of the Liquidation unless:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (or in the case of an applicable tax treaty, attributable to a permanent establishment in the U.S.);

•	the Non-U.S. Holder is an individual who has been present in the U.S. for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	Sohu Delaware is a “U.S. Real Property Holding Corporation.”

Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the U.S.) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

In general, Sohu Delaware will be classified as a “U.S. Real Property Holding Corporation” if, at any time during the five-year period ending on the date of the Liquidation, the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Sohu Delaware does not believe it is or has been a U.S. real property holding corporation within the last five years.

Dividends Received by Non-U.S. Holders of Sohu Cayman ADSs

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on dividends paid in respect of Sohu Cayman ADSs, unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business and, if required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis, the dividends are attributable to a permanent establishment that the Non-U.S. Holder maintains in the U.S. In such cases, a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder. If a Non-U.S. Holder is a corporate Non-U.S. Holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower applicable tax treaty rate.

If Sohu Cayman were to be treated as a U.S. corporation pursuant to Section 7874 of the Code, Non-U.S. Holders generally would be subject to withholding tax at a rate of 30% on all dividends paid by Sohu Cayman, unless a reduced rate of tax was available under a tax treaty. See the discussion above under “Tax Consequences of the Liquidation to Sohu Delaware –Section 7874 of the Code.”

Disposition by Non-U.S. Holders of Sohu Cayman ADSs

A Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of the Non-U.S. Holder’s Sohu Cayman ADSs unless:

•	the gain is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the U.S. and, if required by an applicable income tax treaty as a condition for subjecting the holder to U.S. taxation on a net income basis, the gain is attributable to a permanent establishment that the Non-U.S. Holder maintains in the U.S.; or

•	the Non-U.S. Holder is an individual, is present in the U.S. for 183 or more days in the taxable year of the sale, and certain other conditions exist.

If a Non-U.S. Holder is a corporate Non-U.S. Holder, “effectively connected” gains it recognizes may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Dividend payments with respect to the ADSs and proceeds from the sale, exchange, or redemption of the ADSs may be subject to information reporting to the IRS and possible U.S. backup withholding at a rate of 24% for taxable years beginning after December 31, 2017 and before January 1, 2026. Backup withholding will not apply to a Non-U.S. Holder that establishes foreign status or a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certifications or who is otherwise exempt from backup withholding and demonstrates such exemption if required. U.S. Holders who are required to establish their exempt status must provide such certification on IRS Form W-9. Non-U.S. Holders generally may avoid backup withholding by providing certification of foreign status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Individual U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. For this purpose, “specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include Sohu Cayman ordinary shares), that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties.

You should consult your own tax advisor concerning the application of these rules to the ADSs, including the application of the rules to your particular circumstances.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to Sohu Cayman or to any holder of Sohu Cayman’s ordinary shares. There are no other taxes likely to be material to Sohu Cayman levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but is otherwise not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Corporate Income Tax Considerations

The Announcement on Several Issues Concerning Corporate Income Tax on Income from the Indirect Transfer of Assets by Non-Resident Enterprises (“Circular 7”) issued by the PRC State Administration of Taxation stipulates that if a non-resident enterprise indirectly transfers its equity interests in, or other assets of, a PRC resident enterprise without any reasonable business purpose in order to evade PRC corporate income tax obligations, such indirect transfer will be re-characterized under the PRC Corporate Income Tax Law as a direct transfer of such equity interests or other assets of the Chinese resident enterprise and will be subject to PRC withholding tax at a rate of 10% with respect to gain deemed to have resulted from such transfer.

Circular 7 could apply if the Liquidation did not have a reasonable business purpose and was being carried out in order to evade PRC corporate income tax obligations. We believe that Circular 7 does not apply to the Liquidation because, for the reasons described under the heading “The Liquidation – Reasons for the Liquidation,” the Liquidation has a reasonable business purpose within the meaning of that term in Circular 7, and it does not have the purpose of causing any entity within the Sohu Group to evade PRC corporate income tax obligations. However, it is possible that PRC tax authorities would make an assessment that the Liquidation is subject to Circular 7. If Circular 7 were to apply to the Liquidation, the Sohu Group would be subject to PRC 10% withholding tax on any gain deemed, from a PRC tax perspective, to have been realized from the Liquidation.

DESCRIPTION OF SOHU CAYMAN ORDINARY SHARES

Sohu Cayman is a Cayman Islands exempted company and its affairs will be governed by its Memorandum and Articles as they may be amended from time to time, the Companies Law, and the common law of the Cayman Islands. You are encouraged to read the copy of Memorandum and Articles attached to this Proxy Statement/Prospectus as Annex B. See also “Description of Sohu Cayman ADSs” and “Comparison of Rights of Sohu Delaware Stockholders and Sohu Cayman Shareholders.”

A Cayman Islands exempted company:

•	is a company that conducts its business outside of the Cayman Islands and may trade in the Cayman Islands in furtherance of its business carried on outside the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including the filing of an annual return of its shareholders with the Registrar of Companies;

•	that is not listed on the Cayman Islands Stock Exchange is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

•	does not have to make its register of shareholders open to inspection;

•	may obtain an undertaking against the imposition of any future taxation for a period of 20 years; and

•	is exempted from holding an annual general meeting once every year.

However, the Memorandum and Articles provide that:

•	Sohu Cayman’s register of members and any branch register of members, as the case may be, must be open to inspection, for such times and on such days as the Sohu Cayman Board may determine, by members without charge by any other person, upon a maximum payment of $2.50 or such other sum specified by the Sohu Cayman Board, at Sohu Cayman’s registered office or such other place at which the register of members is kept in accordance with the Companies Law or, if appropriate, upon a maximum payment of $1.00 or such other sum specified by the Sohu Cayman Board, at the registration office at which any branch register of members is kept; and

•	Sohu Cayman must hold an annual general meeting in each year, following the Effective Time, at such time and place as may be determined by the Sohu Cayman Board.

We expect to receive an undertaking from the Governor in Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (2011 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains, or appreciations will apply to Sohu Cayman or its operations and, in addition, that no such tax, inheritance tax or tax in the nature of estate duty will be payable (i) on Sohu Cayman’s securities, debentures, or other obligations or (ii) by way of the withholding in whole or in part in connection with the payment of a dividend or other distribution of income or capital by Sohu Cayman to its shareholders or a payment by Sohu Cayman of principal or interest or other sums due under a debenture or other obligation.

As of the Effective Time, Sohu Cayman’s authorized share capital will consist of 75,400,000 ordinary shares, of par value $0.001 per share, with identical rights in all respects and ranking equally with one another, and 1,000,000 preferred shares, of par value $0.001 per share. Upon completion of the Liquidation, Sohu Cayman is expected to have a maximum of up to approximately 39,478,000 ordinary shares issued and outstanding, provided that the number of outstanding ordinary shares will be adjusted prior to the Effective Time if and to the extent necessary to cause the number of ordinary shares of Sohu Cayman outstanding immediately prior to the Effective Time to be equal to the number of shares of Sohu Delaware common stock outstanding immediately prior to the Effective Time.

The following are summaries of material provisions of the Memorandum and Articles and of the Companies Law insofar as they relate to the material terms of Sohu Cayman’s ordinary shares.

General. All of Sohu Cayman’s issued ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares may be in such form as is determined by the Sohu Cayman Board. Sohu Cayman shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of Sohu Cayman ordinary shares are entitled to such dividends as may be declared by the Sohu Cayman Board subject to the Companies Law.

Voting Rights. All Sohu Cayman shareholders have the right to receive notice of shareholders’ meetings and to attend, speak, and vote at such meetings. A shareholder may participate at a shareholders’ meeting in person or by proxy.

A quorum for a shareholders’ meeting consists of a holder or holders of at least half of the voting rights of the total paid-up shares entitled to vote at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings following the Effective Time are held at least annually and may only be convened by the Sohu Cayman Board on its own initiative. Advance notice of at least five days, excluding the day notice is given and the day the meeting is to be held, is required for the convening of Sohu Cayman’s annual general meeting and other shareholders’ meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of a majority of not less than two-thirds of the votes cast attaching to the ordinary shares cast in a general meeting or such other higher majority as set out in the Memorandum and Articles in respect of certain matters. A special resolution is required for matters such as a change of name of the company, winding up of the company, alteration of the Memorandum and Articles, and a reduction of share capital. Holders of the ordinary shares may effect certain changes by ordinary resolution, including altering the amount of Sohu Cayman’s authorized share capital, consolidating and dividing all or any of the share capital into shares of larger amount than the existing share capital, and canceling any shares.

Transfer of Shares. Subject to the restrictions set forth the Memorandum and Articles as described below, any of Sohu Cayman’s shareholders may transfer all or any of such shareholder’s ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by NASDAQ (or, if applicable, any other internationally recognized stock exchange of similar prestige and liquidity), or by any other form approved by the Sohu Cayman Board.

The Sohu Cayman Board, in its absolute discretion, may decline to register any transfer of any ordinary share which is not fully paid up or on which Sohu Cayman has a lien. The Sohu Cayman Board may also decline to register any transfer of any ordinary share not being a fully paid up share unless (a) the instrument of transfer is lodged with Sohu Cayman, accompanied by the certificate for such ordinary share to which it relates and such other evidence as the Sohu Cayman Board may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is properly stamped, if required; (c) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and (d) a fee of such maximum sum as NASDAQ (or, if applicable, any other internationally recognized stock exchange of similar prestige and liquidity) may determine to be payable or such lesser sum as the Sohu Cayman Board may from time to time require is paid to Sohu Cayman in respect thereof. There is presently no legal requirement under Cayman Islands law for instruments of transfer of Sohu Cayman ordinary shares to be stamped. In addition, the Sohu Cayman Board has no present intention to charge any fee in connection with the registration of a transfer of ordinary shares.

If the Sohu Cayman Board refuses to register a transfer it must, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on prior notice being given by advertisement in one or more newspapers or by any other means in accordance with the requirements of NASDAQ (or, if applicable, any other internationally recognized stock exchange of similar prestige and liquidity), be suspended and the register closed at such times and for such periods as the Sohu Cayman Board may from time to time determine; provided, however, that the registration of transfers may not be suspended nor the register closed for more than 30 days in any year.

Liquidation. On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the company), assets available for distribution among the holders of ordinary shares will be distributed among such holders on a pro rata basis. If Sohu Cayman’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by Sohu Cayman’s shareholders proportionately.

Calls on Shares and Forfeiture of Shares. The Memorandum and Articles permit Sohu Cayman to issue its shares, including ordinary shares, nil paid and partially paid. This permits Sohu Cayman to issue shares where the payment for such shares has yet to be received. Although the Memorandum and Articles give Sohu Cayman the flexibility to issue nil paid and partly paid shares, the Sohu Cayman Board has no present intention to do so. The Sohu Cayman Board may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Liens. The Memorandum and Articles permit Sohu Cayman to have a first and paramount lien on every share (not being a fully paid share) for all moneys called or payable at a fixed time in respect of such share. Sohu Cayman is also permitted to have a first and paramount lien on every share (not being a fully paid share) registered in the name of a shareholder for all amounts of money payable by such shareholder or his estate to Sohu Cayman regardless of whether the period for the payment or discharge of such debt has actually arrived, and regardless of whether such debt may be joint debts or liabilities with other person(s).

Redemption of Shares. Subject to the provisions of the Companies Law, the rules of the NASDAQ Global Select Market (or, if applicable, any other internationally recognized stock exchange of similar prestige and liquidity), and the Memorandum and Articles, Sohu Cayman may issue shares on terms that they are subject to redemption at Sohu Cayman Board’s option or at the option of the holders, on such terms and in such manner as may be determined by Sohu Cayman’s Board. The ordinary shares that will be outstanding as of the Effective Time will not be subject to redemption at the option of the holders or the Sohu Cayman Board.

Inspection of Register of Members. Pursuant to the Memorandum and Articles, Sohu Cayman’s register of members and branch register of members shall be open for inspection by shareholders for such times and on such days as the Sohu Cayman Board may determine, without charge, or by any other person upon a maximum payment of $2.50 or such other sum specified by the Sohu Cayman Board, at the registered office or such other place at which the register is kept in accordance with the Companies Law or, upon a maximum payment of $1.00 or such other sum specified by the Sohu Cayman Board, at Sohu Cayman’s registered office, unless the register is closed in accordance with the Memorandum and Articles.

Designations and Classes of Shares. All of Sohu Cayman’s issued shares at the Effective Time will be ordinary shares. The Memorandum and Articles provide that Sohu Cayman’s authorized unissued shares shall be at the disposal of the Sohu Cayman Board, which may offer, allot, grant options over, or otherwise dispose of them to such persons, at such times, and for such consideration and upon such terms and conditions as the Sohu Cayman Board may determine in its absolute discretion. In particular, subject to the provisions of the Companies Law and the Memorandum and Articles, the Sohu Cayman Board is empowered to authorize from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional, and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of such class or series then outstanding).

Transfer Agent and Registrar. The transfer agent and registrar for the Sohu Cayman ordinary shares is Maples Corporate Services Limited.

DIFFERENCES IN CORPORATE LAW BETWEEN DELAWARE AND THE CAYMAN ISLANDS

The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent statutory enactments in the United Kingdom. In addition, the Companies Law differs from the DGCL. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to Sohu Cayman and the laws of Delaware applicable to Sohu Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the members of each constituent company and (b) such other resolution, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of its shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority is acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith, or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined fair value of the shares.

Shareholders’ Suits

In principle, Sohu Cayman will normally be the proper plaintiff, and, as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Memorandum and Articles permit indemnification of officers and directors for losses, damages, costs, and expenses incurred in their capacities as such unless such losses or damages arise from fraud or dishonesty of such directors or officers. In addition, Sohu Cayman will enter into indemnification agreements with its directors and executive officers that provide such persons with additional indemnification beyond that provided in the Memorandum and Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Sohu Cayman’s directors, officers, or persons controlling Sohu Cayman under the foregoing provisions, Sohu Cayman has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of U.S. law.

Anti-Takeover Provisions in the Memorandum of Association and Articles of Association

Some provisions of the Memorandum and Articles may discourage, delay, or prevent a change in control of Sohu Cayman or management that shareholders may consider favorable, including provisions that authorize the Sohu Cayman Board to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges, and restrictions of such preferred shares without any further vote or action by Sohu Cayman’s shareholders.

However, under Cayman Islands law, the Sohu Cayman Board may only exercise the rights and powers granted to it under the Memorandum and Articles (as they may be amended from time to time) for what it believes in good faith to be in the best interests of Sohu Cayman.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation owes fiduciary duties of care and loyalty to the corporation and its shareholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally.

In general, actions of a director are presumed to have been made on an informed basis, in good faith, and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as a director (unless the company permits him or her to do so), and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Transactions with Interested Shareholders

The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested stockholder” for three years following the time that such person becomes an interested stockholder. An interested stockholder generally is (i) a person or a group who or which owns 15% or more of the target’s outstanding voting stock or (ii) owned such 15% or more within the past three years and is an affiliate or associate of the company. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all stockholders would not be treated equally. The prohibition does not apply if, among other things, prior to the time on which such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. Although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders. In addition, the Memorandum and Articles include requirements and limitations that are similar to those contained in the Delaware business combination statute. As the Companies Law does not expressly authorize the inclusion of such a business combination provision in the memorandum and articles of association of a Cayman Islands company, and we are not aware of any court of the Cayman Islands having considered the acceptability of such a provision under Cayman Islands law, the provision may not be fully enforceable, if at all, in a court of the Cayman Islands.

Dissolution: Winding-up

Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its shareholders or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its shareholders. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and the Memorandum and Articles, Sohu Cayman may be dissolved, liquidated, or wound up by the vote of holders of two-thirds of our shares voting at a meeting.

DESCRIPTION OF SOHU CAYMAN ADSs

The Bank of New York Mellon, as Depositary, will register and deliver the ADSs. Each ADS will represent one ordinary share (or a right to receive one ordinary share) of Sohu Cayman deposited with The Hong Kong and Shanghai Banking Corporation Limited, as custodian for the Depositary in Hong Kong. Each ADS will also represent any other securities, cash, or other property that may be held by the Depositary. The deposited shares together with any other securities, cash, or other property held by the Depositary will be referred to in this Proxy Statement/Prospectus as the deposited securities. The Depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (a) directly (i) by having an American Depositary receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (b) indirectly by holding a security entitlement in ADSs through your broker or other securities intermediary that is a direct or indirect participant in The Depository Trust Company, which is also referred to as DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. The description set forth below assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other securities intermediary to assert the rights of ADS holders described below. You should consult with your broker or other securities intermediary to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the Depositary confirming their holdings.

As an ADS holder you will not be treated as one of Sohu Cayman’s shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. The Deposit Agreement, among Sohu Cayman, the Depositary, ADS holders, and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADSs.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the form of the entire Deposit Agreement and the form of ADR. The Deposit Agreement, which includes the form of ADR, is filed as an exhibit to the Registration Statement on Form F-4 of which this Proxy Statement/Prospectus forms a part. For directions on how to obtain copies, see “Where You Can Find More Information” on page 75 of this Proxy Statement/Prospectus.

Dividends and Other Distributions

How will you receive dividends and other distributions on the Sohu Cayman Ordinary Shares?

The Depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

•	Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the Sohu Cayman ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the Depositary to distribute RMB or other non-U.S. currency only to those ADS holders to whom it is possible to do so. The Depositary will hold the RMB or other non-U.S. currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the RMB or other non-U.S. currency and it will not be liable for any interest.

Before a distribution is made, any withholding taxes or other governmental charges that must be paid will be deducted. The Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert RMB or other non-U.S. currency, you may lose some of the value of the distribution.

•	Shares. The Depositary may distribute additional ADSs representing any Sohu Cayman ordinary shares we distribute as a dividend or other distribution. The Depositary will only distribute whole ADSs. It will sell any Sohu Cayman ordinary shares (or ADSs representing those shares) that would require it to deliver a fraction of an ADS representing those ordinary shares and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Sohu Cayman ordinary shares. The Depositary may sell a portion of the distributed ordinary shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to Purchase Additional Shares. If Sohu Cayman offer holders of its securities any rights to subscribe for additional Sohu Cayman ordinary shares or any other rights, the Depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders, or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of the Depositary’s fees and expenses. To the extent the Depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for the rights. The Depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the Depositary that it is legal to do so. If the Depositary exercises rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new Sohu Cayman ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the Depositary. U.S. securities laws may restrict the ability of the Depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

•	Other Distributions. The Depositary will send to ADS holders anything else Sohu Cayman distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the Depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. Sohu Cayman has no obligation to register ADSs, shares, rights, or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights, or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal, and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposits Sohu Cayman ordinary shares or evidence of rights to receive Sohu Cayman ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the Depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the Sohu Cayman ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk, and expense, the Depositary will deliver the deposited securities at its office, if feasible. However, the Depositary is not required to accept surrender of the ADSs to the extent it would require delivery of a fraction of a deposited ordinary share or other security. The Depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADRs to the Depositary for the purpose of exchanging the ADRs for uncertificated ADSs. The Depositary will cancel the ADRs and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder ADRs evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the Depositary how to vote the number of deposited Sohu Cayman ordinary shares their ADSs represent. If we request the Depositary to solicit your voting instructions (and we are not required to do so), the Depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary to vote. For instructions to be valid, they must reach the Depositary by a date set by the Depositary. The Depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of the Memorandum and Articles of Sohu Cayman and other similar documents, to vote or to have its agents vote the Sohu Cayman ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the Depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the Depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the Depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the Sohu Cayman ordinary shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the Depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your Sohu Cayman ordinary shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your Sohu Cayman ordinary shares are not voted as you requested.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates

$0.05 (or less) per ADS	• Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the Depositary to ADS holders

$0.05 (or less) per ADS per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares

Expenses of the Depositary	• Cable and facsimile transmissions (when expressly provided in the Deposit Agreement)

• converting non-U.S. currency to U.S. dollars

Taxes and other governmental charges the Depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty, or withholding taxes	• As necessary

Any charges incurred by the Depositary or its agents for servicing the deposited securities	• As necessary

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing Sohu Cayman ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for Depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse us for costs and expenses generally arising out of the establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the Depositary, or share revenue from the fees collected from ADS holders. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers, foreign currency dealers, or other service providers that are owned by or affiliated with the Depositary and that may earn or share fees, spreads, or commissions.

The Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker, or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the Deposit Agreement and the rate that the Depositary or its affiliate receives when buying or selling foreign currency for its own account. The Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the Depositary’s obligations under the Deposit Agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The Depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement, or Cancellation of

Sohu Cayman Ordinary Shares

The Depositary will not tender Sohu Cayman ordinary shares or other deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the Depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the Depositary as a holder of deposited securities, the Depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination, or other reclassification, or any merger, consolidation, recapitalization, or reorganization affecting the issuer of deposited securities in which the Depositary receives new securities in exchange for or in lieu of the old deposited securities, the Depositary will hold those replacement securities as deposited securities under the Deposit Agreement. However, if the Depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the Depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the Depositary will continue to hold the replacement securities, the Depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the Depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the Depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges, or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.

How may the Deposit Agreement be terminated?

The Depositary will initiate termination of the Deposit Agreement if we instruct it to do so. The Depositary may initiate termination of the Deposit Agreement if:

•	60 days have passed since the Depositary told us it wants to resign but a successor Depositary has not been appointed and accepted its appointment;

•	we delist the ADSs from an exchange on which they were listed and do not list the ADSs on another exchange;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the Deposit Agreement will terminate, the Depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the Depositary may sell the deposited securities. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the Depositary will sell as soon as practicable after the termination date.

After the termination date and before the Depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the Depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The Depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The Depositary will continue to collect distributions on deposited securities, but, after the termination date, the Depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADS holders (until they surrender their ADSs) or give any notices or perform any other duties under the Deposit Agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

•	are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the Deposit Agreement;

•	are not liable if we or it exercises discretion permitted under the Deposit Agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the Deposit Agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depository, clearing agency, or settlement system; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

The Depositary has no duty to make any determination or provide any information as to our tax status, and will not have any liability for any tax consequences that may be incurred by the ADS holders as a result of owning or holding ADSs or any liability for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding, or refund of amounts withheld in respect of tax or any other tax benefit.

In the Deposit Agreement, we and the Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying Sohu Cayman ordinary shares at any time except:

•	when temporary delays arise because: (i) the Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Sohu Cayman ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on the Sohu Cayman ordinary shares;

•	when the ADS holder owes money to pay fees, taxes, and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Sohu Cayman ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Pre-release of ADSs

The Deposit Agreement permits the Depositary to deliver ADSs before deposit of the underlying Sohu Cayman ordinary shares. This is called a pre-release of the ADSs. The Depositary may also deliver Sohu Cayman ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Sohu Cayman ordinary shares are delivered to the Depositary. The Depositary may receive ADSs instead of Sohu Cayman ordinary shares to close out a pre-release. The Depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the Depositary in writing that it or its customer owns the Sohu Cayman ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the Depositary considers appropriate; and (3) the Depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the Depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADSs holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile system and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

COMPARISON OF RIGHTS OF SOHU DELAWARE STOCKHOLDERS

AND SOHU CAYMAN SHAREHOLDERS

Your rights as a stockholder of Sohu Delaware are governed by the DGCL and Sohu Delaware’s certificate of incorporation and bylaws. After the Liquidation, you will become a holder of ADSs representing ordinary shares of Sohu Cayman, and the rights of shareholders of Sohu Cayman will be governed by the Companies Law, Sohu Cayman’s memorandum of association and articles of association as in effect as of the Effective Time and as they may be amended from time to time after the Effective Time, and by the Deposit Agreement.

Many of the principal attributes of shares of Sohu Delaware common stock and Sohu Cayman ordinary shares, including economic and voting rights, are similar. However, there are differences between rights under the DGCL and under the Companies Law. In addition, there are differences between Sohu Delaware’s certificate of incorporation and bylaws and Sohu Cayman’s Memorandum and Articles. The following discussion is a summary of certain material differences in the rights of a holder of shares of Sohu Delaware common stock and a holder of ordinary shares of Sohu Cayman. This summary does not cover all the differences between the DGCL and the Companies Law affecting corporations and their shareholders or all of the differences between Sohu Delaware’s certificate of incorporation and bylaws and Sohu Cayman’s Memorandum and Articles. While we believe this summary is accurate in all material respects, the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of the DGCL, the Companies Law, Sohu Delaware’s certificate of incorporation and bylaws, and Sohu Cayman’s Memorandum and Articles. We encourage you to read those laws and documents. A copy of Sohu Cayman’s Memorandum and Articles is attached as Annex B to this Proxy Statement/Prospectus. For information as to how you can obtain copies of Sohu Delaware’s certificate of incorporation and bylaws included as exhibits to Sohu Delaware’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this Proxy Statement/Prospectus, see “Where You Can Find More Information.”

In addition, as a holder of the ADSs, you will not be a registered holder of the ordinary shares of Sohu Cayman and will not have direct shareholder rights in Sohu Cayman. Through your ownership of ADSs, you generally will be entitled to some, but not all, of the rights of a shareholder of Sohu Cayman. To exercise some of the rights reserved to registered holders of ordinary shares of Sohu Cayman, you would need to surrender your ADSs and withdraw the underlying Sohu Cayman ordinary shares in accordance with the terms of the Deposit Agreement. See “Description of Sohu Cayman ADSs.”

Provisions Currently Applicable to Sohu Delaware Stockholders	Provisions Applicable to Sohu Cayman Shareholders
Voting Rights
Voting, Generally

•  Each stockholder is entitled to one vote per share of stock held by the stockholder, unless the certificate of incorporation (including any certificate of designation) provides otherwise.

•  The voting rights of holders of any shares of preferred stock that may be designated and issued will be determined by provisions of the certificate of incorporation (including any certificate of designation) with respect to such preferred stock.

At meetings of the stockholders for the election of directors at which a quorum is present a plurality of the votes cast will be sufficient to elect a nominee. All other matters presented to the stockholders at a meeting at which a quorum is present are decided by the affirmative vote of the holders of a majority

•  Holders of the ordinary shares of Sohu Cayman are entitled to one vote for each ordinary share held.

•  If a new class of shares is authorized for issuance, the voting rights of holders of such class of shares will be determined either by the shareholders by ordinary resolution or, in the absence of any such determination by the shareholders, by the Sohu Cayman Board in accordance with the Memorandum and Articles.

•  Certain matters require an “ordinary resolution,” which must be approved by at least a simple majority of the votes cast by shareholders entitled to vote, and certain other matters require a “special in voting power of the shares of stock that are present in person or by proxy and entitled to vote thereon, unless a different or minimum vote is required by the certificate of incorporation, the bylaws, the NASDAQ Listing Rules, or any law or regulation applicable to Sohu Delaware or its securities, in which case such different or minimum vote will instead be required.

•  Sohu Delaware’s certificate of incorporation provides that any proposed repeal, alteration, or amendment of provisions of the certificate of incorporation providing (i) for the classification of the board of directors of Sohu Delaware, (ii) that the board is expressly authorized to adopt, amend or repeal the By-Laws, and that the By-Laws may also be altered or repealed by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares, (iii) that any action required to be taken by the stockholders may not be taken by written resolutions, and that special meetings of stockholders may be called only by the Board or by the President, and (iv) that no director shall have any personal liability to Sohu Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law, will require the affirmative vote of shareholders of not less than 80% of the voting power of all outstanding shares of common stock entitled to vote at the time of any such proposal.

resolution,” which requires the affirmative vote of at least two-thirds of the votes cast by shareholders entitled to vote

•  At any general meeting for the election of Directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect Directors.

•  In addition, any proposed rescission, alteration, or amendment of the provisions of the Memorandum and Articles providing (i) that an extraordinary general meeting may only be called by the Board, (ii) that any action requiring shareholders’ approval may not be taken by written resolutions, (iii) for the classification of the board of directors of Sohu Cayman, and (iv) indemnification of Directors, require a special resolution passed with the affirmative vote of shareholders of not less than 80% of the voting power of all outstanding ordinary shares entitled to vote at the time of any such proposal.

Record Date for Meeting of Stockholders

•  Sohu Delaware’s bylaws provide that, in order to determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Sohu Delaware Board may fix a record date which, unless otherwise required by law, shall be not more than 60 days nor less than 10 days prior to the meeting date.

•  The Memorandum and Articles provide that the record date for determining the shareholders entitled to attend and vote at any meeting shall be not more than 60 days and not less than 10 days prior to the meeting date.

Quorum

• The holders of majority in voting power of the outstanding shares of common stock entitled to vote, present at a meeting in person or by proxy, constitutes a quorum at a meeting of stockholders.	• Holder or holders of not less than fifty percent (50%) of the voting rights represented by the issued voting shares in the company, present at a general meeting, constitute a quorum.

Cumulative Voting

•  In accordance with Delaware law, because Sohu Delaware’s certificate of incorporation does not authorize cumulative voting in the election of directors, cumulative voting in the election of directors is not permitted.

• Cumulative voting is not recognized under the Memorandum and Articles.

Action by Written Consent
• Sohu Delaware’s certificate of incorporation prohibits stockholder action by written consent.	• The Memorandum and Articles prohibit shareholder action by written consent.
Shareholder Proposals and Shareholder Nominations of Directors
Shareholders’ Ability to Call a Special Meeting
• Sohu Delaware’s certificate of incorporation and bylaws do not permit the company’s stockholders to call a special meeting of stockholders.

•  General meetings, other than annual general meetings, are extraordinary general meetings. An extraordinary general meeting may be called only by a majority of the Directors then in office. The agenda of any annual or extraordinary general meeting is set by a majority of the Directors then in office.

Shareholder Proposals and Director Nominations

•  Under Delaware law, stockholders may nominate candidates for election to the board and bring other business before an annual meeting. Sohu Delaware’s bylaws set forth requirements, including notice and timing requirements, that stockholders must comply with in order to nominate candidates for election to the board and bring other business before an annual meeting. The bylaw provision includes a requirement for a notice that sets forth information related to the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, any business proposed to be brought before the meeting, and any candidate submitted for nomination and sets forth a window of time during which the notice must be submitted.

•  The Memorandum and Articles provide a similar mechanism for shareholders of Sohu Cayman to make nominations of directors and business proposals as is provided in Sohu Delaware’s by-laws. However, the Memorandum and Articles limit nominations and business proposals to shareholders holding not less than 5% of the outstanding ordinary shares of Sohu Cayman.

Sources and Payment of Dividends
Sources of Dividends

•  Under the DGCL, a corporation may pay dividends (i) out of surplus or (ii) if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the capital of the corporation is less than the capital represented by issued and outstanding shares having a preference on asset distributions. Surplus is defined in the DGCL as the

•  Under the Companies Law, the board of directors may declare the payment of dividends to holders of ordinary shares out of Sohu Cayman’s (1) profits available for distribution, (2) “share premium account”, which represents the excess of the price paid to Sohu Cayman on the issue of its shares over the par or “nominal” value of those excess of the net assets over capital, as such capital may be adjusted by the board in accordance with the DGCL.

shares and is similar to the U.S. law concept of additional paid—in capital or (3) any other fund or account which can be authorized for the purpose in accordance with the Companies Law. However, no dividends may be paid if, after payment, Sohu Cayman would not be able to pay its debts as they come due in the ordinary course of business.

Declaration of Dividends
• Sohu Delaware’s bylaws provide that dividends (payable in cash, property or shares of the corporation) may be declared by the Sohu Delaware Board at any regular or special meeting.

•  Holders of ordinary shares will be entitled to such dividends as Sohu Cayman at a general meeting or the Sohu Cayman Board may from time to time declare in accordance with the Memorandum and Articles, but no dividend may be declared at a general meeting in excess of the amount recommended by the Sohu Cayman Board.

Record Date for Dividends and other Distributions

•  Delaware law and Sohu Delaware’s bylaws provide that in order to determine the stockholders entitled to receive payment of any dividend or other distribution, the Sohu Delaware Board may fix a record date, which must not be more than 60 days prior to such action.

•  The Memorandum and Articles provide that, subject to certain restrictions, the Sohu Cayman Board may set a record date for the purpose of determining shareholders entitled to receive payment of a dividend or other distribution, provided the date is not more than 60 days prior to such action.

Power of Board to Designate Preferred Stock

•  The Sohu Delaware Board is expressly vested with the power to issue one or more series of the preferred stock from time to time and by resolution to designate the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of any such series.

•  The Sohu Cayman Board is expressly vested with the power to issue one or more series of the preferred shares from time to time and by resolution to designate the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of any such series.

Purchase and Redemption of Stock

Purchase and Redemption of Stock

•  A Delaware corporation may purchase or redeem shares of its own capital stock except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares, or if no shares entitled to such preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced.

•  The Memorandum and Articles provide that, subject to the Companies Law, the Memorandum and Articles, the NASDAQ Listing Rules, and any special rights conferred on the holders of any shares or class of shares, any preferred shares may be issued or converted into shares that, at a determinable date or at the option of the company or the holder, are liable to be redeemed on such terms and in such manner as the company before the issue or conversion may by ordinary resolution of the shareholders determine. Where the company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the board of directors, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable law.

•  Shares of a Delaware corporation held by the corporation, whether as treasury shares or otherwise, generally may not be voted by the corporation, or counted for quorum purposes. However, a corporation may vote shares held by the corporation in a fiduciary capacity.

•  Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose, or the share may in certain circumstances be redeemed otherwise out of capital, provided the company has the ability to pay its debts as they come due in the ordinary course of business; the share premium account may be used to pay any premium payable on redemption.

•  Under the DGCL, shares that have been called for redemption are not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter on and after the date on which written notice of redemption has been sent to holders thereof and a sum sufficient to redeem such shares has been irrevocably deposited or set aside to pay the redemption price to the holders of the shares upon surrender of certificates therefor.

• Under the Companies Law, treasury shares held by Sohu Cayman may not be voted at any general meeting.

Annual Meetings of Shareholders

•  Sohu Delaware’s bylaws provide that the annual meeting of the stockholders of the corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such hour and place as the Sohu Delaware Board may determine on the second Tuesday in May of each year or on such other date as the board may determine. The corporation may postpone, recess adjourn, reschedule or cancel any annual meeting of stockholders previously scheduled by the board. Also, except as otherwise required by law, notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

•  Under the Memorandum and Articles, an annual general meeting may be called by not less than five (5) clear days’ notice. Pursuant to the Deposit Agreement with the Bank of New York Mellon, as depositary for the ADSs, Sohu Cayman will give the Bank of New York Mellon notice of any general meeting, details concerning the matters to be voted upon and copies of materials to be made available to holders of ADSs in connection with the meeting. See “Description of Sohu Cayman ADSs.”

•  Sohu Cayman must hold its annual general meeting each year following the Effective Time at such time and place as may be determined by the Sohu Cayman Board.

Special Meetings of Shareholders

Calling a Special Meeting

• Sohu Delaware’s certificate of incorporation provides that special meetings of stockholders may be called only on the order of: (1) the Sohu Delaware Board; or (2) the president.

•  An extraordinary general meeting may be called only by a majority of the Directors then in office and shall be held at such times and locations (as permitted by the Memorandum and Articles) as such directors shall determine. The agenda of any extraordinary general meeting shall be set by a majority of the Directors then in office.

Notice

•  Sohu Delaware’s bylaws provide that, except as otherwise required by law, stockholders entitled to vote at such special meeting must receive notice of the meeting not less than 10 days and not more than 60 days prior to the meeting. This notice must state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

•  Any extraordinary general meeting may be called by not less than five (5) clear days’ notice or by shorter notice, subject to the Companies Law, if it is so agreed by shareholders holding not less than seventy-five percent (75%) of the voting rights represented by the issued voting shares who are entitled to attend and vote at the meeting. Pursuant to the Deposit Agreement with the Bank of New York Mellon, as depositary for the ADSs, Sohu Cayman will give the Bank of New York Mellon notice of any general meeting, details concerning the matters to be voted upon and copies of materials to be made available to holders of ADSs in connection with the meeting. See “Description of Sohu Cayman ADSs.”

Dissenters’ or Appraisal Rights

Availability of Appraisal Rights

•  Under the DGCL, a stockholder who complies with the applicable statutory requirements generally is entitled, subject to certain specified exceptions, to appraisal rights in connection with certain mergers or consolidations.

•  Holders of ordinary shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the company (other than on a conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the company).

•  Under Cayman Islands law, a merger of two or more constituent companies requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the members of each constituent company and (b) such other resolution, if any, as may be specified in such constituent company’s articles of association. Save in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, subject to satisfaction of certain requirements under Cayman Islands law; and if an arrangement and reconstruction is approved, the dissenting shareholder would have no rights comparable to appraisal rights which would otherwise be available to dissenting shareholders of Delaware corporations.

Amendment of Governing Instruments

•  Under Delaware law, subject to Section 242(b)(2) of the DGCL, which provides holders of a class or series of stock with a separate vote on proposed amendments to the certificate of incorporation under certain circumstances, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation generally requires:

(1) that the board adopt a resolutions approving the proposed amendment and declaring its advisability; and

(2) the affirmative vote of the holders of a majority of the outstanding stock entitled to vote.

•  Sohu Delaware’s certificate of incorporation provides that any proposed repeal, alteration, or amendment to certain provisions of the certificate of incorporation, providing (i) for the classification of the board of directors of Sohu Delaware, (ii) that the board is expressly authorized to adopt, amend or repeal the By-Laws, and that the By-Laws may also be altered or repealed by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares, (iii) that any action required to be taken by the stockholders may not be taken by written resolutions, and that special meetings of stockholders may be called only by the Board or by the President, and (iv) that no director shall have any personal liability to Sohu Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law, requires the affirmative vote of shareholders of not less than 80% of the voting power of all outstanding shares of Sohu Delaware’s common stock.

•  Under the Memorandum and Articles, Sohu Cayman’s memorandum and articles of association may be amended only by a special resolution (a resolution passed by the affirmative vote of at least two-thirds of the votes cast by shareholders entitled to vote); provided that any proposed rescission, alteration, or amendment of provisions of the Memorandum and Articles providing certain provisions of the Memorandum and Articles, providing (i) that an extraordinary general meeting may only be called by the Board, (ii) that any action requiring shareholders’ approval may not be taken by written resolutions, (iii) for the classification of the board of directors of Sohu Cayman, and (iv) indemnity of directors shall require the affirmative vote of shareholders of not less than 80% of the voting power of all outstanding ordinary shares entitled to vote at the time of any such proposal. The Sohu Cayman Board may not effect amendments to Sohu Cayman’s articles of association.

•  Sohu Delaware’s certificate of incorporation provides that the bylaws may be altered, amended or repealed by the stockholders by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote.

•  Under Delaware law, if provided by the certificate of incorporation, the board of directors will also have the power to adopt, amend or repeal the bylaws of a company. Sohu Delaware’s certificate of incorporation authorizes the Sohu Delaware Board to alter, amend, repeal, or adopt new bylaws.

Mergers and Similar Arrangements

•  Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger or consolidation or a sale of all or substantially all of a corporation’s assets or dissolution requires:

(1) the approval of the board of directors; and

(2) the approval of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon.

Sohu Delaware’s certificate of incorporation does not provide for the vote of a larger portion of the stock for such transactions.

•  Under Cayman Islands law, a merger of two or more constituent companies requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the members of each constituent company and (b) such other resolution, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

•  Save in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

•  In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•   the statutory provisions as to the required majority vote have been met;

•   the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•   the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•   the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith, or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

•  Holders of ordinary shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the Company).

Rights of Inspection

Rights of Inspection Generally

•  The DGCL allows any stockholder in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from:

(1) the corporation’s stock ledger, a list of its stockholders, and its other books and records; and

(2) a subsidiary’s books and records, to the extent that:

(A) the corporation has actual possession and control of such records of such subsidiary; or

(B) the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand:

(i) the stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary and a person or persons not affiliated with the corporation; and

(ii) the subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

•  Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of the company (other than the register of mortgages and charges). The Sohu Cayman Board may establish procedures or conditions regarding these inspection rights for the following purposes: protecting the interests of Sohu Cayman; protecting the confidentiality of the information contained in those books and records; protecting the convenience of Sohu Cayman; or protecting any other interest of Sohu Cayman that the Sohu Cayman Board deems proper.

•  The Memorandum and Articles provide that the register and branch register of shareholders, as the case may be, shall be open to inspection for such times and on such days as the Sohu Cayman Board shall determine by the shareholders without charge or by any other person, upon a maximum payment of $2.50 or such other sum specified by the Sohu Cayman Board, at Sohu Cayman’s registered office or such other place at which the register is kept in accordance with the Companies Law or, if appropriate, upon a maximum payment of $1.00 or such other sum specified by the Sohu Cayman Board at the registration office. The register including any overseas or local or other branch register of shareholders may, after notice has been given by advertisement in an appointed newspaper or any other newspapers in accordance with the requirements of NASDAQ or by any electronic means in such manner as may be accepted by NASDAQ to that effect, be closed at such times or for such periods not exceeding in the whole thirty (30) days in each year as the Sohu Cayman Board may determine and either generally or in respect of any class of shares.

Standard of Conduct for Directors

• The DGCL does not contain any specific provisions setting forth the fiduciary duties of directors. The scope of the fiduciary duties of the board is thus determined by the courts of the State	• As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the of Delaware. In general, directors have a duty to act in good faith, on an informed basis and in a manner they reasonably believe to be in the best interests of the corporation and its stockholders.

following duties to the company – a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

.

Classification of the Board of Directors

•  Delaware law permits the certificate of incorporation, the initial bylaws or a stockholder-adopted bylaw amendment to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year.

•  Sohu Delaware’s certificate of incorporation provides that the Sohu Delaware Board will be divided into two classes of directors, with each class elected to serve for staggered two-year terms, with the term of one class expiring each year.

•  Cayman Islands law permits a company to provide for terms of different length for its directors.

•  The Memorandum and Articles provide that the Sohu Cayman Board will initially consist of six (6) directors, and will be divided into two classes of directors, with three directors in each class initially and as nearly equal a number of directors in each class as possible, as determined by the Board, and each class is elected to serve for staggered two-year terms, with the term of only one class expiring every year.

Removal of Directors

•  Delaware law provides that a director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares entitled to vote at an election of directors, except that:

(1) shareholders of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

(2) directors may not be removed in certain situations in the case of a corporation having cumulative voting.

•  Because Sohu Delaware has a classified board, directors may be removed only for cause.

•  A Director may be removed by way of the consent of a majority of the Directors then in office at any time before the expiration of his term of office notwithstanding anything in the Memorandum and Articles or in any agreement between Sohu Cayman and such Director (but without prejudice to any claim for damages under any such agreement).

Vacancies on the Board of Directors

Vacancies, Generally

•  Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws:

(1) vacancies on a board of directors; and

(2) newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors in office, although less than a quorum, or by a sole remaining director. In the case of a classified board, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10 percent of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

•  The Memorandum and Articles provide that a casual vacancy on the Sohu Cayman Board created by the removal of a Director may, but only upon recommendation by the Sohu Cayman Board, be filled by the election or appointment by ordinary resolution of the shareholders or by the affirmative vote of a simple majority of the remaining Directors present and voting at a board meeting.

•  Under the Memorandum and Articles, a majority of the Directors then in office, or the sole remaining Director, may from time to time and at any time to appoint any person as a director of the class for which such person has been chosen, as determined by such Directors or such sole remaining Director, to fill a casual vacancy on the board or as an addition to the existing board.

•  The Memorandum and Articles provide that any such director appointed by the Sohu Cayman Board to fill a casual vacancy or an addition to the existing board shall hold office until the first annual general meeting of shareholders after his appointment at which meeting the term of such director and directors of the same class shall expire, and will be eligible for re-election at such meeting.

•  The Memorandum and Articles provide, as long as the Sohu Cayman Board remains classified, for the same apportionment among the classes of directors.

•  Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws, when one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

•  Sohu Delaware’s certificate of incorporation and bylaws are silent on vacancies.

Indemnification of Directors and Officers and Limitation of Liability

•  Delaware law permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

(1) any breach of his or her duty of loyalty to the corporation or its stockholders;

•  Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Memorandum and Articles permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such

(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) unlawful dividends or stock purchases or redemptions; or

(4) any transaction from which he or she derives an improper personal benefit.

unless such losses or damages arise from fraud or dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation. In addition, Sohu Cayman intends to enter into indemnification agreements with its directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the Memorandum and Articles.

•  Sohu Delaware’s certificate of incorporation includes such a provision.

•  Delaware law provides that a corporation may indemnify a person who is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person:

(1) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

(2) in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

•  Delaware law provides that a corporation may indemnify a person who is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any

•  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

claim, issue or matter as to which such person has been adjudged liable to the corporation unless and only to the extent a court shall determine upon applicable that such person is fairly and reasonably entitled to indemnity for such expenses.

•  Delaware law also authorizes corporations to pay expenses in advance of the final disposition of an action, suit or proceeding incurred by a director or officer of the corporation upon receipt of an undertaking to repay such amount if it shall ultimately be determined that such director or officer was not entitled to be indemnified for such expenses.

•  Sohu Delaware’s certificate of incorporation provides for mandatory indemnification of the company’s directors, to the fullest extent permitted by the DGCL.

•  Sohu Delaware’s bylaws provide for mandatory indemnification and advancement of expenses for the directors and executive officers of the company to the fullest extent permitted by law. Further, the company may purchase and maintain insurance to effect indemnification.

Shareholders’ Suits

•  Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law.

•  An individual may also commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.

•  Derivative actions are available in the Cayman Islands and have been permitted by the Cayman Islands courts. In principle, Sohu Cayman will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when: a company acts or proposes to act illegally or ultra vires; the act complained of, although not ultra vires, could be duly effected only if authorized by a special or ordinary resolution that has not been obtained; and those who control the company are perpetrating a “fraud on the minority.”

Share Acquisitions

•  Pursuant to Section 203 of the DGCL, a corporation shall not engage in certain business combinations with any interested stockholder (defined as a person who owns fifteen percent (15%) or more of the outstanding voting stock of a

•  There is no comparable provision in the Companies Law. However, the Memorandum and Articles include requirements and limitations that are similar to those contained in Section 203 of the DGCL. As the Companies Law does not expressly authorize the inclusion of such a corporation or a person who is an associate or affiliate of the corporation and, within the preceding three-year period, owned fifteen percent (15%) or more of the outstanding voting stock of the corporation, and the affiliates and associates of such person) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) Upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder held at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) At or subsequent to such time the business combination was approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

business combination provision in the memorandum and articles of association of a Cayman Islands company, and we are not aware of any court of the Cayman Islands having considered the acceptability of such a provision under Cayman Islands law, the provision may not be fully enforceable, if at all, in a court of the Cayman Islands.

Anti-Takeover Matters

•  A Delaware court will generally uphold board of director decisions to adopt anti-takeover measures, such as shareholder rights plans, in the face of a potential takeover where the directors are able to show that:

(1) they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and

(2) the board action taken was neither preclusive nor coercive and was reasonable in relation to the threat posed.

•  Some provisions of the Memorandum and Articles may discourage, delay, or prevent a change in control of Sohu Cayman or its management that shareholders may consider favorable, including provisions that authorize the Sohu Cayman Board to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by shareholders. However, under Cayman Islands law, Sohu Cayman’s directors may only exercise the rights and powers granted to them under the Memorandum and Articles, as amended and restated from time to time, for what they believe in good faith to be in the best interests of Sohu Cayman.

Disclosure of Interests

•  Certain acquisitions of shares of common stock of Sohu Delaware may require disclosure under the Exchange Act on Schedule 13D. Some acquisitions, however, may qualify for a short-form disclosure on Schedule 13G. Generally, an acquisition of more than a five percent interest in a U.S. publicly-held issuer by:

(1) certain types of persons, including a broker-dealer, a bank, an insurance company, an investment company and an investment advisor, or

(2) a “passive investor” who is not seeking to acquire or influence control of the issuer, so long as the investor owns less than 20 percent of the class of stock it is acquiring.

May be disclosed on a Schedule 13G.

•  A buyer who files a Schedule 13G must amend it periodically:

(1) to report any change in the information previously reported; or

(2) if it acquires more than 10 percent of the class of stock and, thereafter, if it undergoes any change in ownership of five percent or more of the class of stock.

•  After the effectiveness of the Liquidation, the Schedule 13D and Schedule 13G reporting regime will continue to apply to Sohu Cayman as it will have its shares registered under Section 12 of the Exchange Act.

•  An exempted company is required to maintain a beneficial ownership register at its registered office that records details of the persons who ultimately own or control, directly or indirectly, more than 25% of the equity interests or voting rights of the company or have rights to appoint or remove a majority of the directors of the company. The beneficial ownership register is not a public document and is only accessible by a designated competent authority of the Cayman Islands. Such requirement does not, however, apply to an exempted company with its shares listed on an approved stock exchange, which includes NASDAQ. Accordingly, for so long as the shares of Sohu Cayman are listed on NASDAQ, Sohu Cayman is not required to maintain a beneficial ownership register.

Limitation on Enforceability of Civil Liabilities Under U.S. Federal Securities Laws

Ability to Bring Suits, Enforce Judgments and Enforce U.S. Law

•  Sohu Delaware is a U.S. company incorporated under the laws of Delaware and has substantial assets located in the U.S. As a result, investors generally can initiate lawsuits in the U.S. against Sohu Delaware and its directors and officers and can enforce lawsuits based on U.S. federal securities laws in U.S. courts.

•  As a company listed on NASDAQ, Sohu Cayman and its directors and officers will be subject to U.S. federal securities laws, and investors could initiate civil lawsuits in the U.S. against Sohu Cayman for breaches of the U.S. federal securities laws.

•  It will be difficult for investors to enforce a judgment against Sohu Cayman or its subsidiaries or its assets outside of the United States if obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, the directors and executive officers and certain of the experts named in this Proxy Statement/Prospectus reside outside the United States, and all or a substantial portion of the assets of these persons are or may be located outside the United States. Therefore, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the United States securities laws of any state of the United States.

•  It can be difficult to enforce a United States court judgment in the PRC, where most of the assets of the Sohu Group are located and which is the residence of most of the directors and officers of the Company, stemming from the lack of any official arrangement providing for judicial assistance to the enforcement of judgments of courts of the United States in the PRC. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States. In the absence of such a treaty, judgments of United States courts will not be enforced in the PRC without review of the merits of the claims and the claims brought in a United States court will have to be re-litigated on their merits.

•  Likewise, administrative actions brought by regulatory authorities, such as the SEC, and other actions that result in judgments outside of the PRC can (assuming such actions are not required by PRC law to be arbitrated) only be enforced in the PRC if such judgments or rulings do not violate the basic principles of the laws of the PRC or the sovereignty, security, and public interest of the society of China, as determined by a People’s Court of China that has jurisdiction for recognition and enforcement of judgments.

Short Swing Profits

•  Directors and officers of Sohu Delaware are governed by rules under the Exchange Act that may require directors and officers to forfeit to Sohu Delaware any “short swing” profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of shares of Sohu Delaware common stock.

• Directors and officers of Sohu Cayman, for as long as it remains as a foreign private issuer, will not be subject to the prohibitions on “short swing” trading under the U.S. securities laws.

Proxy Statements and Reports

Notices and Reports to Shareholders; Matters to Include

Proxy Statements Generally

• Under the Exchange Act proxy statement requirements rules, Sohu Delaware must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings.	• The Exchange Act proxy rules will not apply to Sohu Cayman, as long as Sohu Cayman remains as a foreign private issuer.

Voting by Proxy
• Sohu Delaware’s bylaws provide that each stockholder is entitled to vote in person or by proxy for each share of the capital stock having voting power held by such stockholder.

•  The Memorandum and Articles provide that any shareholder entitled to attend and vote at a meeting of the company shall be entitled to appoint another person as his proxy to attend and vote instead of him. A shareholder who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf at a general meeting of the company or at a class meeting. A proxy need not be a shareholder. In addition, a proxy or proxies representing either a shareholder who is an individual or a shareholder which is a corporation shall be entitled to exercise the same powers on behalf of the shareholder which he or they represent as such shareholder could exercise.

•  Holders of ADSs, representing ordinary shares of Sohu Cayman, will not be treated as shareholders of Sohu Cayman, and will not have shareholder rights. Cayman Islands law governs shareholder rights. The Bank of New York Mellon, as depositary for ADSs, will be the holder of the ordinary shares underlying the ADSs. Holders of ADSs will have ADS holder rights, including the rights to instruct the depositary to vote the number of deposited ordinary shares of Sohu Cayman their ADSs represent. The Deposit Agreement, among Sohu Cayman, the depositary, ADS holders, and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights, including the voting rights of the ADS holders, as well as the rights and obligations of the depositary. New York law governs the Deposit Agreement and the ADSs. For a detailed description of the voting rights of ADS holders, see “Description of Sohu Cayman ADSs.”

Approval of Director Compensation
• Sohu Delaware’s stockholders generally do not have the right to approve directors’ compensation; however, Sohu Delaware is subject to SEC	• Under the Memorandum and Articles, the Sohu Cayman Board has the right to determine directors’ compensation.

reporting requirements for director and executive officer compensation and are required to submit to stockholder votes non-binding advisory proposals to approve named executive officer compensation and to determine the frequency of such non-binding advisory votes.

Approval of Auditors

•  Sohu Delaware’s stockholders do not have the right to appoint the company’s auditors; however, Sohu Delaware typically includes in its proxy statement a shareholder proposal to ratify the appointment of its auditors.

•  Sohu Cayman’s shareholders do not have the right to appoint the company’s auditors; and the audit committee of the Sohu Cayman Board will be responsible for selecting and appointing the independent auditors for Sohu Cayman. Sohu Cayman intends to include in the agenda for any annual general meeting of shareholders a proposal for ratification by the shareholders of the appointment of such independent auditors.

Reporting Requirements

•  As a U.S. public company, Sohu Delaware must file with the SEC, among other reports and notices:

(1) an Annual Report on Form 10-K within 60 days after the end of a fiscal year;

(2) a Quarterly Report on Form 10-Q within 40 days after the end of a fiscal quarter ending; and

(3) Current Reports on Form 8-K upon the occurrence of certain important corporate events. Unless otherwise specified, a report is to be filed or furnished within four business days after occurrence of the event.

•  Since Sohu Cayman will be considered a successor issuer to Sohu Delaware under the Exchange Act, it will be subject to U.S. securities laws. However, as a foreign private issuer, Sohu Cayman will be subject to reporting requirements that are less stringent than for a U.S. domestic filer. See “The Liquidation – Reduced Reporting Requirements.”

THE SPECIAL MEETING

This Proxy Statement/Prospectus represents both a proxy statement of Sohu Delaware and a prospectus of Sohu Cayman. The Sohu Delaware Board is soliciting your proxy to vote at the Special Meeting, and Sohu Cayman is offering the ADSs representing ordinary shares of Sohu Cayman that you will receive upon the Liquidation following the cancellation of your shares of Sohu Delaware common stock, if Sohu Delaware’s stockholders approve the Liquidation Proposal.

Sohu Delaware mailed this Proxy Statement/Prospectus to stockholders beginning on or about April     , 2018. You should read this Proxy Statement/Prospectus carefully before voting your shares of Sohu Delaware common stock.

Time, Place and Date

The special meeting of stockholders will be held at 10:00 AM., Beijing time, on May     , 2018, at the offices of Sohu.com Inc., Level 2, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.

Proposals

At the special meeting, you will be asked to consider and vote:

1.	To approve the dissolution of Sohu Delaware (the “Liquidation”) and adopt the plan of completion liquidation and dissolution of Sohu Delaware (the “Plan of Liquidation”), a copy of which is attached to the Proxy Statement/Prospectus as Annex A, pursuant to which, among other things, Sohu Delaware will be dissolved and liquidated all outstanding shares of the common stock of Sohu Delaware will be cancelled; and American Depositary shares (the “ADSs”) representing ordinary shares of Sohu.com Limited, a Cayman Islands company (“Sohu Cayman”), will be distributed on a pro rata basis to the stockholders of Sohu Delaware (the “Liquidation Proposal”); and

2.	To grant discretionary authority to the Sohu Delaware Board to adjourn the Special Meeting, even if a quorum is present, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Liquidation Proposal.

Recommendation of the Sohu Delaware Board

The Sohu Delaware Board has unanimously approved the Plan of Liquidation and the Liquidation and determined that they are in the best interests of Sohu Delaware and its stockholders.

The Sohu Delaware Board recommends that you vote “FOR” the Liquidation Proposal and “FOR” granting discretionary authority to Sohu Delaware Board to adjourn the Special Meeting, even if a quorum is present, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the Liquidation Proposal.

Record Date and Stockholders Entitled to Vote

The Sohu Delaware Board has set the close of business on Tuesday, April 10, 2018, as the Record Date for the purpose of determining the holders of Sohu Delaware common stock entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof, and only stockholders of record on that date are entitled to notice of, and to vote at, the Special Meeting.

Holders of Sohu Delaware common stock on the Record Date are entitled to one vote per share held of Sohu Delaware common stock.

Quorum

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of Sohu Delaware entitled to vote is required to constitute a quorum.

Vote Required

Approval of the Liquidation Proposal requires the affirmative vote of holders of a majority of the outstanding shares of common stock of Sohu Delaware. Approval of the proposal to grant discretionary authority to the Sohu Delaware Board to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of Sohu Delaware that are present in person or by proxy and entitled to vote on the proposal.

Voting Power of Sohu Delaware Directors and Executive Officers

On the Record Date, Sohu Delaware’s directors, executive officers, and their respective affiliates, as a group, beneficially owned approximately                  shares of Sohu Delaware common stock, which represent                 % of the total voting power of Sohu Delaware common stock outstanding.

We do not believe that the interests of Sohu Delaware’s executive officers and directors differ in any significant respects from those of other stockholders of Sohu Delaware in general in connection with the Plan of Liquidation and the Liquidation.

Dissenters’ Rights

Holders of Sohu Delaware common stock will not be entitled to appraisal rights under the DGCL in connection with the Liquidation.

Voting your Shares and Changing your Vote

Voting your Shares; Proxies

The Sohu Delaware Board, on behalf of Sohu Delaware, is soliciting proxies from the Sohu Delaware stockholders. This will give you the opportunity to vote at the Special Meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted at the Special Meeting in accordance with your instructions. Stockholders of record may submit their proxy by marking, signing, and mailing your proxy card in the enclosed postage-prepaid envelope or via the Internet or telephone. If you hold your shares of Sohu Delaware common stock in the name of a bank, broker, or other nominee, you should follow the instructions provided by your bank, broker, or nominee when submitting your proxy. To be effective, a valid proxy must be received by Sohu Delaware at Sohu Delaware’s principal executive office prior to the beginning of voting at the Special Meeting.

If you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you by your stockbroker, bank or other nominee together with a voting instruction card. Please carefully consider the information contained in this Proxy Statement/Prospectus and, whether or not you plan to attend the Special Meeting, please follow the instructions provided to you by your broker, bank, or other nominee so that your shares may be voted in accordance with your wishes. To vote in person at the Special Meeting, beneficial owners will need to contact the broker, bank, or other nominee that holds the shares to obtain a proxy issued in your name to bring to the meeting.

Broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will not be counted for purposes of determining whether there is a quorum at the special meeting. The NASDAQ Listing Rules do not permit brokers and nominees to vote the shares that they hold beneficially for any proposal submitted to the stockholders at the

Special Meeting without specific instructions from the person who beneficially owns those shares. If your shares are held by a broker or other nominee and you do not give them instructions on how to vote your shares, they will have the effect of a vote against the Liquidation Proposal and will have no effect on the outcome of the vote on the proposal to adjourn the Special Meeting.

Treatment of Abstentions

Shares held by stockholders who abstain from voting on the proposal submitted to the stockholders at the Special Meeting will be counted to determine whether there is a quorum present at the Special Meeting. An abstention will have the effect of a vote against both the Liquidation Proposal and the proposal to adjourn the Special Meeting.

Changing your Vote by Revoking your Proxy

There are several ways in which you may revoke your proxy and change your voting instructions:

•	by submitting a later proxy by Internet or by telephone as instructed above;

•	if you have submitted a printed proxy card, by signing a new proxy card with a date later than your previously delivered proxy card and submitting it as instructed above;

•	by sending to Eric Yuan, Director of Investor Relations, before the Special Meeting a written instrument revoking your previous proxy; or

•	by attending the Special Meeting in person and voting in person. Attending the Special Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Your most current voting instructions, whether by telephone, Internet, or proxy card, are the ones that will be counted.

If you hold your shares through a bank, broker or other nominee, you must contact your bank, broker, or other nominee for information on how to revoke your proxy or change your voting instructions.

Costs of Solicitation

Sohu Delaware will bear the cost of soliciting proxies. Solicitations may be made by mail, personal interview, telephone, email, or otherwise by our directors, officers and employees, without additional compensation for such solicitation activities. We have made arrangements with Georgeson LLC at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104 to assist with the solicitation of proxies. We are required to request that brokers and nominees who hold shares of Sohu Delaware common stock in their names furnish this Proxy Statement/Prospectus and the related proxy card to the beneficial owners of the shares, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules. The estimated cost of soliciting proxies is not expected to exceed $50,000.

Do not send in any stock certificates with the proxy card. The Exchange Agent will mail transmittal forms with instructions for the surrender of your Sohu Delaware stock certificates for Sohu Cayman ADSs as soon as practicable after the Effective Time.

To assure that your shares of Sohu Delaware common stock are represented at the Special Meeting, whether or not you plan to attend the Special Meeting, please complete, date, and sign the enclosed proxy and mail it promptly in the postage-prepaid envelope provided, or provide your voting instructions by over the Internet or by telephone. Sohu Delaware stockholders may revoke their proxies at any time before they are voted at the Special Meeting.

LEGAL MATTERS

The validity of the ADSs to be distributed in connection with the Liquidation and certain other legal matters as to United States federal and New York law will be passed upon for us by Goulston & Storrs PC. The validity of the ordinary shares of Sohu Cayman represented by the ADSs to be issued in connection with the Liquidation and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill  & Pearman, our counsel as to Cayman Islands law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Sohu.com Inc. for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Sohu Delaware is, and, after the Liquidation Sohu Cayman as successor issuer to Sohu Delaware, will be, subject to the informational requirements of the Exchange Act. Sohu Delaware currently files annual, quarterly and current reports, proxy statements, and other information with the SEC. Following the Liquidation, Sohu Cayman will file annual reports on Form 20-F and furnish current reports on Form 6-K to the SEC, but will not be required to file quarterly reports and proxy statements. Pursuant to the NASDAQ Listing Rules, Sohu Cayman will provide annual reports, which will contain financial information audited by an independent registered public accounting firm, to its shareholders. You may read and copy any reports, statements, or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Copies of reports and other information regarding registrants that file electronically (including Sohu Delaware) are available on the SEC’s web site at http://www.sec.gov.

Sohu Cayman has filed a Registration Statement on Form F-4 with the SEC to register the ordinary shares of Sohu Cayman, represented by the ADSs, that will be issued in connection with the Liquidation. This Proxy Statement/Prospectus is a part of that registration statement and constitutes a prospectus of Sohu Cayman under applicable U.S. securities laws in addition to being the proxy statement of Sohu Delaware for the Special Meeting. A registration statement on Form F-6 in respect of the ADS has also been filed with the SEC.

In addition to the information set forth in this Proxy Statement/Prospectus, SEC rules allow Sohu Delaware and Sohu Cayman to “incorporate by reference” information into this Proxy Statement/Prospectus, which means that Sohu Delaware and Sohu Cayman can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information therein that is superseded by information set forth in this Proxy Statement/Prospectus. We incorporate by reference the documents listed below and any additional documents that we will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information or exhibits “furnished” but not “filed”) following the date of this document, but prior to the date of the Special Meeting. These documents contain important information about Sohu Delaware. The documents incorporated by reference are:

1.	Amendment No. 1 to Annual Report on Form 10-K, filed with the SEC on April 2, 2018; and

2.	Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 28, 2018.

Stockholders of record, beneficial owners, and any other person to whom a proxy statement is delivered may obtain without charge a copy of documents that we incorporate by reference into this Proxy Statement/Prospectus (including exhibits, but only if specifically requested) by requesting them by telephone at +86 (10) 6272-6593 or in writing at the following address:

Sohu.com Inc.

Attn: Investor Relations Department

Level 18, Sohu.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190, People’s Republic of China

If you would like to request documents from us, please do so no later than 10 business days prior to the date of the Special Meeting to assure that you will receive them before the Special Meeting.

You should rely only on the information contained or incorporated by reference into this Proxy Statement/Prospectus to consider and vote upon the proposals herein. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. The date of this Proxy Statement/Prospectus can be found on the first page. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than that date, and neither the mailing of this Proxy Statement/Prospectus to our stockholders nor the issuance of ADSs representing Sohu Cayman ordinary shares in the Liquidation will create any implication to the contrary.

ANNEX A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

Plan of Complete Liquidation and Dissolution of

Sohu.com Inc.

This Plan of Complete Liquidation and Dissolution (this “Plan”) is intended to constitute a plan of liquidation and dissolution under Sections 275 and 281(b) of the General Corporation Law of the State of Delaware (the “DGCL”) and accomplish the complete liquidation and dissolution of Sohu.com Inc., a Delaware corporation (the “Company”), in accordance with the DGCL.

1. Approval of Plan. The Board of Directors of the Company (the “Board”), acting by written consent in lieu of a meeting, has unanimously approved this Plan as being advisable to and in the best interests of the Company and its stockholders. The Board has directed that this Plan and the dissolution of the Company pursuant to this Plan be submitted to the stockholders of the Company for adoption and approval at a special meeting of the stockholders (the “Special Meeting”). If this Plan is adopted and the dissolution is approved at the Special Meeting by the affirmative vote of the holders of a majority of the outstanding shares of the common stock of the Company, this Plan will constitute the adopted Plan of Complete Liquidation and Dissolution of the Company effective upon completion and tallying of such vote.

2. Certificate of Dissolution. Subject to Section 14 hereof, if the Company’s stockholders adopt this Plan and approve the dissolution of the Company by the requisite vote at the Special Meeting (“Stockholder Approval”), the Company will file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL at such time as the Board, in its sole discretion, deems appropriate (the time of such filing, or such later time as may be stated in the filed Certificate of Dissolution, the “Effective Time”).

3. Cessation of Business Activities. On and after the Effective Time, the Company will not engage in any business activities except as necessary to settle and close its business, dispose of and convey its property, discharge its liabilities, and distribute any remaining assets to the Company’s stockholders as and to the extent contemplated by Section 278 of the DGCL.

4. Continuing Employees and Consultants. For the purpose of effecting the dissolution and liquidation of the Company, the Company may hire or retain, at the sole discretion of the Board, such employees, consultants, and advisors as the Board deems necessary or desirable to supervise or facilitate the dissolution, liquidation, and winding up of the Company.

5. Dissolution and Liquidation Process. From and after the Effective Time, the Company or a successor entity with the meaning set forth in Section 280(e) of the DGCL will:

(a) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional, and unmatured contractual claims known to the Company;

(b) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company that is the subject of a pending action, suit, or proceeding to which the Company is a party;

(c) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company or such successor entity within 10 years after the date of dissolution. Such claims shall be paid or provided for in full if there are sufficient assets. If there are insufficient assets, such claims and obligations will be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor; and

(d) distribute to the Company’s stockholders any remaining assets.

6. Liquidating Trust. If deemed necessary or desirable by the Board in its sole discretion, in furtherance of the liquidation of the Company the Company may transfer to one or more liquidating trustees (the “Trustees”) for the benefit of the stockholders, as a final liquidating distribution or from time to time, under a liquidating trust (the “Trust”) all or a portion, of the assets of the Company. If assets are transferred to the Trust, each stockholder will receive an interest (an “Interest”) in the Trust pro rata to its interest in the assets of the Company. All distributions from the Trust will be made pro rata in accordance with the Interests. The Interests will not be transferable except by operation of law or upon death of the recipient. The Board is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents, or representatives of the Company, to act as the initial Trustee or Trustees of the Trust and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence will succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, will assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees will be deemed to be a distribution of property and assets by the Company to the stockholders. The Company, as authorized by the Board, in its sole discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board, in its sole discretion, may deem necessary or desirable. Stockholder Approval will constitute approval of the stockholders of any such appointment and any such liquidating trust agreement as their act and as a part of this Plan as if herein written.

7. Cancellation of Stock. At the Effective Time all of the outstanding shares of stock of the Company will cease to be outstanding and will be cancelled without further action by the Board or the Company. At the Effective Time each holder of shares of capital stock of the Company will cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with Section 5 hereof and the DGCL. As a condition to receipt of any distribution by the Company’s stockholders, the Board may require, in its sole discretion, the Company’s stockholders whose shares are evidenced by stock certificates to (i) surrender their certificates evidencing their shares of stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft, or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company at the Effective Time, and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

8. Absence of Appraisal Rights. The Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by this Plan.

9. Abandoned Property. If any distribution contemplated by Section 5 cannot be made, then the distribution to which such person is entitled (unless transferred to a Trust established pursuant to Section 6 hereof) will be transferred, at such time as the final distribution under Section 5 is made by the Company, to the extent permitted by law, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to such person and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event will the proceeds of any such distribution revert to or become the property of the Company.

10. Stockholder Consent to Sale of Assets. Stockholder Approval of this Plan will also constitute approval by the stockholders of the sale, exchange, or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange, or other disposition occurs in one transaction or a series of transactions, and will constitute ratification of all contracts for sale, exchange, or other disposition that are conditioned on adoption of this Plan.

11. Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the sole discretion of the Board, pay any brokerage, agency, professional, and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange, or other disposition of the Company’s property and assets and the implementation of this Plan.

12. Compensation. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole discretion of the Board, pay the Company’s officers, directors, employees, agents, and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Stockholder Approval of this Plan by the stockholders will constitute approval by the Company’s stockholders of the payment of any such compensation.

13. Indemnification and Advancement. The Company will continue to indemnify and advance expenses to its officers, directors, employees, agents, and trustee in accordance with its certificate of incorporation, bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification and advancement of expenses will apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

14. Modification or Abandonment of Plan. To the extent permitted by the DGCL the Board may modify, amend, or abandon this Plan and the proposed dissolution of the Company at any time prior to the Effective Time without further action by the stockholders, whether or not this Plan and the dissolution have received Stockholder Approval.

15. Authorization. The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates, and other documents of every kind that are deemed necessary, appropriate or desirable, in the sole discretion of the Board, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up the Company’s affairs.

ANNEX B

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

OF SOHU.COM LIMITED

(as they will be in effect at the Effective Time)

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION OF

SOHU.COM LIMITED

(Adopted by a special resolution passed on April 2, 2018 and effective on April 2, 2018)

1.	The name of the Company is Sohu.com Limited.

2.	The Registered Office of the Company shall be at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (as amended) or as revised of the Cayman Islands (the “Statute”), or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount, if any, from time to time unpaid on such Member’s shares.

5.	The share capital of the Company is US$76,400, made up of 76,400,000 shares divided into (a) 75,400,000 ordinary shares of a nominal or par value of US$0.001 each and (b) 1,000,000 preferred shares of a nominal or par value of US$0.001 each, provided always that subject to the Statute and the Amended and Restated Articles of Association of the Company as the same may be amended from time to time, the Company shall have the power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all of any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided. The board of directors of the Company is hereby expressly vested with the power to issue one or more series of the preferred shares of the Company from time to time and by resolution to designate the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of any such series to the extent permitted under the Companies Law and to issue any of such preferred shares to any person firm or corporation whether or not an existing Member and whether or not control of the Company or the balance of control between Members is consolidated, altered or affected or new majorities are thereby created.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

SOHU.COM LIMITED

(adopted by a special resolution passed on April 2, 2018 and effective on April 2, 2018)

I N D E X

SUBJECT	Article No.
Table A	1
Interpretation	2
Share Capital	3
Alteration Of Capital	4-7
Share Rights	8-9
Variation Of Rights	10-11
Shares	12-15
Share Certificates	16-21A
Lien	22-24
Calls On Shares	25-33
Forfeiture Of Shares	34-42
Register Of Members	43-44
Record Dates	45
Transfer Of Shares	46-51
Transmission Of Shares	52-54
Untraceable Members	55
General Meetings	56-57
Notice Of General Meetings	58-59
Proceedings At General Meetings	60-64
Voting	65-73
Proxies	74-79
Corporations Acting By Representatives	80
Written Resolutions Of Members Not Permitted	81
Board Of Directors	82
Notice of Shareholder Business and Nominations	82A
Disqualification Of Directors	83
Executive Directors	84-85
Alternate Directors	86-89
Directors’ Fees And Expenses	90-92
Directors’ Interests	93-96
General Powers Of The Directors	97-102
Borrowing Powers	103-106
Proceedings Of The Directors	107-116
Audit Committee	117-119
Officers	120-123
Register of Directors and Officers	124
Minutes	125
Seal	126
Authentication Of Documents	127
Destruction Of Documents	128
Dividends And Other Payments	129-138
Reserves	139
Capitalisation	140-141
Subscription Rights Reserve	142
Accounting Records	143-147
Audit	148-152
Notices	153-155
Signatures	156
Winding Up	157-158

SUBJECT	Article No.
Indemnity	159
Amendment To Memorandum and Articles of Association And Name of Company	160
Information	161
Discontinuance	162

TABLE A

1. In these Articles Table A in the First Schedule to the Companies Law does not apply to the Company.

INTERPRETATION

2. (1) In these Articles, unless the context otherwise requires, the words standing in the first column of the following table shall bear the meaning set opposite them respectively in the second column.

WORD	MEANING
“ADSs”	American depositary shares representing the Company’s Ordinary Shares.

“Affiliate”	Affiliate of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, a Relative of the Subject Person and any other Person that is directly or indirectly Controlled by the Subject Person or his Relative; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Member and for the avoidance of doubt, in the case of a natural person, merely holding a position as an executive officer or member of the board of directors of a Subject Person will not in and of itself cause the Person holding such position to be an Affiliate of the Subject Person unless such Person otherwise fits within the description of Affiliate in the preceding sentences.

“Articles”	these Amended and Restated Articles of Association in their present form or as supplemented or amended or substituted from time to time.

“Audit Committee”	the audit committee of the Company formed by the Board pursuant to Article 113, or any successor audit committee.

“Auditor”	the independent auditor of the Company, which shall be an internationally recognized firm of independent accountants.

“Board” or “Directors”	the board of directors of the Company or the directors present at a meeting of directors of the Company at which a quorum is present or who vote by written resolutions in accordance with these Articles.

“Business Day”	any day other than Saturday, Sunday, or other day on which commercial banks located in the Cayman Islands, the United States of America, the PRC, or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning no. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“capital”	the share capital from time to time of the Company.

“Class I”	the class of Directors that serves until the first annual general meeting following the date of the effectiveness of these Articles and for each successive term expiring at the second succeeding annual general meeting thereafter.

“Class II”	the class of Directors that serves until the second annual general meeting following the date of the effectiveness of these Articles and for each successive term expiring at the second succeeding annual general meeting thereafter.

“clear days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Companies Law”	The Companies Law, Cap. 22 (Law of 1961, as consolidated and revised) of the Cayman Islands. Where any provision of the Companies Law is referred to, the reference is to that provision as amended by any law for the time being in force.

“Company”	Sohu.com Limited

“competent regulatory authority”	a competent regulatory authority in the territory where the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.

“Control”	(a) ownership of more than 50% of the voting shares in issue or other voting equity interests or voting registered capital of a Person or (b) the power to direct the management or policies of a Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“debenture” and “debenture holder”	include debenture stock and debenture stockholder, respectively.

“Designated Stock Exchange”	the NASDAQ Global Select Market for so long as the Company’s Ordinary Shares or ADSs are listed thereon, and any other internationally recognized stock exchange on which the Company’s Ordinary Shares or ADSs may be listed from time to time.

“dollars” and “$”	dollars, the legal currency of the United States of America.

“Exchange Act”	the United States Securities Exchange Act of 1934, as amended.

“head office”	such office of the Company as the Directors may from time to time determine to be the principal office of the Company.

“Member”	a holder from time to time of the shares in the capital of the Company duly entered in the Register.

“Memorandum of Association”	the Company’s Amended and Restated Memorandum of Association in its present form or as supplemented or amended or substituted from time to time.

“month”	a calendar month.

“Notice”	written notice unless otherwise specifically stated and as further defined in these Articles.

“Office”	the registered office of the Company for the time being.

“ordinary resolution”	a resolution passed by a simple majority of votes cast by such Members as, being entitled so to do, vote in person or, in the case of any Member being a corporation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of which Notice has been duly given in accordance with these Articles;

“Ordinary Share”	an ordinary share of a nominal or par value of $0.001 in the capital of the Company.

“paid up”	paid up or credited as paid up.

“Person”	any natural person, firm, company, governmental authority, joint venture, partnership, association, or other entity (whether or not having separate legal personality).

“PRC”	the People’s Republic of China excluding, for purposes of this Agreement, the Hong Kong and Macau Special Administrative Regions of the PRC and Taiwan.

“Qualifying Member(s)”	Member(s) holding not less than five percent of the voting rights attached to the total number of issued and outstanding shares.

“Register”	the principal register and, where applicable, any branch register of Members to be maintained at such place within or outside the Cayman Islands as the Board shall determine from time to time.

“Registration Office”	in respect of any class of share capital such place as the Board may from time to time determine to keep a branch register of Members in respect of that class of share capital and where (except in cases where the Board otherwise directs) the transfers or other documents of title for such class of share capital are to be lodged for registration and are to be registered.

“Seal”	common seal or any one or more duplicate seals of the Company (including a securities seal) for use in the Cayman Islands or in any place outside the Cayman Islands.

“SEC”	the United States Securities and Exchange Commission.

“Secretary”	any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company, including any assistant, deputy, temporary, or acting secretary.

“Securities Act”	the United States Securities Act of 1933, as amended.

“share”	a share or any class of share in the capital of the Company and includes a fraction of a share.

“Shareholder Rights Plan”	any agreement or arrangement providing for the creation and issue of rights entitling Members or certain Members to acquire shares of any class or assets from the Company or any Subsidiary of the Company whether or not Control of the Company or the balance of control between Members is or may be consolidated, altered or affected or new majorities of Members are or may be thereby created with such amendments or modifications as may be determined by either (a) the Board or any committee of the Board or (b) the Company in general meeting.

“special resolution”	subject to Article 160, a resolution passed by not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of which Notice has been duly given in accordance with these Articles, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a special resolution.

a special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Statutes.

“Statutes”	the Companies Law and every other law of the Legislature of the Cayman Islands for the time being in force applying to or affecting the Company, its Memorandum of Association and/or these Articles.

“Subsidiary”	with respect to any specified Person, any other Person Controlled, directly or indirectly, by the specified Person, whether through contractual arrangements or through ownership of voting Equity Securities, voting power, or registered capital. For the avoidance of the doubt, a “variable interest entity” Controlled by another entity shall, for purposes of these Articles, be deemed to be a Subsidiary of that other entity.

“year”	a calendar year.

(2) In these Articles, unless there is something within the subject or context inconsistent with such construction:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include both gender and the neuter;

(c)	words importing persons include companies, associations and bodies of persons whether corporate or not;

(d)	the words:

(i)	“may” shall be construed as permissive;

(ii)	“shall” or “will” shall be construed as imperative;

(e)	expressions referring to writing shall, unless the contrary intention appears, be construed as including printing, lithography, photography and other modes of representing words or figures in a visible form, and including where the representation takes the form of electronic display, provided that both the mode of service of the relevant document or notice and the Member’s election comply with all applicable Statutes, rules and regulations;

(f)	references to any law, ordinance, statute or statutory provision shall be interpreted as relating to any statutory modification or re-enactment thereof for the time being in force;

(g)	save as aforesaid words and expressions defined in the Statutes shall bear the same meanings in these Articles if not inconsistent with the subject in the context;

(h)	references to a document being executed include references to it being executed under hand or under seal or by electronic signature or by any other method and references to a notice or document include a notice or document recorded or stored in any digital, electronic, electrical, magnetic or other retrievable form or medium and information in visible form whether having physical substance or not;

(i)	all references to numbers of shares or prices per share in these Articles shall be appropriately adjusted to take into account any share splits, combinations, reorganizations, share dividends, mergers, recapitalizations, and similar events that affect the share capital of the Company after the effective date of these Articles; and

(j)	Sections 8 and 9(3) of the Electronic Transactions Law (2003) of the Cayman Islands, as amended from time to time, shall not apply to these Articles to the extent it imposes obligations or requirements in addition to those set out in these Articles.

SHARE CAPITAL

3. (1) Subject to the Companies Law, the Memorandum of Association, the provisions of these Articles, the Securities Act, the Exchange Act, and where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Board may authorize the issuance of shares on such terms as the Board may deem fit to any Person whether or not Control of the Company or the balance of control between Members is consolidated, altered or affected or new majorities of Members are thereby created, provided, that the Board may not offer or allot shares in the capital of the Company in violation or breach of any agreement between the Company and any person.

(2) Subject to the Companies Law, the Memorandum of Association, the provisions of these Articles the Exchange Act, and where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company shall have the power to purchase or otherwise acquire its own shares and such power shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it in its absolute discretion thinks fit and any determination by the Board of the manner of purchase shall be deemed authorised by these Articles for purposes of the Companies Law. The Company is hereby authorised to make payments in respect of the purchase of its shares out of capital or out of any other account or funds which can be authorised for this purpose in accordance with the Companies Law.

(3) No share shall be issued to bearer.

ALTERATION OF CAPITAL

4. Except as otherwise provided in these Articles, the Company may from time to time by ordinary resolution in accordance with the Companies Law alter the conditions of its Memorandum of Association to:

(1) increase its capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

(2) consolidate and divide all or any of its capital into shares of larger amount than its existing shares;

(3) without prejudice to the powers of the Board to issue shares under these Articles, divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a class of shares has been authorized by the Company no resolution of the Company in general meeting is required for the issuance of shares of that class and the Directors may issue shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such shares and where the equity capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(4) sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Company’s Memorandum of Association (subject, nevertheless, to the Companies Law), and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares;

(5) cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its capital by the amount of the shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its capital is divided.

5. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the last preceding Article and in particular but without prejudice to the generality of the foregoing may issue certificates in respect of fractions of shares or arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

6. The Company may from time to time by special resolution, subject to any confirmation or consent required by the Companies Law, reduce its share capital or any capital redemption reserve or other undistributable reserve in any manner permitted by law.

7. Except so far as otherwise provided by the conditions of issue, or by these Articles, any capital raised by the creation of new shares shall be treated as if it formed part of the original capital of the Company, and such shares shall be subject to the provisions contained in these Articles with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien, cancellation, surrender, voting and otherwise.

SHARE RIGHTS

8. Subject to the provisions of the Companies Law, these Articles, the Memorandum of Association, and the rules of the Designated Stock Exchange, and to any special rights conferred on the holders of any shares or class of shares, and without prejudice to any other Article, any share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit and whether or not Control of the Company or the balance of control between Members is consolidated, altered or affected or new majorities of Members are thereby created.

9. Subject to the Companies Law, these Articles, the Memorandum of Association, the rules of the Designated Stock Exchange, and any special rights conferred on the holders of any shares or class of shares, any preferred shares may be issued or converted into shares that, at a determinable date or at the option of the Company or the holder, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by ordinary resolution of the Members determine. Where the Company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable laws.

The rights and restrictions attaching to the Ordinary Shares are as follows:

(1)	Income

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare in accordance with these Articles from time to time.

(2)	Capital

Holders of Ordinary Shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the Company).

(3)	Attendance at General Meetings and Voting

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Holders of Ordinary Shares shall at all times vote together as one class on all matters submitted to a vote for Members’ approval. Each Ordinary Share shall be entitled to one (1) vote on all matters subject to a vote at general meetings of the Company.

VARIATION OF RIGHTS

10. Subject to the Companies Law and without prejudice to Article 8, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

(1)	the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons or (in the case of a Member being a corporation) its duly authorized representative together holding or representing by proxy not less than fifty percent (50%) of the voting rights represented by the issued voting shares in the Company throughout the meeting;

(2)	every holder of shares of the class shall be entitled to the number of vote(s) on poll for every such share held by him, her, or it which vote(s) such share is entitled to pursuant to these Articles; and

(3)	any holder of shares of the class present in person or by proxy or authorised representative may demand a poll.

11. The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

SHARES

12. Subject to the Companies Law, these Articles, the Securities Act, the Exchange Act, and, where applicable, the rules of the Designated Stock Exchange and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares:

(1)	The unissued shares of the Company (whether forming part of the original or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may in its absolute discretion determine but so that no shares shall be issued at a discount. In particular and without prejudice to the generality of the foregoing, the Board is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by the Companies Law and these Articles. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series,

(2)	Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares of or ordinary shares shall be a prerequisite to the issuance of any shares of any class or series of the preferred shares authorized by and complying with the conditions of these Articles, and the Memorandum of Association, and

(3)	The Board may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company on such terms as it may from time to time determine.

(4)	The power of the Board to issue shares in the Company pursuant to this Article or any other Article may be exercised whether or not Control of the Company or the balance of control between Members is consolidated, altered or affected or new majorities of Members are thereby created.

13. The Company may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by the Companies Law. Subject to the Companies Law, the commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one and partly in the other.

14. Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any fractional part of a share or (except only as otherwise provided by these Articles or by law) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

15. Subject to the Companies Law, these Articles, the Securities Act, and the Exchange Act, and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, the Board may at any time after the allotment of shares but before any person has been entered in the Register as the holder, recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board considers fit to impose.

SHARE CERTIFICATES

16. Every share certificate shall be issued under the Seal or a facsimile thereof or with the Seal printed thereon and shall specify the number and class and distinguishing numbers (if any) of the shares to which it relates, and the amount paid up thereon and may otherwise be in such form as the Directors may from time to time determine. No certificate shall be issued representing shares of more than one class. The Board may by resolution determine whether shares will be certificated and, either generally or in any particular case or cases, that any signatures on any such certificates (or certificates in respect of other securities) need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon.

17. (1) In the case of a share held jointly by several persons, the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to one of several joint holders shall be sufficient delivery to all such holders.

(2) Where a share stands in the names of two or more persons, the person first named in the Register shall as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the shares, be deemed the sole holder thereof.

18. Every person whose name is entered, upon an allotment of shares, as a Member in the Register shall be entitled, without payment, to receive one certificate for all such shares of any one class or several certificates each for one or more of such shares of such class upon payment for every certificate after the first of such reasonable out-of-pocket expenses as the Board from time to time determines.

19. Share certificates, if any, shall be issued within the relevant time limit as prescribed by the Companies Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

20. (1) Upon every transfer of shares, if applicable, the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the shares transferred to him at such fee as is provided in paragraph (2) of this Article. If any of the shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2) The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

21. If a share certificate is damaged or defaced or alleged to have been lost, stolen or destroyed a new certificate representing the same shares may be issued to the relevant Member upon request and on payment of such fee as the Company may determine and, subject to compliance with such terms (if any) as to evidence and indemnity and to payment of the costs and reasonable out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of damage or defacement, on delivery of the old certificate to the Company provided always that where share warrants have been issued, no new share warrant shall be issued to replace one that has been lost unless the Board has determined that the original has been destroyed.

21A. Notwithstanding anything herein contained, any class of shares may be held in uncertificated form and, if permitted by the Companies Law, the transfer of title to such shares may be and in accordance with such regulations as the Board may determine from time to time. Any provision in these Articles which is in any respect inconsistent with the holding of shares of any class in uncertificated form and the transfer of title to such shares shall not apply.

LIEN

22. The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share. The Company shall also have a first and paramount lien on every share (not being a fully paid share) registered in the name of a Member (whether or not jointly with other Members) for all amounts of money presently payable by such Member or his estate to the Company whether the same shall have been incurred before or after notice to the Company of any equitable or other interest of any person other than such member, and whether the period for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member or not. The Company’s lien on a share shall extend to all dividends or other moneys payable thereon or in respect thereof. The Board may at any time, generally or in any particular case, waive any lien that has arisen or declare any share exempt in whole or in part, from the provisions of this Article.

23. Subject to these Articles, the Company may sell in such manner as the Board determines any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable, or the liability or engagement in respect of which such lien exists is liable to be presently fulfilled or discharged nor until the expiration of fourteen (14) clear days after a notice in writing, stating and demanding payment of the sum presently payable, or specifying the liability or engagement and demanding fulfilment or discharge thereof and giving notice of the intention to sell in default, has been served on the registered holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy.

24. The net proceeds of the sale shall be received by the Company and applied in or towards payment or discharge of the debt or liability in respect of which the lien exists, so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person entitled to the share at the time of the sale. To give effect to any such sale the Board may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

CALLS ON SHARES

25. Subject to these Articles and to the terms of allotment, the Board may from time to time make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium), and each Member shall (subject to being given at least fourteen (14) clear days’ Notice specifying the time and place of payment) pay to the Company as required by such notice the amount called on his shares. A call may be extended, postponed or revoked in whole or in part as the Board determines but no Member shall be entitled to any such extension, postponement or revocation except as a matter of grace and favour.

26. A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be made payable either in one lump sum or by instalments.

27. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made. The joint holders of a share shall be jointly and severally liable to pay all calls and instalments due in respect thereof or other moneys due in respect thereof.

28. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the amount unpaid from the day appointed for payment thereof to the time of actual payment at such rate (not exceeding twenty percent (20%) per annum) as the Board may determine, but the Board may in its absolute discretion waive payment of such interest wholly or in part.

29. No Member shall be entitled to receive any dividend or bonus or to be present and vote (save as proxy for another Member) at any general meeting either personally or by proxy, or be reckoned in a quorum, or exercise any other privilege as a Member until all calls or instalments due by him to the Company, whether alone or jointly with any other person, together with interest and expenses (if any) shall have been paid.

30. On the trial or hearing of any action or other proceedings for the recovery of any money due for any call, it shall be sufficient to prove that the name of the Member sued is entered in the Register as the holder, or one of the holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book, and that notice of such call was duly given to the Member sued, in pursuance of these Articles; and it shall not be necessary to prove the appointment of the Directors who made such call, nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

31. Any amount payable in respect of a share upon allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and payable on the date fixed for payment and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

32. On the issue of shares the Board may differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

33. The Board may, if it thinks fit, receive from any Member willing to advance the same, and either in money or money’s worth, all or any part of the moneys uncalled and unpaid or instalments payable upon any shares held by him and upon all or any of the moneys so advanced (until the same would, but for such advance, become presently payable) pay interest at such rate (if any) as the Board may decide. The Board may at any time repay the amount so advanced upon giving to such Member not less than one (1) month’s Notice of its intention in that behalf, unless before the expiration of such notice the amount so advanced shall have been called up on the shares in respect of which it was advanced. Such payment in advance shall not entitle the holder of such share or shares to participate in respect thereof in a dividend subsequently declared.

FORFEITURE OF SHARES

34. (1) If a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen (14) clear days’ Notice:

(a)	requiring payment of the amount unpaid together with any interest which may have accrued and which may still accrue up to the date of actual payment; and

(b)	stating that if the Notice is not complied with the shares on which the call was made will be liable to be forfeited.

(2) If the requirements of any such Notice are not complied with, any share in respect of which such Notice has been given may at any time thereafter, before payment of all calls and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect, and such forfeiture shall include all dividends and bonuses declared in respect of the forfeited share but not actually paid before the forfeiture.

35. When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share. No forfeiture shall be invalidated by any omission or neglect to give such Notice.

36. The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Articles to forfeiture will include surrender.

37. Any share so forfeited shall be deemed the property of the Company and may be sold, re-allotted or otherwise disposed of to such person, upon such terms and in such manner as the Board determines, and at any time before a sale, re-allotment or disposition the forfeiture may be annulled by the Board on such terms as the Board determines.

38. A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares but nevertheless shall remain liable to pay the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares, with (if the Directors shall in their discretion so require) interest thereon from the date of forfeiture until payment at such rate (not exceeding twenty percent (20%) per annum) as the Board determines. The Board may enforce payment thereof if it thinks fit, and without any deduction or allowance for the value of the forfeited shares, at the date of forfeiture, but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares. For the purposes of this Article any sum which, by the terms of issue of a share, is payable thereon at a fixed time which is subsequent to the date of forfeiture, whether on account of the nominal value of the share or by way of premium, shall notwithstanding that time has not yet arrived be deemed to be payable at the date of forfeiture, and the same shall become due and payable immediately upon the forfeiture, but interest thereon shall only be payable in respect of any period between the said fixed time and the date of actual payment.

39. A declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share, and such declaration shall (subject to the execution of an instrument of transfer by the Company if necessary) constitute a good title to the share, and the person to whom the share is disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the consideration (if any), nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, sale or disposal of the share. When any share shall have been forfeited, notice of the declaration shall be given to the Member in whose name it stood immediately prior to the forfeiture, and an entry of the forfeiture, with the date thereof, shall forthwith be made in the register, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice or make any such entry.

40. Notwithstanding any such forfeiture as aforesaid the Board may at any time, before any shares so forfeited shall have been sold, re-allotted or otherwise disposed of, permit the shares forfeited to be bought back upon the terms of payment of all calls and interest due upon and expenses incurred in respect of the share, and upon such further terms (if any) as it thinks fit.

41. The forfeiture of a share shall not prejudice the right of the Company to any call already made or instalment payable thereon.

42. The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

REGISTER OF MEMBERS

43. (1) The Company shall keep in one or more books a Register of its Members and shall enter therein the following particulars, that is to say:

(a)	the name and address of each Member, the number and class of shares held by him and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register; and

(c)	the date on which any person ceased to be a Member.

(2) The Company may keep an overseas or local or other branch register of Members resident in any place, and the Board may make and vary such regulations as it determines in respect of the keeping of any such register and maintaining a Registration Office in connection therewith.

44. The Register and branch register of Members, as the case may be, shall be open to inspection for such times and on such days as the Board shall determine by Members without charge or by any other person, upon a maximum payment of $2.50 or such other sum specified by the Board, at the Office or such other place at which the Register is kept in accordance with the Companies Law or, if appropriate, upon a maximum payment of $1.00 or such other sum specified by the Board at the Registration Office. The Register including any overseas or local or other branch register of Members may, after notice has been given by advertisement in an appointed newspaper or any other newspapers in accordance with the requirements of the Designated Stock Exchange or by any electronic means in such manner as may be accepted by the Designated Stock Exchange to that effect, be closed at such times or for such periods not exceeding in the whole thirty (30) days in each year as the Board may determine and either generally or in respect of any class of shares.

RECORD DATES

45. (1) For the purpose of determining the Members entitled to notice of or to vote at any general meeting, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board may fix, in advance, a date as the record date for any such determination of Members, which date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action.

(2) If the Board does not fix a record date for any general meeting, the record date for determining the Members entitled to a notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with these Articles notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If corporate action without a general meeting is to be taken, the record date for determining the Members entitled to express consent to such corporate action in writing, when no prior action by the Board is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its head office. The record date for determining the Members for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(3) A determination of the Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

TRANSFER OF SHARES

46. Subject to these Articles, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

47. The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to the last preceding Article, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other person.

48. (1) The Board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share (not being a fully paid up share) on which the Company has a lien. or a transfer of any share that will result in a person becoming an Interested Member (as defined in Article 97A)

(2) The Board in so far as permitted by any applicable law may, in its absolute discretion, at any time and from time to time transfer any share upon the Register to any branch register or any share on any branch register to the Register or any other branch register. In the event of any such transfer, the shareholder requesting such transfer shall bear the cost of effecting the transfer unless the Board otherwise determines.

(3) Unless the Board otherwise agrees (which agreement may be on such terms and subject to such conditions as the Board in its absolute discretion may from time to time determine, and which agreement the Board shall, without giving any reason therefor, be entitled in its absolute discretion to give or withhold), no shares upon the Register shall be transferred to any branch register nor shall shares on any branch register be transferred to the Register or any other branch register and all transfers and other documents of title shall be lodged for registration, and registered, in the case of any shares on a branch register, at the relevant Registration Office, and, in the case of any shares on the Register, at the Office or such other place at which the Register is kept in accordance with the Companies Law.

49. Without limiting the generality of the last preceding Article, the Board may decline to recognise any instrument of transfer unless:

(1) a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;

(2) the instrument of transfer is in respect of only one class of share;

(3) the instrument of transfer is lodged at the Office or such other place at which the Register is kept in accordance with the Companies Law or the Registration Office (as the case may be) accompanied by the relevant share certificate(s) (if the Company issued any such share certificate(s) before) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(4) if applicable, the instrument of transfer is duly and properly stamped.

50. If the Board refuses to register a transfer of any share, it shall, within two months after the date on which the transfer was lodged with the Company, send to each of the transferor and transferee notice of the refusal.

51. The registration of transfers of shares or of any class of shares may, after notice has been given by advertisement in any newspapers or by any other means in accordance with the requirements of the Designated Stock Exchange to that effect, be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as the Board may determine.

TRANSMISSION OF SHARES

52. If a Member dies, the survivor or survivors where the deceased was a joint holder, and his legal personal representatives where he was a sole or only surviving holder, will be the only persons recognised by the Company as having any title to his interest in the shares; but nothing in this Article will release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share which had been solely or jointly held by him.

53. Any person becoming entitled to a share in consequence of the death or bankruptcy or winding-up of a Member may, upon such evidence as to his title being produced as may be required by the Board, elect either to become the holder of the share or to have some person nominated by him registered as the transferee thereof. If he elects to become the holder he shall notify the Company in writing either at the Registration Office or Office, as the case may be, to that effect. If he elects to have another person registered he shall execute a transfer of the share in favour of that person. The provisions of these Articles relating to the transfer and registration of transfers of shares shall apply to such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer signed by such Member.

54. A person becoming entitled to a share by reason of the death or bankruptcy or winding-up of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share. However, the Board may, if it thinks fit, withhold the payment of any dividend payable or other advantages in respect of such share until such person shall become the registered holder of the share or shall have effectually transferred such share, but, subject to the requirements of Article 71(2) being met, such a person may vote at meetings.

UNTRACEABLE MEMBERS

55. (1) Without prejudice to the rights of the Company under paragraph (2) of this Article, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

(2) The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

(a)	all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles have remained uncashed;

(b)	so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

(c)	the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers, to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For purposes of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article and ending at the expiry of the period referred to in that paragraph.

(3) To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

GENERAL MEETINGS

56. An annual general meeting of the Company shall be held in each year following the date of the effectiveness of these Articles at such time and place as may be determined by the Board. The agenda of any annual general meeting shall be set by a majority of the Directors then in office.

57. Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. An extraordinary general meeting may be called only by a majority of the Directors then in office and shall be held at such times and locations (as permitted hereby) as such Directors shall determine. The agenda of any extraordinary general meeting shall be set by a majority of the Directors then in office. Members shall have no right to requisition or convene any general meetings of the Company.

NOTICE OF GENERAL MEETINGS

58. (1) An annual general meeting and any extraordinary general meeting may be called by not less than five (5) clear days’ Notice but a general meeting other than an annual general meeting may be called by shorter notice, subject to the Companies Law, if it is so agreed by Members holding not less than seventy-five percent (75%) of the voting rights represented by the issued voting shares who are entitled to attend and vote thereat.

(2) The notice shall specify the time and place of the meeting and, in case of special business, the general nature of the business. The notice of an extraordinary general meeting shall specify the general nature of all business to be brought before the meeting. The notice convening an annual general meeting shall specify the meeting as such. Notice of every general meeting shall be given to all Members other than to such Members as, under the provisions of these Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a Member and to each of the Directors and the Auditor.

59. The accidental omission to give Notice of a meeting or (in cases where instruments of proxy are sent out with the Notice) to send such instrument of proxy to, or the non-receipt of such Notice or such instrument of proxy by, any person entitled to receive such Notice shall not invalidate any resolution passed or the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

60. No business other than the appointment of a chairman of a meeting or the adjournment of a meeting shall be transacted at any general meeting unless a quorum is present at the commencement of the business. At any general meeting of the Company, one or more persons entitled to vote and present in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than fifty percent (50%) of the voting rights represented by the issued voting shares in the Company throughout the meeting shall form a quorum for all purposes.

61. If within thirty (30) minutes (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) after the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the Board may determine. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.

62. The Chairman of the Board, if there is one, or a person designated by the Chairman of the Board shall preside as chairman at every general meeting. If at any meeting the Chairman (or his designee, if any) is not present within fifteen (15) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act, or if one Director only is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, or if the chairman chosen shall retire from the chair, the Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and entitled to vote shall elect one of their number to be chairman.

63. The chairman may, with the consent of the Members at any general meeting at which a quorum is present who hold not less than twenty-five percent (25%) of the total voting rights of all Members having the right to vote at such meeting, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than business that might lawfully have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen (14) days or more, at least five (5) clear days’ Notice of the adjourned meeting shall be given specifying the time and place of the adjourned meeting, but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting and the general nature of the business to be transacted. Save as aforesaid, it shall be unnecessary to give notice of an adjournment.

64. If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a special resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

VOTING

65. Only proposals included in the Notice of a general meeting may be voted on at such meeting. Subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with these Articles, at any general meeting every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorised representative shall have one (1) vote for each fully paid Ordinary Share of which he is the holder but so that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for the foregoing purposes as paid up on the share. A resolution put to the vote of a meeting shall be decided by way of a poll.

66. The result of the poll shall be deemed to be the resolution of the meeting. The Company shall only be required to disclose the voting figures on a poll if such disclosure is required by the rules of the Designated Stock Exchange.

67. On a poll votes may be given either personally or by proxy.

68. A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

69. All questions submitted to a meeting shall be decided by a simple majority of votes except where a greater majority is required by these Articles or by the Companies Law. In the case of an equality of votes the chairman of such meeting shall be entitled to a second or casting vote in addition to any other vote he may have and if he does not vote such casting vote, the resolution will fail.

70. Where there are joint holders of any share any one of such joint holders may vote, either in person or by proxy, in respect of such share as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding. Several executors or administrators of a deceased Member in whose name any share stands shall for the purposes of this Article be deemed joint holders thereof.

71. (1) A Member who is a patient for any purpose relating to mental health or in respect of whom an order has been made by any court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such court, and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as if he were the registered holder of such shares for the purposes of general meetings, provided that such evidence as the Board may require of the authority of the person claiming to vote shall have been deposited at the Office, head office or Registration Office, as appropriate, not less than forty-eight (48) hours before the time appointed for holding the meeting, or adjourned meeting, as the case may be.

(2) Any person entitled under Article 53 to be registered as the holder of any shares may vote at any general meeting in respect thereof in the same manner as if he were the registered holder of such shares, provided that forty-eight (48) hours at least before the time of the holding of the meeting or adjourned meeting, as the case may be, at which he proposes to vote, he shall satisfy the Board of his entitlement to such shares, or the Board shall have previously admitted his right to vote at such meeting in respect thereof.

72. No Member shall, unless the Board otherwise determines, be entitled to attend and vote and to be reckoned in a quorum at any general meeting unless he is duly registered and all calls or other sums presently payable by him in respect of shares in the Company have been paid.

73. If:

(1) any objection shall be raised to the qualification of any voter;

(2) any votes have been counted which ought not to have been counted or which might have been rejected; or

(3) any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs.

PROXIES

74. Any Member entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person as his proxy to attend and vote instead of him. A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf at a general meeting of the Company or at a class meeting. A proxy need not be a Member. In addition, a proxy or proxies representing either a Member who is an individual or a Member which is a corporation shall be entitled to exercise the same powers on behalf of the Member which he or they represent as such Member could exercise.

75. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same. In the case of an instrument of proxy purporting to be signed on behalf of a corporation by an officer thereof it shall be assumed, unless the contrary appears, that such officer was duly authorised to sign such instrument of proxy on behalf of the corporation without further evidence of the facts.

76. The instrument appointing a proxy and (if required by the Board) the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, shall be delivered to such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified at the Registration Office or the Office, as may be appropriate) not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, not less than twenty-four (24) hours before the time appointed for the taking of the poll and in default the instrument of proxy shall not be treated as valid. No instrument appointing a proxy shall be valid after the expiration of twelve (12) months from the date named in it as the date of its execution, except at an adjourned meeting or on a poll demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within twelve (12) months from such date. Delivery of an instrument appointing a proxy shall not preclude a Member from attending and voting in person at the meeting convened and in such event, the instrument appointing a proxy shall be deemed to be revoked.

77. Instruments of proxy shall be in any common form or in such other form as the Board may approve (provided that this shall not preclude the use of the two-way form) and the Board may, if it thinks fit, send out with the notice of any meeting forms of instrument of proxy for use at the meeting. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

78. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Office or the Registration Office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other document sent therewith) two (2) hours at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the instrument of proxy is used.

79. Anything which under these Articles a Member may do by proxy may likewise be done by such Member’s duly appointed attorney and the provisions of these Articles relating to proxies and instruments appointing proxies shall apply mutatis mutandis in relation to any such attorney and the instrument under which such attorney is appointed.

CORPORATIONS ACTING BY REPRESENTATIVES

80. (1) Any corporation which is a Member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of Members. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual Member and such corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present thereat.

(2) If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it thinks fit to act as its representatives at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of the shares of the Company held by the clearing house (or its nominee(s)).

(3) Any reference in these Articles to a duly authorised representative of a Member being a corporation shall mean a representative authorised under the provisions of this Article.

WRITTEN RESOLUTIONS OF MEMBERS NOT PERMITTED

81. Any action required to be taken or any other action which may be taken by the Members must be taken at a duly called annual or extraordinary general meeting of the Company, and may not be taken by written resolution of the Members.

BOARD OF DIRECTORS, ADVANCE NOTICE OF SHAREHOLDER BUSINESS, NOMINATIONS

82. (1) The number of Directors which shall constitute the Board shall be fixed at six (6) initially and, except as otherwise provided in these Articles, thereafter the number of Directors shall be determined from time to time by a majority of the Directors then in office. The Board shall be divided into Class I Directors and Class II Directors, with as equal a number of Directors in each class as possible, as determined by the Board. Class I Directors shall initially serve until the first annual general meeting following the effective date of these Articles; and Class II Directors shall initially serve until the second annual general meeting following the effective date of these Articles. Commencing with the first annual general meeting following the effective date of these Articles, Directors elected to succeed those Class I or Class II Directors (as the case may be) the term of which is expiring shall be elected for a term of office to expire at the second succeeding annual general meeting after their election. Upon the effective date of these Articles, Charles (Chaoyang) Zhang, Zhonghan Deng and Dave De Yang shall be the initial Class I Directors, and Charles Huang, Dave Qi and Shi Wang shall be the initial Class II Directors. At any annual general meeting for the election of Class I Directors or Class II Directors, as the case may be, at which a quorum is present a plurality of the votes cast shall be sufficient to elect Directors. The Directors shall be elected or appointed in accordance with this Article 82 at an annual general meeting called for such purpose and who shall hold office for the term in accordance with this Article 82 or until their successors are elected or appointed or their office is otherwise vacated.

(2) Subject to these Articles and the Companies Law, the Company may, but only upon recommendation by the Board, by ordinary resolution elect any person to be a Director either to fill a casual vacancy or as an addition to the existing Board.

(3) A majority of the Directors then in office, or the sole remaining Director, may from time to time and at any time appoint any person as a Class I Director or a Class II Director, as determined by such Directors or such sole remaining Director, to fill a casual vacancy on the Board or as an addition to the existing Board. Any such Class I Director or Class II Director appointed by the Board shall hold office until the first general meeting of Members after his appointment at which the terms of Class I Directors or Class II Directors in general, as applicable, expire in accordance with this Article 82, and will be eligible for re-election at such meeting.

(4) No Director shall be required to hold any shares of the Company by way of qualification and a Director who is not a Member shall be entitled to receive notice of and to attend and speak at any general meeting of the Company and of all classes of shares of the Company.

(5) A Director may be removed by way of the consent of a majority of the Directors then in office at any time before the expiration of his term of office notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under any such agreement).

82A. Advance Notice of Shareholder Business and Nominations.

(a) Annual General Meetings.

(1) Nominations of persons for election to the Board and the proposal of other business to be considered by the Members may be made at an annual general meeting only (A) by or at the direction of the Board or any committee thereof or (B) by a Qualifying Member who complies with the procedures set forth in this Article 82A.

(2) For any nominations or other business to be properly brought before an annual general meeting by a Qualifying Member, the Qualifying Member must have given timely notice thereof in writing to the Company and any such proposed business (other than nominations of persons for election to the Board) must be able to be lawfully considered at an annual general meeting. To be timely, a Qualifying Member’s notice must be delivered to the Company at its principal executive office not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual general meeting, provided, however, that if the date of the annual general meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the Qualifying Member must be so delivered not earlier than the close of business on the 120th day prior to such annual general meeting and not later than the close of business on the later of the 90th day prior to such annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual general meeting will in no event commence a new time period (or extend any time period) for the giving of a Qualifying Member’s notice. Such Qualifying Member’s notice must set forth (A) as to each person whom the Qualifying Member proposes to nominate for election as a Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) the written consent of the nominee to being a nominee and to serving as a director if elected; (B) as to any other business that the Member proposes to bring before the meeting, a full description of the business desired to be brought before the meeting, the text of the proposal to be presented (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Memorandum of Association or these Articles, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Qualifying Member and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the Qualifying Member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such Qualifying Member, as they appear in the Register, and of such beneficial owner, (ii) the number and class or series of all shares which are owned beneficially by such Qualifying Member and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such Qualifying Member and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, share appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Qualifying Member’s notice by, or on behalf of, such Qualifying Member and such beneficial owners, whether or not such instrument or right is subject to settlement in underlying securities of the Company, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Qualifying Member or such beneficial owner, with respect to shares or securities of the Company, (v) a representation that the Qualifying Member is a registered holder of the requisite number of shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (vi) a representation as to whether the Qualifying Member or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a Qualifying Member’s notice and to appear in person or by proxy at the meeting and whether or not such persons hold or control sufficient shares to approve the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from Members or beneficial owners in support of such proposal or nomination. The Company may require any proposed nominee to furnish such other information as the Company may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Company.

(3) Notwithstanding the second sentence of paragraph (a)(2) of this Article 82A, in the event that the number of Directors to be elected to the Board of Directors of the Company at the annual general meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (a)(2) of this Article 82A and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the immediately preceding annual general meeting, a Qualifying Member’s notice required by this Article 82A shall also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the Company at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

(b) Extraordinary General Meeting. Only such business as has been brought before the meeting pursuant to the Company’s notice of meeting may be conducted at an extraordinary general meeting. Nominations of persons for election to the Board may be made at an extraordinary general meeting of Members at which Directors are to be elected pursuant to the Company’s notice of meeting (1) by or at the direction of the Board or any committee thereof or (2) provided that the Board has determined that Directors will be elected at such meeting, by a Qualifying Member of the Company who is a Member of record at the time the notice provided for in this Article 82A is delivered to the Company, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Article 82A. In the event the Company calls an extraordinary general meeting for the purpose of electing one or more directors to the Board, a Qualifying Member entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the Qualifying Member’s notice required by paragraph (a)(2) of this Article 82A is delivered to the Company at the principal executive offices of the Company no earlier than the close of business on the 120th day prior to such extraordinary general meeting and no later than the close of business on the later of the 90th day prior to such extraordinary general meeting or the 10th day following the day on which public announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the Board to be elected at such meeting. The public announcement of an adjournment or postponement of an extraordinary general meeting will in no event commence a new time period (or extend any time period) for the giving of a Qualifying Member’s notice as described above.

(c) General. (1) Only such persons as are nominated in accordance with the procedures set forth in this Article 82A shall be eligible to be elected at an annual or extraordinary general meeting to serve as Directors and only such business may be conducted at an general meeting as has been brought before the meeting in accordance with the procedures set forth in this Article 82A. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article 82A (including whether the Member or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such Member’s nominee or proposal in compliance with such Member’s representation as required by clause (a)(2)(C)(vi) of this Article 82A) and (b) if any proposed nomination or business was not made or proposed in compliance with this Article 82A, to declare that such nomination will be disregarded or that such proposed business will not be transacted. Notwithstanding the foregoing provisions of this Article 82A, unless otherwise required by law, if the Member (or a qualified representative of the Member) does not appear at the annual or extraordinary meeting to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Article 82A, to be considered a qualified representative of the Member, a person must be a duly authorized officer, manager or partner of such Member or must be authorized by a writing executed by such Member or an electronic transmission delivered by such Member to act for such Member as proxy at the meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(2) For purposes of this Article 82A, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

DISQUALIFICATION OF DIRECTORS

83. The office of a Director shall be vacated if the Director:

(1) resigns his office by notice in writing delivered to the Company at the Office or tendered at a meeting of the Board;

(2) becomes of unsound mind or dies;

(3) without special leave of absence from the Board, is absent from meetings of the Board for six consecutive months and the Board resolves that his office be vacated;

(4) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

(5) is prohibited by law from being a Director; or

(6) ceases to be a Director by virtue of any provision of the Statutes or is removed from office pursuant to these Articles.

EXECUTIVE DIRECTORS

84. The Board may from time to time appoint any one or more of its body to be a managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the Company for such period (subject to their continuance as Directors) and upon such terms as the Board may determine and the Board may revoke or terminate any of such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director. A Director appointed to an office under this Article shall be subject to the same provisions as to removal as the other Directors of the Company, and he shall (subject to the provisions of any contract between him and the Company) ipso facto and immediately cease to hold such office if he shall cease to hold the office of Director for any cause.

85. Notwithstanding Articles 90, 91, 92 and 93, an executive director appointed to an office under Article 84 hereof shall receive such remuneration (whether by way of salary, commission, participation in profits or otherwise or by all or any of those modes) and such other benefits (including pension and/or gratuity and/or other benefits on retirement) and allowances as the Board may from time to time determine, and either in addition to or in lieu of his remuneration as a Director.

ALTERNATE DIRECTORS

86. Any Director may at any time by Notice delivered to the Office or head office or at a meeting of the Directors appoint any person (including another Director) to be his alternate Director. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present. An alternate Director may be removed at any time by the body which appointed him and, subject thereto, the office of alternate Director shall continue until the happening of any event which, if such alternate Director were a Director, would cause him to vacate such office or if his appointer ceases for any reason to be a Director. Any appointment or removal of an alternate Director shall be effected by Notice signed by the appointor and delivered to the Office or head office or tendered at a meeting of the Board. An alternate Director may also be a Director in his own right and may act as alternate to more than one Director. An alternate Director shall, if his appointor so requests, be entitled to receive notices of meetings of the Board or of committees of the Board to the same extent as, but in lieu of, the Director appointing him and shall be entitled to such extent to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to exercise and discharge all the functions, powers and duties of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director save that as an alternate for more than one Director his voting rights shall be cumulative.

87. An alternate Director shall only be a Director for the purposes of the Companies Law and shall only be subject to the provisions of the Companies Law insofar as they relate to the duties and obligations of a Director when performing the functions of the Director for whom he is appointed in the alternative and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part, if any, of the remuneration otherwise payable to his appointor as such appointor may by Notice to the Company from time to time direct.

88. Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). If his appointor is for the time being absent from the People’s Republic of China or otherwise not available or unable to act, the signature of an alternate Director to any resolution in writing of the Board or a committee of the Board of which his appointor is a member shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor.

89. An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases for any reason to be a Director, however, such alternate Director or any other person may be re-appointed by the Directors to serve as an alternate Director PROVIDED always that, if at any meeting any Director retires but is re-elected at the same meeting, any appointment of such alternate Director pursuant to these Articles which was in force immediately before his retirement shall remain in force as though he had not retired.

DIRECTORS’ FEES AND EXPENSES

90. The Directors shall receive such remuneration as the Board may from time to time determine.

91. Each Director shall be entitled to be repaid or prepaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

92. Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

DIRECTORS’ INTERESTS

93. A Director may:

(1) hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration

(whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(2) act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(3) continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Notwithstanding the foregoing, no “Independent Director” as defined in the rules of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act whom the Board has determined constitutes an “Independent Director” for purposes of compliance with the Exchange Act or the requirements of the Designated Stock Exchange may without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

94. Subject to the Companies Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 95 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as described by Item 7.B of Form 20-F promulgated by the SEC, shall require the approval of the Audit Committee.

95. A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested.

96. Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable law or the rules of the Company’s Designated Stock Exchange, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

GENERAL POWERS OF THE DIRECTORS

97. (1) The business of the Company shall be managed and conducted by the Board, which may pay all expenses incurred in forming and registering the Company and may exercise all powers of the Company (whether relating to the management of the business of the Company or otherwise) which are not by the Statutes or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to the provisions of the Statutes and of these Articles. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Board by any other Article.

(2) Any person contracting or dealing with the Company in the ordinary course of business shall be entitled to rely on any written or oral contract or agreement or deed, document or instrument entered into or executed as the case may be by any two of the Directors acting jointly on behalf of the Company and the same shall be deemed to be validly entered into or executed by the Company as the case may be and shall, subject to any rule of law, be binding on the Company.

(3) Without prejudice to the general powers conferred by these Articles, it is hereby expressly declared that subject to any matter that pursuant to the Statute and these Articles shall require approval of any Member, the Board shall have the following powers:

(a)	to give to any person the right or option of requiring at a future date that an allotment shall be made to him of any share at par or at such premium as may be agreed;

(b)	to give to any Directors, officers or employees of the Company an interest in any particular business or transaction or participation in the profits thereof or in the general profits of the Company either in addition to or in substitution for a salary or other remuneration; and

(c)	to resolve that the Company be deregistered in the Cayman Islands and continued in a named jurisdiction outside the Cayman Islands subject to the provisions of the Companies Law.

(4) The Board may enter into a Shareholder Rights Plan.

97A. Business Combinations with Interested Members.

(1)	The Board shall not approve or authorise any Business Combination with any Interested Member for a period of three years following the time that such Member became an Interested Member, unless:

(a)	Prior to such time the Board approved either the Business Combination or the transaction that resulted in the Member becoming an Interested Member; or

(b)	Upon consummation of the transaction that resulted in the Member becoming an Interested Member, the Interested Member owned at least 85% of the voting power of the Voting Shares of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Shares outstanding (but not the outstanding Voting Shares owned by the Interested Member) those Shares owned (i) by Persons who are Directors and also officers of the Company and (ii) by Persons pursuant to the Company’s duly adopted employee Share plans in which employee participants do not have the right to determine whether Shares held subject to the plan will be tendered in a general offer for shares in the Company; or

(c)	At or subsequent to such time the Business Combination is approved by the Board and authorized at an annual or extraordinary general meeting by the affirmative vote of at least 66 2/3% of the voting power of the outstanding Voting Shares that is not owned by the Interested Member.

(2)	The restrictions contained in Article 97A(1) shall not apply if:

(a)	A Member becomes an Interested Member inadvertently and (i) as soon as practicable divests itself of ownership of sufficient Shares so that the Member ceases to be an Interested Member; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Member but for the inadvertent acquisition of ownership;

(b)	The Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required by this paragraph of, a proposed transaction described in the second sentence of this paragraph that (i) is with or by a Person who either was not an Interested Member during the previous three years or who became an Interested Member with the approval of the Board; and (ii) is approved, in addition to any other approval required under these Articles, by a majority of the Directors then in office (if any) who were Directors prior to any Person becoming an Interested Member during the previous three years or were recommended for election or elected to succeed such directors in accordance with these Articles. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Company (except for a merger in respect of which no vote of the Members of the Company is required by these Articles or the Companies Law); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding Shares of the Company; or (z) a proposed tender or exchange offer for 50% or more of the outstanding Voting Shares of the Company. The Company shall give not less than 20 days’ written notice to all Interested Members prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this paragraph; or

(c)	The Business Combination is between the Company and an Interested Member if the Interested Member became such before the date and time at which these Articles became effective.

(3)	As used in this Article only, the term:

(a)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(b)	“Associate,” when used to indicate a relationship with any Person, means: (i) any company, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Shares; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c)	“Business Combination,” when used in reference to the Company and any Interested Member, means:

(i)	Any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (A) the Interested Member, or (B) with any other company, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Member and as a result of such merger or consolidation Article 97A(1) is not applicable to the surviving entity;

(ii)

Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with the Interested Member (except to all Members and proportionately to the Interested Member as a Member), of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding Shares of the Company;

(iii)	Any transaction that results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any Shares of the Company or of such subsidiary to the Interested Member, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Member became such; (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares of the Company or any such subsidiary which Shares are distributed, pro rata to all Members of a class or series of Shares of the Company subsequent to the time the Interested Member became such; (C) pursuant to an exchange offer by the Company to purchase Shares made on the same terms to all Members of said Shares that will not result in an increase in the Interested Member’s proportionate Share of the Shares of any class or series of the Company or of the Voting Shares of the Company; or (D) any issuance of Shares of the Company or transfer of Shares of any direct or indirect majority-owned subsidiary of the Company by the Company pursuant to which there will be no increase in the Interested Member’s proportionate Share of the Shares of any class or series of the Company or of the Voting Shares of the Company;

(iv)	Any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company at the direction of the Company which has the effect, directly or indirectly, of increasing the proportionate Share of the Shares of any class or series, or securities convertible into the Shares of any class or series, of the Company or of any such subsidiary which is owned by the Interested Member, except as a result of immaterial changes due to fractional Share adjustments, alternations of capital pursuant to these Articles, or as a result of any purchase or redemption of any Shares not caused, directly or indirectly, by the Interested Member; or

(v)	Any receipt by the Interested Member of the benefit, directly or indirectly (except proportionately as a Member), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in paragraphs (c)(3)(i)-(iv) of this Article) provided by or through the Company or any direct or indirect majority-owned subsidiary of and at the direction of the Company, and shall not include a winding-up (whether the liquidation is voluntary or by the court).

(d)	“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Shares, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding Voting Shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Shares, in good faith and not for the purpose of circumventing this Article, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)

“Interested Member ” means any Person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding Voting Shares of the Company, or (ii) is an Affiliate or Associate of the Company and was the owner of 15% or more of the outstanding Voting Shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Member, and the Affiliates and Associates of such Person; provided, however, that the term “Interested Member ” shall not include (x) any Person who (A) owned Shares in excess of the 15% limitation set forth herein pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own Shares in excess of such 15% limitation or would have but for action by the Company or (II) is an Affiliate or Associate of the Company and so continued (or so would have continued but for action by the Company) to be the owner of 15% or more of the outstanding Voting Shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such a Person is an Interested Member or (B) acquired said Shares from a Person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; (y) any Person whose ownership of Shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided that such Person shall be an Interested Member if thereafter such Person acquires additional Shares of Voting Shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such Person; or (z) any Person whose ownership of Shares in excess of the 15% limitation set forth herein is the result a transfer from a Person that held at least 85% of the outstanding voting shares of the Company prior to such transfer and such transfer was the result primarily of actions taken by the Company and such other Person. For the purpose of determining whether a Person is an Interested Member, the Voting Shares of the Company deemed to be outstanding shall include Shares deemed to be owned by the Person through application of Article 97(3) (i) but shall not include any other unissued Shares of the Company that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)	“Person” means any individual, company, partnership, unincorporated association or other entity.

(g)	“Share” means, with respect to any company, capital Share and, with respect to any other entity, any equity interest, and includes a fraction of a Share.

(h)	“Voting Shares” means, with respect to any company, Shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Shares shall refer to such percentage of the votes of such Voting Shares.

(i)	“owner,” including the terms “own” and “owned,” when used with respect to any Shares, means a Person that individually or with or through any of its Affiliates or Associates:

(i)	Beneficially owns such Shares, directly or indirectly; or

(ii)	Has (A) the right to acquire such Shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Shares are accepted for purchase or exchange; or (B) the right to vote such Shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Shares because of such Person’s right to vote such Shares if the agreement, arrangement or understanding to vote such Shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(iii)	Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such Shares with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Shares.

98. The Board may establish any regional or local boards or agencies for managing any of the affairs of the Company in any place, and may appoint any persons to be members of such local boards, or any managers or agents, and may fix their remuneration (either by way of salary or by commission or by conferring the right to participation in the profits of the Company or by a combination of two or more of these modes) and pay the working expenses of any staff employed by them upon the business of the Company. The Board may delegate to any regional or local board, manager or agent any of the powers, authorities and discretions vested in or exercisable by the Board (other than its powers to make calls and forfeit shares), with power to sub-delegate, and may authorise the members of any of them to fill any vacancies therein and to act notwithstanding vacancies. Any such appointment or delegation may be made upon such terms and subject to such conditions as the Board may think fit, and the Board may remove any person appointed as aforesaid, and may revoke or vary such delegation, but no person dealing in good faith and without notice of any such revocation or variation shall be affected thereby.

99. The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney or attorneys may, if so authorised under the Seal of the Company, execute any deed or instrument under their personal seal with the same effect as the affixation of the Company’s Seal.

100. The Board may entrust to and confer upon a managing director, joint managing director, deputy managing director, an executive director or any Director any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

101. All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine. The Company’s banking accounts shall be kept with such banker or bankers as the Board shall from time to time determine.

102. (1) The Board may establish or concur or join with other companies (being Subsidiaries of the Company or companies with which it is associated in business) in establishing and making contributions out of the Company’s moneys to any schemes or funds for providing pensions, sickness or compassionate allowances, life assurance or other benefits for employees (which expression as used in this and the following paragraph shall include any Director or ex-Director who may hold or have held any executive office or any office of profit under the Company or any of its Subsidiaries) and ex-employees of the Company and their dependants or any class or classes of such person.

(2) The Board may pay, enter into agreements to pay or make grants of revocable or irrevocable pensions or other benefits to employees and ex-employees and their dependants, or to any of such persons, including pensions or benefits additional to those, if any, to which such employees or ex-employees or their dependants are or may become entitled under any such scheme or fund as mentioned in the last preceding paragraph. Any such pension or benefit may, as the Board considers desirable, be granted to an employee either before and in anticipation of or upon or at any time after his actual retirement, and may be subject or not subject to any terms or conditions as the Board may determine.

BORROWING POWERS

103. The Board may exercise all the powers of the Company to raise or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Companies Law, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

104. Debentures, bonds and other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued.

105. Any debentures, bonds or other securities may be issued at a discount (other than shares), premium or otherwise and with any special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.

106. (1) Where any uncalled capital of the Company is charged, all persons taking any subsequent charge thereon shall take the same subject to such prior charge, and shall not be entitled, by notice to the Members or otherwise, to obtain priority over such prior charge.

(2) The Board shall cause a proper register to be kept, in accordance with the provisions of the Companies Law, of all charges specifically affecting the property of the Company and of any series of debentures issued by the Company and shall duly comply with the requirements of the Companies Law in regard to the registration of charges and debentures therein specified and otherwise.

PROCEEDINGS OF THE DIRECTORS

107. The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it considers appropriate. Questions arising at any meeting shall be determined by a majority of votes. In the case of any equality of votes the chairman of the meeting shall have an additional or casting vote and if he does not vote such casting vote, the resolution will fail.

108. A meeting of the Board may be convened by the Secretary on request of a Director or by any Director. Notice of a meeting of the Board shall be given to all Directors by not less than five (5) Business Days’ prior written notice of the time, place and agenda of the meeting.

109. (1) The quorum necessary for the transaction of the business of the Board may be fixed by the Board and shall in any event be no less than majority of the Directors. An alternate Director shall be counted in a quorum in the case of the absence of a Director for whom he is the alternate provided that he shall not be counted more than once for the purpose of determining whether or not a quorum is present.

(2) A Director who is not present at a meeting of the Board, and whose alternate Director (if any) is also not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

(3) Directors may participate in any meeting of the Board by means of a conference telephone or other communications equipment through which all persons participating in the meeting can communicate with each other simultaneously and instantaneously and, for the purpose of counting a quorum, such participation shall constitute presence at a meeting as if those participating were present in person.

(4) Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of such Board meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

110. The continuing Directors or a sole continuing Director may act notwithstanding any vacancy in the Board but, if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles, the continuing Directors or Director, notwithstanding that the number of Directors is below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning general meetings of the Company but not for any other purpose.

111. The Chairman of the Board shall be the chairman of all meetings of the Board. If the Chairman of the Board is not present at any meeting within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

112. A meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

113. (1) The Board may delegate any of its powers, authorities and discretions to committees (including, without limitation, the Audit Committee), consisting of such Director or Directors and other persons as it thinks fit, and they may, from time to time, revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board.

(2) All acts done by any such committee in conformity with such regulations, and in fulfilment of the purposes for which it was appointed, but not otherwise, shall have like force and effect as if done by the Board, and the Board (or if the Board delegates such power, the committee) shall have power to remunerate the members of any such committee, and charge such remuneration to the current expenses of the Company.

114. The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these Articles for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board under the last preceding Article, indicating, without limitation, any committee charter adopted by the Board for purposes or in respect of any such committee.

115. A resolution in writing signed by all the Directors except such as are temporarily unable to act through ill-health or disability shall (provided that a copy of such resolution has been given or the contents thereof communicated to all the Directors for the time being entitled to receive notices of Board meetings in the same manner as notices of meetings are required to be given by these Articles) be as valid and effectual as if a resolution had been passed at a meeting of the Board duly convened and held. Such resolution may be contained in one document or in several documents in like form each signed by one or more of the Directors and for this purpose a facsimile signature of a Director shall be treated as valid.

116. All acts bona fide done by the Board or by any committee or by any person acting as a Director or members of a committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of such committee.

AUDIT COMMITTEE

117. Without prejudice to the freedom of the Directors to establish any other committees, for so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on a Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the rules of the Designated Stock Exchange and the rules and regulations of the SEC.

118. (1) The Board shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis.

(2) The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

119. For so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on a Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilize the Audit Committee for the review and approval of potential conflicts of interest. Specifically, the Audit Committee shall approve any transaction or transactions between the Company and any of the following parties: (i) any shareholder owning an interest in the voting power of the Company or any Subsidiary of the Company that gives such shareholder significant influence over the Company or any Subsidiary of the Company, (ii) any director or executive officer of the Company or any Subsidiary of the Company and any relative of such director or executive officer, (iii) any person in which a substantial interest in the voting power of the Company is owned, directly or indirectly, by any person described in (i) or (ii) or over which such a person is able to exercise significant influence, and (iv) any affiliate (other than a Subsidiary) of the Company.

OFFICERS

120. (1) The officers of the Company, for purposes of the Companies Law and these Articles, shall consist of the Chief Executive Officer, the Directors and Secretary and such additional officers (who may or may not be Directors) as the Board may from time to time determine, all of whom shall be deemed to be officers for purposes of the Companies Law and these Articles.

(2) The Directors shall, as soon as may be after each appointment or election of Directors, elect amongst the Directors a chairman and if more than one Director is proposed for this office, the election to such office shall take place in such manner as the Directors may determine.

(3) The officers shall receive such remuneration as the Directors may from time to time determine.

121. (1) The Secretary and additional officers, if any, shall be appointed by the Board and shall hold office on such terms and for such period as the Board may determine. If thought fit, two or more persons may be appointed as joint Secretaries. The Board may also appoint from time to time on such terms as it thinks fit one or more assistant or deputy Secretaries.

(2) The Secretary shall attend all meetings of the Members and shall keep correct minutes of such meetings and enter the same in the proper books provided for the purpose. He shall perform such other duties as are prescribed by the Companies Law or these Articles or as may be prescribed by the Board.

122. The officers of the Company shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Directors from time to time.

123. A provision of the Companies Law or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as or in place of the Secretary.

REGISTER OF DIRECTORS AND OFFICERS

124. The Company shall cause to be kept in one or more books at its Office a register of directors and officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Companies Law or as the Directors may determine. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify to the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Companies Law.

MINUTES

125. (1) The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of officers;

(b)	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings of each general meeting of the Members, meetings of the Board and meetings of committees of the Board and where there are managers, of all proceedings of meetings of the managers.

(2) Minutes shall be kept by the Secretary at the Office.

SEAL

126. (1) The Company shall have one or more Seals, as the Board may determine. For the purpose of sealing documents creating or evidencing securities issued by the Company, the Company may have a securities seal which is a facsimile of the Seal of the Company with the addition of the word “Securities” on its face or in such other form as the Board may approve. The Board shall provide for the custody of each Seal and no Seal shall be used without the authority of the Board or of a committee of the Board authorised by the Board in that behalf. Subject as otherwise provided in these Articles, any instrument to which a Seal is affixed shall be signed autographically by one Director and the Secretary or by two Directors or by such other person (including a Director) or persons as the Board may appoint, either generally or in any particular case, save that as regards any certificates for shares or debentures or other securities of the Company the Board may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature. Every instrument executed in manner provided by this Article shall be deemed to be sealed and executed with the authority of the Board previously given.

(2) Where the Company has a Seal for use abroad, the Board may by writing under the Seal appoint any agent or committee abroad to be the duly authorised agent of the Company for the purpose of affixing and using such Seal and the Board may impose restrictions on the use thereof as may be thought fit. Wherever in these Articles reference is made to the Seal, the reference shall, when and so far as may be applicable, be deemed to include any such other Seal as aforesaid.

AUTHENTICATION OF DOCUMENTS

127. Any Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and if any books, records, documents or accounts are elsewhere than at the Office or the head office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person so appointed by the Board. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.

DESTRUCTION OF DOCUMENTS

128. (1) The Company shall be entitled to destroy the following documents at the following times:

(a)	any share certificate which has been cancelled at any time after the expiry of one (1) year from the date of such cancellation;

(b)	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address at any time after the expiry of two (2) years from the date such mandate variation cancellation or notification was recorded by the Company;

(c)	any instrument of transfer of shares which has been registered at any time after the expiry of seven (7) years from the date of registration;

(d)	any allotment letters after the expiry of seven (7) years from the date of issue thereof; and

(e)	copies of powers of attorney, grants of probate and letters of administration at any time after the expiry of seven (7) years after the account to which the relevant power of attorney, grant of probate or letters of administration related has been closed;

and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to be made on the basis of any such documents so destroyed was duly and properly made and every share certificate so destroyed was a valid certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that: (1) the foregoing provisions of this Article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim; and (2) references in this Article to the destruction of any document include references to its disposal in any manner.

(2) Notwithstanding any provision contained in these Articles, the Directors may, if permitted by applicable law, authorise the destruction of documents set out in sub-paragraphs (a) to (e) of paragraph (1) of this Article and any other documents in relation to share registration which have been microfilmed or electronically stored by the Company or by the share registrar on its behalf provided always that this Article shall apply only to the destruction of a document in good faith and without express notice to the Company and its share registrar that the preservation of such document was relevant to a claim.

DIVIDENDS AND OTHER PAYMENTS

129. Subject to the Companies Law, the Company in general meeting or the Board may from time to time declare dividends in any currency to be paid to the Members but no dividend shall be declared in excess of the amount recommended by the Board.

130. Dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. The Board may also declare and pay dividends out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Companies Law.

131. Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide:

(1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for the purposes of this Article as paid up on the share; and

(2) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

132. The Board may from time to time pay to the Members such interim dividends as appear to the Board to be justified by the profits of the Company and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of the Company is divided into different classes, the Board may pay such interim dividends in respect of those shares in the capital of the Company which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that the Board acts bona fide the Board shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on any shares of the Company half-yearly or on any other dates, whenever such profits, in the opinion of the Board, justifies such payment.

133. The Board may deduct from any dividend or other moneys payable to a Member by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

134. No dividend or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.

135. Any dividend, interest or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post addressed to the holder at his registered address or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his address as appearing in the Register or addressed to such person and at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by such joint holders.

136. All dividends or bonuses unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Any dividend or bonuses unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Board of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

137. Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of the Company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution the Board may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on the Members. The Board may resolve that no such assets shall be made available to Members with registered addresses in any particular territory or territories where, in the absence of a registration statement or other special formalities, such distribution of assets would or might, in the opinion of the Board, be unlawful or impracticable and in such event the only entitlement of the Members aforesaid shall be to receive cash payments as aforesaid. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

138. (1) Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared on any class of the share capital of the Company, the Board may further resolve either:

(a)	that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the Members entitled thereto will be entitled to elect to receive such dividend (or part thereof if the Board so determines) in cash in lieu of such allotment. In such case, the following provisions shall apply:

(i)	the basis of any such allotment shall be determined by the Board;

(ii)	the Board, after determining the basis of allotment, shall give not less than five (5) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii)	the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv)	the dividend (or that part of the dividend to be satisfied by the allotment of shares as aforesaid) shall not be payable in cash on shares in respect whereof the cash election has not been duly exercised (“the non-elected shares”) and in satisfaction thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the non-elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the non-elected shares on such basis, or

(b)	that the Members entitled to such dividend shall be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Board may think fit. In such case, the following provisions shall apply:

(i)	the basis of any such allotment shall be determined by the Board;

(ii)	the Board, after determining the basis of allotment, shall give not less than five (5) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii)	the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv)	the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable in cash on shares in respect whereof the share election has been duly exercised (“the elected shares”) and in lieu thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account, capital redemption reserve other than the Subscription Rights Reserve as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the elected shares on such basis.

(2)	(a)The shares allotted pursuant to the provisions of paragraph (1) of this Article shall rank pari passu in all respects with shares of the same class (if any) then in issue save only as regards participation in the relevant dividend or in any other distributions, bonuses or rights paid, made, declared or announced prior to or contemporaneously with the payment or declaration of the relevant dividend unless, contemporaneously with the announcement by the Board of their proposal to apply the provisions of sub-paragraph (a) or (b) of paragraph (2) of this Article in relation to the relevant dividend or contemporaneously with their announcement of the distribution, bonus or rights in question, the Board shall specify that the shares to be allotted pursuant to the provisions of paragraph (1) of this Article shall rank for participation in such distribution, bonus or rights.

(b)	The Board may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to the provisions of paragraph (1) of this Article, with full power to the Board to make such provisions as it thinks fit in the case of shares becoming distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are aggregated and sold and the net proceeds distributed to those entitled, or are disregarded or rounded up or down or whereby the benefit of fractional entitlements accrues to the Company rather than to the Members concerned). The Board may authorise any person to enter into on behalf of all Members interested, an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made pursuant to such authority shall be effective and binding on all concerned.

(3) The Company may upon the recommendation of the Board by ordinary resolution resolve in respect of any one particular dividend of the Company that notwithstanding the provisions of paragraph (1) of this Article a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

(4) The Board may on any occasion determine that rights of election and the allotment of shares under paragraph (1) of this Article shall not be made available or made to any shareholders with registered addresses in any territory where, in the absence of a registration statement or other special formalities, the circulation of an offer of such rights of election or the allotment of shares would or might, in the opinion of the Board, be unlawful or impracticable, and in such event the provisions aforesaid shall be read and construed subject to such determination. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

(5) Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Board, may specify that the same shall be payable or distributable to the persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable or distributable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Article shall mutatis mutandis apply to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

RESERVES

139. (1) The Board shall establish an account to be called the share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Board may apply the share premium account in any manner permitted by the Companies Law. The Company shall at all times comply with the provisions of the Companies Law in relation to the share premium account.

(2) Before recommending any dividend, the Board may set aside out of the profits of the Company such sums as it determines as reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit and so that it shall not be necessary to keep any investments constituting the reserve or reserves separate or distinct from any other investments of the Company. The Board may also without placing the same to reserve carry forward any profits which it may think prudent not to distribute.

CAPITALISATION

140. The Company may, upon the recommendation of the Board, at any time and from time to time pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund (including a share premium account and capital redemption reserve and the profit and loss account) whether or not the same is available for distribution and accordingly that such amount be set free for distribution among the Members or any class of Members who would be entitled thereto if it were distributed by way of dividend and in the same proportions, on the footing that the same is not paid in cash but is applied either in or towards paying up the amounts for the time being unpaid on any shares in the Company held by such Members respectively or in paying up in full unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid up among such Members, or partly in one way and partly in the other, and the Board shall give effect to such resolution provided that, for the purposes of this Article, a share premium account and any capital redemption reserve or fund representing unrealised profits, may be applied only in paying up in full unissued shares of the Company to be allotted to such Members credited as fully paid.

141. The Board may settle, as it considers appropriate, any difficulty arising in regard to any distribution under the last preceding Article and in particular may issue certificates in respect of fractions of shares or authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments shall be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

SUBSCRIPTION RIGHTS RESERVE

142. The following provisions shall have effect to the extent that they are not prohibited by and are in compliance with the Companies Law and these Articles:

(1) If, so long as any of the rights attached to any warrants issued by the Company to subscribe for shares of the Company shall remain exercisable and the Company does any act or engages in any transaction which, as a result of any adjustments to the subscription price in accordance with the provisions of the conditions of the warrants, would reduce the subscription price to below the par value of a share, then the following provisions shall apply:

(a)	as from the date of such act or transaction the Company shall establish and thereafter (subject as provided in this Article) maintain in accordance with the provisions of this Article a reserve (the “Subscription Rights Reserve”) the amount of which shall at no time be less than the sum which for the time being would be required to be capitalised and applied in paying up in full the nominal amount of the additional shares required to be issued and allotted credited as fully paid pursuant to sub-paragraph (c) below on the exercise in full of all the subscription rights outstanding and shall apply the Subscription Rights Reserve in paying up such additional shares in full as and when the same are allotted;

(b)	the Subscription Rights Reserve shall not be used for any purpose other than that specified above unless all other reserves of the Company (other than share premium account) have been extinguished and will then only be used to make good losses of the Company if and so far as is required by law;

(c)	upon the exercise of all or any of the subscription rights represented by any warrant, the relevant subscription rights shall be exercisable in respect of a nominal amount of shares equal to the amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be the relevant portion thereof in the event of a partial exercise of the subscription rights) and, in addition, there shall be allotted in respect of such subscription rights to the exercising warrantholder, credited as fully paid, such additional nominal amount of shares as is equal to the difference between:

(i)	the said amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be, the relevant portion thereof in the event of a partial exercise of the subscription rights); and

(ii)	the nominal amount of shares in respect of which such subscription rights would have been exercisable having regard to the provisions of the conditions of the warrants, had it been possible for such subscription rights to represent the right to subscribe for shares at less than par and immediately upon such exercise so much of the sum standing to the credit of the Subscription Rights Reserve as is required to pay up in full such additional nominal amount of shares shall be capitalised and applied in paying up in full such additional nominal amount of shares which shall forthwith be allotted credited as fully paid to the exercising warrantholders; and

(d)	if, upon the exercise of the subscription rights represented by any warrant, the amount standing to the credit of the Subscription Rights Reserve is not sufficient to pay up in full such additional nominal amount of shares equal to such difference as aforesaid to which the exercising warrantholder is entitled, the Board shall apply any profits or reserves then or thereafter becoming available (including, to the extent permitted by law, share premium account) for such purpose until such additional nominal amount of shares is paid up and allotted as aforesaid and until then no dividend or other distribution shall be paid or made on the fully paid shares of the Company then in issue. Pending such payment and allotment, the exercising warrantholder shall be issued by the Company with a certificate evidencing his right to the allotment of such additional nominal amount of shares. The rights represented by any such certificate shall be in registered form and shall be transferable in whole or in part in units of one share in the like manner as the shares for the time being are transferable, and the Company shall make such arrangements in relation to the maintenance of a register therefor and other matters in relation thereto as the Board may think fit and adequate particulars thereof shall be made known to each relevant exercising warrantholder upon the issue of such certificate.

(2) Shares allotted pursuant to the provisions of this Article shall rank pari passu in all respects with the other shares allotted on the relevant exercise of the subscription rights represented by the warrant concerned. Notwithstanding anything contained in paragraph (1) of this Article, no fraction of any share shall be allotted on exercise of the subscription rights.

(3) The provision of this Article as to the establishment and maintenance of the Subscription Rights Reserve shall not be altered or added to in any way which would vary or abrogate, or which would have the effect of varying or abrogating the provisions for the benefit of any warrantholder or class of warrantholders under this Article without the sanction of a special resolution of such warrantholders or class of warrantholders.

(4) A certificate or report by the auditors for the time being of the Company as to whether or not the Subscription Rights Reserve is required to be established and maintained and if so the amount thereof so required to be established and maintained, as to the purposes for which the Subscription Rights Reserve has been used, as to the extent to which it has been used to make good losses of the Company, as to the additional nominal amount of shares required to be allotted to exercising warrantholders credited as fully paid, and as to any other matter concerning the Subscription Rights Reserve shall (in the absence of manifest error) be conclusive and binding upon the Company and all warrantholders and shareholders.

ACCOUNTING RECORDS

143. The Board shall cause true accounts to be kept of the sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place, and of the property, assets, credits and liabilities of the Company and of all other matters required by the Companies Law or necessary to give a true and fair view of the Company’s affairs and to explain its transactions.

144. The accounting records shall be kept at the Office or, at such other place or places as the Board decides and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any accounting record or book or document of the Company except as conferred by law or authorised by the Board or the Company in general meeting.

145. Subject to Article 146, a printed copy of the Directors’ report, accompanied by the balance sheet and profit and loss account, including every document required by law to be annexed thereto, made up to the end of the applicable financial year and containing a summary of the assets and liabilities of the Company under convenient heads and a statement of income and expenditure, together with a copy of the Auditor’s report, shall be sent to each person entitled thereto at least five (5) days before the date of the general meeting and laid before the Company at the annual general meeting held in accordance with Article 56 provided that this Article shall not require a copy of those documents to be sent to any person whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

146. Subject to due compliance with all applicable Statutes, rules and regulations, including, without limitation, the rules of the Designated Stock Exchange, and to obtaining all necessary consents, if any, required thereunder, the requirements of Article 145 shall be deemed satisfied in relation to any person by sending to the person in any manner not prohibited by the Statutes, summarised financial statements derived from the Company’s annual accounts and the directors’ report which shall be in the form and containing the information required by applicable laws and regulations, provided that any person who is otherwise entitled to the annual financial statements of the Company and the directors’ report thereon may, if he so requires by notice in writing served on the Company, demand that the Company sends to him, in addition to summarised financial statements, a complete printed copy of the Company’s annual financial statement and the directors’ report thereon.

147. The requirement to send to a person referred to in Article 145 the documents referred to in that article or a summary financial report in accordance with Article 154 shall be deemed satisfied where, in accordance with all applicable Statutes, rules and regulations, including, without limitation, the rules of the Designated Stock Exchange, the Company publishes copies of the documents referred to in Article 145 and, if applicable, a summary financial report complying with Article 146, on the Company’s computer network or in any other permitted manner (including by sending any form of electronic communication), and that person has agreed or is deemed to have agreed to treat the publication or receipt of such documents in such manner as discharging the Company’s obligation to send to him a copy of such documents.

AUDIT

148. Subject to applicable law and rules of the Designated Stock Exchange, the Board may appoint an Auditor of the Company to audit the accounts of the Company for such period and on such terms as the Board may think fit. Such auditor may be a Member but no Director or officer or employee of the Company shall, during his continuance in office, be eligible to act as an auditor of the Company.

149. Subject to the Companies Law, the accounts of the Company shall be audited at least once in every year.

150. The remuneration of the Auditor shall be determined by the Audit Committee or in the absence of such an Audit Committee by the Board.

151. The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto; and he may call on the Directors or officers of the Company for any information in their possession relating to the books or affairs of the Company.

152. The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards applicable to the Company. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this fact and name such country or jurisdiction.

NOTICES

153. Any Notice or document, whether or not, to be given or issued under these Articles from the Company to a Member shall be in writing or by cable, telex or facsimile transmission message or other form of electronic transmission or communication and any such Notice and document may be served or delivered by the Company on or to any Member either personally or by sending it through the post in a prepaid envelope addressed to such Member at his registered address as appearing in the Register or at any other address supplied by him to the Company for the purpose or, as the case may be, by transmitting it to any such address or transmitting it to any telex or facsimile transmission number or electronic number or address or website supplied by him to the Company for the giving of Notice to him or which the person transmitting the notice reasonably and bona fide believes at the relevant time will result in the Notice being duly received by the Member or may also be served by advertisement in appropriate newspapers in accordance with the requirements of the Designated Stock Exchange or, to the extent permitted by the applicable laws, by placing it on the Company’s website and giving to the member a notice stating that the notice or other document is available there (a “notice of availability”). The notice of availability may be given to a Member by any of the means set out above. In the case of joint holders of a share all notices shall be given to that one of the joint holders whose name stands first in the Register and notice so given shall be deemed a sufficient service on or delivery to all the joint holders.

154. Any Notice or other document:

(1) if served or delivered by post, shall be deemed to have been served or delivered on the fifth (5th) day following that on which the envelope containing the same, properly prepaid and addressed, is put into the post; in proving such service or delivery it shall be sufficient to prove that the envelope or wrapper containing the notice or document was properly addressed and put into the post and a certificate in writing signed by the Secretary or other officer of the Company or other person appointed by the Board that the envelope or wrapper containing the Notice or other document was so addressed and put into the post shall be conclusive evidence thereof;

(2) if sent by electronic communication, shall be deemed to be given on the day on which it is transmitted from the server of the Company or its agent. A Notice placed on the Company’s website is deemed given by the Company to a Member on the day following that on which a notice of availability is deemed served on the Member;

(3) if served or delivered in any other manner contemplated by these Articles, shall be deemed to have been served or delivered at the time of personal service or delivery or, as the case may be, at the time of the relevant despatch or transmission; and in proving such service or delivery a certificate in writing signed by the Secretary or other officer of the Company or other person appointed by the Board as to the act and time of such service, delivery, despatch or transmission shall be conclusive evidence thereof; and

(4) may be given to a Member either in the English language or the Chinese language, subject to due compliance with all applicable Statutes, rules and regulations.

155. (1) Any Notice or other document delivered or sent by post to or left at the registered address of any Member in pursuance of these Articles shall, notwithstanding that such Member is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Member as sole or joint holder unless his name shall, at the time of the service or delivery of the Notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such Notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

(2) A Notice may be given by the Company to the person entitled to a share in consequence of the death, mental disorder or bankruptcy of a Member by sending it through the post in a prepaid letter, envelope or wrapper addressed to him by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the person claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death, mental disorder or bankruptcy had not occurred.

(3) Any person who by operation of law, transfer or other means whatsoever shall become entitled to any share shall be bound by every Notice in respect of such share which prior to his name and address being entered on the Register shall have been duly given to the person from whom he derives his title to such share.

SIGNATURES

156. For the purposes of these Articles, a cable or telex or facsimile or electronic transmission message purporting to come from a holder of shares or, as the case may be, a Director, or, in the case of a corporation which is a holder of shares from a director or the secretary thereof or a duly appointed attorney or duly authorised representative thereof for it and on its behalf, shall in the absence of express evidence to the contrary available to the person relying thereon at the relevant time be deemed to be a document or instrument in writing signed by such holder or Director in the terms in which it is received.

WINDING UP

157. (1) The Board shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

(2) A resolution that the Company be wound up by the court or be wound up voluntarily shall be a special resolution.

158. (1) Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if the Company shall be wound up and the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the shares held by them respectively and (ii) if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, a nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

(2) If the Company shall be wound up (whether the liquidation is voluntary or by the court) the liquidator may, with the authority of a special resolution and any other sanction required by the Companies Law, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of properties of one kind or shall consist of properties to be divided as aforesaid of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

(3) In the event of winding-up of the Company in the People’s Republic of China, every Member who is not for the time being in the People’s Republic of China shall be bound, within fourteen (14) days after the passing of an effective resolution to wind up the Company voluntarily, or the making of an order for the winding-up of the Company, to serve notice in writing on the Company appointing some person resident in the People’s Republic of China and stating that person’s full name, address and occupation upon whom all summonses, notices, process, orders and judgements in relation to or under the winding-up of the Company may be served, and in default of such nomination the liquidator of the Company shall be at liberty on behalf of such Member to appoint some such person, and service upon any such appointee, whether appointed by the Member or the liquidator, shall be deemed to be good personal service on such Member for all purposes, and, where the liquidator makes any such appointment, he shall with all convenient speed give notice thereof to such Member by advertisement as he shall deem appropriate or by a registered letter sent through the post and addressed to such Member at his address as appearing in the register, and such notice shall be deemed to be service on the day following that on which the advertisement first appears or the letter is posted.

INDEMNITY

159. (1) The Directors, Secretary and other officers for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and every one of their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

(2) Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director.

AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION

AND NAME OF COMPANY

160. (1) No Article shall be rescinded, altered or amended and no new Article shall be made until the same has been approved by a special resolution of the Members; provided that a special resolution for any proposed rescission, alteration, or amendment of any of Articles 57, 81, 82, or 159 (with respect to indemnity of Directors) shall require the affirmative vote of Members holding not less than 80% of the voting power of all outstanding Ordinary Shares then entitled to vote.

(2) A special resolution shall be required to alter the provisions of the Memorandum of Association

(3) A special resolution shall be required to change the name of the Company.

INFORMATION

161. No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the members of the Company to communicate to the public.

DISCONTINUANCE

162. The Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Companies Law.

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under the registrant’s amended and restated memorandum of association and amended and restated articles of association that will be in effect as of the effective time of the Liquidation, the registrant may indemnify and hold harmless its directors, officers and liquidators from and against all actions, costs, charges, losses, damages and expenses incurred or sustained by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts. Such indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any said persons.

The registrant maintains officers’ and directors’ liability insurance which insures against certain liabilities that officers and directors in the Sohu Group may incur in such capacities, including liabilities arising under U.S. securities laws, subject to certain exceptions.

Item 21.	Exhibits

(a) Exhibits – See Exhibit Index which is hereby incorporated herein by reference.

Item 22.	Undertakings

(A) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Inapplicable

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report of Sohu.com Inc. pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1(1)	Plan of Complete Liquidation and Dissolution

3.1(2)	Amended and Restated Memorandum of Association and Amended and Restated Articles of Association of Sohu Cayman

4.1	Form of Deposit Agreement by and among Sohu.com Limited, The Bank of New York Mellon, as Depositary, and all holders and beneficial owners of American depositary shares issued thereunder

4.2	Form of American Depositary Receipt for American depositary shares representing ordinary shares of Sohu.com Limited (included in Exhibit 4.1)

4.3	Specimen Certificate for Sohu Cayman Ordinary Shares

5.1	Opinion of Conyers Dill & Pearman, as to the validity of the ordinary shares of Sohu Cayman

10.1	Sohu.com Limited 2018 Share Incentive Plan

23.1	Consent of Conyers Dill & Pearman (included in opinion filed as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers Zhong Tian LLP

23.3	Consent of Charles Huang

23.4	Consent of Dave Qi

23.5	Consent of Zhonghan Deng

23.6	Consent of Dave De Yang

23.7	Consent of Shi Wang

99.1	Form of Proxy Card

(1)	Filed as Annex A to the Proxy Statement/Prospectus constituting a part of this registration statement.
(2)	Filed as Annex B to the Proxy Statement/Prospectus constituting a part of this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, on April 2, 2018.

SOHU.COM LIMITED

By:	/s/ Dr. Charles Zhang
Name: Dr. Charles Zhang
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on April 2, 2018.

/s/ Dr. Charles Zhang
Dr. Charles Zhang	Chief Executive Officer and Director (principal executive officer)
/s/ Joanna Lv
Joanna Lv	Chief Financial Officer (principal financial and accounting officer)

Signature of Authorized Representative in the United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Sohu.com Limited, has signed this registration statement or amendment thereto in the City of Newark, Delaware, on April 2, 2018.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director